    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1998

                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                               F.N.B. Corporation
             (Exact name of Registrant as specified in its charter)

                                 ---------------

     PENNSYLVANIA                      6711                      25-1255406
   (State or Other              (Primary Standard             (I.R.S. Employer
   Jurisdiction of          Industrial Classification        Identification No.)
  Incorporation or                 Code Number)
    Organization)


            ONE F.N.B. BOULEVARD                          JOHN D. WATERS
        HERMITAGE, PENNSYLVANIA 16148                   F.N.B. CORPORATION
               (724) 981-6000                          ONE F.N.B. BOULEVARD
      (Address, including zip code, and            HERMITAGE, PENNSYLVANIA 16148
   telephone number, including area code,                 (724) 981-6000
of registrant's principal executive offices)         (Name, address, including
                                                  zip code and telephone number,
                                                        including area code,
                                                        of agent for service)

                                 ---------------

                                 WITH COPIES TO:

        MARLON F. STARR                                JOHN P. GREELEY
SMITH, GAMBRELL & RUSSELL, LLP                    SMITH, MACKINNON, GREELEY,
  1230 PEACHTREE STREET, N.E.                       BOWDOIN & EDWARDS, P.A.
          SUITE 3100                          255 SOUTH ORANGE AVENUE, SUITE 800
    ATLANTA, GEORGIA 30309                          ORLANDO, FLORIDA 32801
       (404) 815-3500                                   (407) 843-7300

                                 ---------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement and the effective time of the merger (the "Merger") of Guaranty Bank & Trust Company, a Florida bank corporation ("Guaranty"), with and into Southwest Interim Bank No. 5, N.A., a national banking association ("Interim"), as described in the Agreement and Plan of Merger between F.N.B. Corporation and Guaranty, dated as of August 20, 1998 and amended as of October 15, 1998 (the "Merger Agreement") attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF       AMOUNT TO BE       OFFERING PRICE     AGGREGATE OFFERING     AMOUNT OF
    SECURITIES TO BE REGISTERED    REGISTERED(1)        PER SHARE               PRICE         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Common Stock, $2.00 par value        1,251,454             (2)              $11,471,666(3)         $3,189
===============================================================================================================

(1) Based upon an estimate of the maximum number of shares of common stock, $2.00 par value, of F.N.B. (the "F.N.B. Common Stock") to be issued pursuant to the Merger Agreement. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions as provided by the agreement relating to the merger.
(2)      Not applicable.
(3) Computed in accordance with Rule 457(f)(2) based on the book value as of September 30, 1998 of the maximum number of securities (814,749 shares of common stock of Guaranty, par value $2.00) to be received by F.N.B. in exchange for the securities registered hereby.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                  [LETTERHEAD OF GUARANTY BANK & TRUST COMPANY]








                                                               December __, 1998


Dear Guaranty Shareholder:

         The Board of Directors of Guaranty Bank & Trust Company has approved a merger in which Guaranty will become a wholly-owned subsidiary of F.N.B. Corporation. Following the merger, Guaranty will be combined with FNB's subsidiary West Coast Bank, which will become a national banking association and remain a wholly-owned subsidiary of FNB.

         In the merger, each share of your Guaranty common stock will be exchanged for a number of shares of FNB common stock that will depend upon the average price of FNB common stock over a ten day measuring period. If this average price is greater than $28.00 and less than $38.375, you will receive a number of shares of FNB common stock determined by dividing $43.00 by the average price. If such average price is $38.375 or more, however, you will receive 1.121 shares of FNB common stock for each Guaranty share, and if the average price is $28.00 or less, you will receive 1.536 shares of FNB common stock for each Guaranty share.

         This merger will turn your Guaranty shares into shares of a publicly-traded, larger and more diversified financial services company. The combined company will benefit from the complementary strengths of Guaranty and of FNB's subsidiaries.

         The merger cannot be completed without the approval of Guaranty's shareholders. We have scheduled a special meeting for our shareholders to vote on the merger. YOUR VOTE IS IMPORTANT!

         The date, time and place of the special meeting are:

                  JANUARY __, 1999, 10:00 A.M.
                  GUARANTY BANK & TRUST COMPANY
                  1340 EAST VENICE AVENUE
                  VENICE, FLORIDA 34292

         Whether or not you plan to attend the special meeting, please vote by completing the enclosed proxy card and mailing it to us. If you fail to return your card, you will in effect vote against the merger.

         This Proxy Statement/Prospectus provides detailed information about the proposed merger. You should read it carefully.

         I strongly support the acquisition of Guaranty by FNB and join with the other members of the Board in enthusiastically recommending that you vote in favor of the merger.

                                    Very truly yours,




                                    David F. Voigt
                                    President and Chief Executive Officer




NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               Proxy Statement/Prospectus dated December __, 1998 was first mailed to shareholders on or about December __, 1998.

                          GUARANTY BANK & TRUST COMPANY

                          ----------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY __, 1999

                          ----------------------------



         A special meeting of the shareholders of Guaranty Bank & Trust Company, a Florida state banking corporation ("Guaranty"), will be held at 1340 East Venice Avenue, Venice, Florida on _______, January __, 1999, at 10:00 o'clock a.m., local time, for the following purposes:

                  (1) To approve the Agreement and Plan of Merger, dated as of August 20, 1998, and amended as of October 15, 1998 (the "Merger Agreement"), by and between F.N.B. Corporation, a Pennsylvania corporation ("FNB"), and Guaranty, pursuant to which Guaranty will be merged (the "Merger") with and into Southwest Interim Bank No. 5, N.A., a national banking association to be chartered under the laws of the United States and to become a wholly-owned subsidiary of F.N.B. ("Interim"), and upon consummation of the merger, except as described in the Proxy Statement-Prospectus, each issued and outstanding Guaranty common share will be converted into the right to receive a number of shares of FNB common stock determined in accordance with a formula described in the Merger Agreement and further described in the Proxy Statement-Prospectus;

                  (2) To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

         NOTICE OF RIGHT TO DISSENT. If the merger is completed and you strictly follow the steps required by law, you will have the right to dissent from the merger and receive the value of your shares determined in accordance with Title 12, Chapter 2, Section 215a of the United States Code ("12 U.S.C. Section 215a"). In addition to other requirements, you will not be entitled to any rights under 12 U.S.C. Section 215a unless you either give Guaranty notice of your intention to dissent at or prior to the special meeting or vote your Guaranty shares against the merger and thereafter provide the required written notice to Guaranty within 30 days of completion of the merger. See "THE MERGER -- Dissenters' Rights of Guaranty Shareholders" in the accompanying Proxy Statement/Prospectus.

         Only holders of record of Guaranty common shares at the close of business on December __, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. The affirmative vote of at least two-thirds of all Guaranty common shares outstanding on the Record Date is required for approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

         THE BOARD OF DIRECTORS OF GUARANTY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.







                                    David F. Voigt
                                    President

December __, 1998


                          ----------------------------

              PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED
       PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                          ----------------------------

                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
SUMMARY  ................................................................................................1
         Share Information and Market Price..............................................................4
         Comparative Unaudited Per Share Data............................................................5
         Selected Financial Data.........................................................................6

THE SPECIAL MEETING OF SHAREHOLDERS OF GUARANTY BANK & TRUST COMPANY.....................................8
         General.........................................................................................8
         Voting and Revocation of Proxies................................................................8
         Solicitation of Proxies.........................................................................8
         Record Date and Voting Rights...................................................................9
         Recommendation of the Guaranty Board...........................................................10

THE MERGER..............................................................................................11
         Description of the Merger......................................................................11
         Conversion of Guaranty Options.................................................................12
         Effective Time of the Merger...................................................................13
         Exchange of Certificates.......................................................................13
         Background of and Reasons for the Merger.......................................................14
                  Background of the Merger..............................................................14
                  Guaranty's Reasons for the Merger.....................................................17
                  FNB's Reasons for the Merger..........................................................18
         Opinion of Guaranty' Financial Advisor.........................................................18
         Conduct of Business Prior to the Merger........................................................22
         Modification, Waiver and Termination...........................................................25
         Expenses ......................................................................................26
         Certain Federal Income Tax Consequences........................................................26
         Interests of Certain Persons in the Merger.....................................................27
                  General...............................................................................27
                  Management Post-Merger; Guaranty Employment Agreements................................27
                  Change in Control Payments............................................................27
                  Indemnification.......................................................................27
                  Guaranty Options......................................................................28
                  Other Matters Relating to Guaranty Employee Benefit Plans.............................28
         Accounting Treatment...........................................................................30
         Bank Regulatory Matters........................................................................30
                  Federal Reserve Board and Office of the Comptroller of the Currency...................30
                  Status of Regulatory Approvals and Other Information..................................31
         Restrictions on Resales by Affiliates..........................................................31

PRICE RANGE OF COMMON STOCK AND DIVIDENDS...............................................................32
         Market Prices..................................................................................32
         Dividends......................................................................................33
         Voluntary Dividend Reinvestment and Stock Purchase Plan........................................33

INFORMATION ABOUT FNB...................................................................................34

                               TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
INFORMATION ABOUT GUARANTY..............................................................................36

SELECTED FINANCIAL DATA OF GUARANTY.....................................................................41

GUARANTY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........42
         Nine Months Ended September 30, 1998...........................................................42
         Comparison of Fiscal 1997, 1996 and 1995.......................................................44

DESCRIPTION OF FNB CAPITAL STOCK AND GUARANTY CAPITAL STOCK.............................................64
         FNB Common Stock...............................................................................64
                  General...............................................................................64
                  Voting and Other Rights...............................................................64
                  Distributions.........................................................................64
         FNB Preferred Stock............................................................................65
                  General...............................................................................65
                  FNB Series A Preferred Stock..........................................................65
                  FNB Series B Preferred Stock..........................................................65
         Guaranty Common Shares.........................................................................65
                  General...............................................................................65

COMPARISON OF SHAREHOLDER RIGHTS........................................................................66
         Removal of Directors; Filling Vacancies on the Board of Directors..............................66
         Quorum of Shareholders.........................................................................66
         Adjournment and Notice of Shareholder Meetings.................................................67
         Call of Special Shareholder Meetings...........................................................67
         Shareholder Consent in Lieu of Meeting.........................................................67
         Dissenters' Rights.............................................................................68
         Derivative Actions.............................................................................68
         Dividends and Distributions....................................................................69
         Director Qualifications and Number.............................................................69
         Indemnification of Officers and Directors......................................................70
         Director Liability.............................................................................71
         Amendment of Articles of Incorporation and Bylaws..............................................72
         Vote Required for Extraordinary Corporate Transactions.........................................72
         Interested Shareholder Transactions............................................................73
         Fiduciary Duty.................................................................................74
         Provisions with Possible Anti-Takeover Effects.................................................75

LEGAL OPINIONS..........................................................................................76

EXPERTS  ...............................................................................................77

OTHER MATTERS...........................................................................................77

WHERE YOU CAN FIND ADDITIONAL INFORMATION...............................................................78

                               TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
INFORMATION INCORPORATED BY REFERENCE...................................................................78

INDEX OF GUARANTY'S FINANCIAL STATEMENTS...............................................................F-1

APPENDIX A -- Agreement and Plan of Merger.............................................................A-1
APPENDIX B -- Opinion of Allen C. Ewing & Co. .........................................................B-1
APPENDIX C -- Dissenters' Rights.......................................................................C-1

                                     SUMMARY

This summary may not contain all the information that is important to you. For a more complete understanding of the merger, you should read this entire document carefully, as well as the additional documents we refer to. (The term "we" refers to both Guaranty and FNB together.)

QUESTIONS AND ANSWERS
ABOUT THE MERGER.

WHAT IS FNB?

FNB is a bank holding company that provides a full range of financial services, primarily to consumers and small- to medium-sized businesses, through its subsidiary banks and finance company. FNB operates in Pennsylvania, Florida, Ohio and New York.

         FNB's headquarters are at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, telephone (724) 981-6000.

WHY SHOULD GUARANTY BECOME A SUBSIDIARY OF FNB?

Guaranty believes that the merger will create value for its shareholders. Guaranty also believes that FNB is offering a fair price to Guaranty shareholders for their Guaranty common shares. The merger will turn your Guaranty shares into shares of a publicly-traded, larger and more diversified financial services company. Guaranty believes that the merger will enable it to serve its customers better than its competitors by offering more diverse products and services. In addition, since FNB subsidiaries are operated as community banks, Guaranty believes that the same commitment to customer service now existing at Guaranty will continue following the merger.

HAS GUARANTY RECEIVED A "FAIRNESS OPINION"?

Yes. Guaranty asked its financial advisor, Allen C. Ewing & Co. ("Ewing"), for advice on the fairness of the amount that FNB is offering to Guaranty shareholders in the merger. Ewing performed a number of analyses in which it compared the companies' historical stock price and other measures of performance, compared the financial terms of the merger to those of other publicly announced transactions and estimated the relative values of FNB and Guaranty based on past and anticipated future performance and the benefits that could be expected from the merger. Ewing delivered its written opinion, dated as of August 20, 1998 that the merger consideration is fair to Guaranty shareholders from a financial point-of-view. Ewing reconfirmed that opinion on _______________, 1998. This opinion is attached as Appendix B to the Proxy Statement/Prospectus.

WHAT DOES GUARANTY'S BOARD OF DIRECTORS RECOMMEND?

Guaranty's Board of Directors has unanimously approved the merger and recommends that Guaranty shareholders vote FOR the proposal to approve the merger agreement.

WHAT WILL I RECEIVE FOR GUARANTY COMMON SHARES?

If the Guaranty shareholders approve the merger agreement and the merger is consummated, each of your Guaranty common shares will be exchanged for a number of shares of FNB common stock that will depend on the average price of FNB common stock for a ten day period ("Designated Price"). This measuring period will end on the sixth business day before the approval of the Merger by Guaranty shareholders, or, if later, the day FNB receives the last required regulatory consent for the merger.

         If the Designated Price is greater than $28.00 and less than $38.375, you will receive a number of shares of FNB common stock for each Guaranty share determined by dividing $43.00 by the Designated Price and rounding to the third decimal place. If the Designated Price is $38.375 or higher, you will receive
1.121 shares of FNB common stock for each Guaranty common share you own. If the Designated Price is $28.00 or lower, you will receive 1.536 shares of FNB common stock for each Guaranty common share you own. You will receive a cash payment for the value of any fraction of a share of FNB common stock.

         For example, if you own 100 Guaranty common shares, the merger closes on January 7, 1999, and the Designated Price is $28.50 per share, you will receive 150 shares of FNB common stock plus $25.65 in cash.

         After Guaranty shareholders approve the merger and all required regulatory approvals have been obtained, if the Designated Price is below $30.00 per share, FNB will have four business days in which it may choose to cancel the merger. Further, after Guaranty shareholders approve the merger and all required regulatory approvals have been obtained, if the Designated Price is below $28.00 per share, Guaranty will have four business days in which it may choose to cancel the merger.

WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

We are working to complete the merger by January __, 1999. However, delays in obtaining regulatory approvals could postpone the merger.

HOW WILL I BE TAXED IN THE MERGER?

We expect that the merger will be tax-free to Guaranty shareholders for federal income tax purposes. However, Guaranty shareholders will have to pay taxes on cash received for fractional shares. To review the tax consequences to shareholders in greater detail, see page 27.

         THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

WHAT CIRCUMSTANCES MIGHT PREVENT THE MERGER?

To complete the merger, a number of conditions must be satisfied in addition to obtaining the vote of Guaranty shareholders, including the following:

-        no law or injunction may effectively prohibit the merger;

-        we must receive all necessary approvals of governmental authorities;

- we must receive a legal opinion that the merger will be treated as a tax-free reorganization under the Internal Revenue Code;

- FNB's independent accountants must provide a letter which opines that the merger can be accounted for as a pooling-of-interests; and

- certain directors and executive officers of Guaranty must execute non-compete agreements.

         In addition to FNB's and Guaranty's respective rights to withdraw from the merger if FNB's stock price falls below certain minimums, either FNB or Guaranty can withdraw from the merger if,

-        the merger is not approved by Guaranty shareholders;

-        the merger is not cleared by regulatory authorities;

- a court or other governmental authority permanently prohibits the merger;

-        the merger is not completed by February 28, 1999; or

-        the other party materially breaches the merger agreement.

         In addition, FNB may withdraw from the merger if Guaranty shareholders owning more than 10% of the Guaranty common shares claim dissenters' rights of appraisal. Further, Guaranty may withdraw from the merger if the fairness opinion of Ewing is withdrawn or if the Guaranty Board determines in good faith that its fiduciary duties to Guaranty's shareholders require it to accept a third party acquisition proposal which it deems more favorable to Guaranty shareholders.

         Guaranty may also withdraw from the merger under the circumstances described under "What happens if Guaranty receives a better offer?" below.

         Withdrawal can be before or after Guaranty shareholder approval.

WHAT HAPPENS IF GUARANTY RECEIVES A BETTER OFFER?

Guaranty's Board of Directors can withdraw from the merger if it determines, consistent with its fiduciary duties to Guaranty shareholders, that Guaranty should enter into an acquisition agreement that the Guaranty Board deems superior to the merger. If a different acquisition agreement is entered into and Guaranty completes a merger with an entity other than FNB, Guaranty would be required by the terms of the FNB merger agreement to pay FNB $1,500,000 in cash.

HOW WILL BE THE MERGER BE TREATED FOR ACCOUNTING PURPOSES?

We expect the merger to qualify as a pooling of interests, which means that for accounting and financial reporting purposes, FNB will treat FNB and Guaranty as if they had always been combined.

WHAT REGULATORY APPROVALS ARE REQUIRED FOR THE MERGER?

The Federal Reserve Board and the Office of the Comptroller of the Currency must approve the merger, and we may not complete the merger until all waiting periods following such approvals have expired.

WHEN AND WHERE IS THE GUARANTY SHAREHOLDER MEETING?

The special meeting of Guaranty shareholders to vote on the merger will be held at 10:00 a.m. on __________, January__, 1999, at [____________________________].

WHO CAN VOTE ON THE MERGER? WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

Holders of Guaranty common shares at the close of business on December __, 1998 can vote at the special meeting. The merger must be approved by the holders of at least two-thirds of all outstanding Guaranty common shares. Shareholders of FNB are not required to approve the merger.

WHAT SHOULD I DO NOW TO VOTE ON THE MERGER?

Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the Guaranty shareholder meeting.

IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

Your broker cannot vote your shares without your instructions. You should instruct your broker to vote your shares, following the directions your broker provides. Shares that are not voted because you do not instruct your broker effectively will be counted as voted against the merger.

CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

Yes, you can change your vote at any time before your proxy is voted at the shareholder meeting. You can do this in three ways: First, you can send Guaranty a written statement that you are revoking your proxy. Second, you can send Guaranty a new proxy card. You should send your revocation or new proxy card to Guaranty's Secretary at the address on the cover page. Third, you can attend the shareholder meeting and vote in person. However, your attendance alone will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker's directions for changing those instructions.

DO GUARANTY'S OFFICERS OR DIRECTORS HAVE ANY OTHER INTERESTS IN THE MERGER?

Guaranty's officers and directors may have interests in the merger that differ from the interests of Guaranty shareholders generally. For example, if the merger is completed, existing options to purchase Guaranty common shares will be automatically converted into options to acquire shares by FNB common stock adjusted to account for the exchange ratio. In addition, current officers and directors of Guaranty will continue to serve in those capacities after the merger and certain executive officers may enter into employment agreements. Also, four executive officers will receive cash payments at closing from Guaranty aggregating approximately $800,000 (and certain future payments from FNB upon termination of their employment) under the terms of change in control agreements in place between such officers and Guaranty. Finally, certain existing indemnification arrangements for Guaranty directors and officers will be continued after the merger.

HOW WILL GUARANTY'S OPERATIONS BE MANAGED AFTER THE MERGER?

After the merger, West Coast Bank will be merged into Interim, and the current members of Guaranty's Board of Directors will become members of the Board of Directors of Interim, which will be renamed West Coast Guaranty Bank, N.A.

DO ANY GUARANTY SHAREHOLDERS HAVE APPRAISAL RIGHTS?

Any Guaranty shareholder who does not vote in favor of the merger and who follows certain procedures set forth under United States federal law will be entitled to dissenters rights, which means that such shareholder may receive a cash payment for the fair value of his or her Guaranty shares as determined by a court.

SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

No. After the merger is completed you will receive written instructions for exchanging your Guaranty certificates for FNB certificates.

OTHER INFORMATION ABOUT THE MERGER

THE COMPANIES

F.N.B. CORPORATION
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000

         FNB is a bank holding company which conducts business primarily through its subsidiary banks and finance company. FNB provides a full range of financial services, primarily to consumers and small- to medium-sized businesses. As of September 30, 1998, FNB's subsidiaries had a network of 116 offices in Pennsylvania, southwestern Florida, eastern Ohio and southwestern New York and had, on a consolidated basis, total assets of approximately $3.1 billion and total deposits of approximately $2.6 billion.

GUARANTY BANK & TRUST COMPANY
1340 East Venice Avenue
Venice, Florida 34292-2246
(941) 485-9000

         Guaranty is a Florida state banking corporation. Guaranty provides commercial banking services through seven offices. On September 30, 1998, Guaranty had total assets of approximately $147.7 million and total deposits of approximately $135.9 million.

SHARE INFORMATION AND MARKET PRICE

FNB common stock trades on the Nasdaq National Market under the symbol "FBAN." As of December __, 1998, there were _______ shares of FNB common stock outstanding held by approximately ______ holders of record. As of December __, 1998, the record date for voting on the merger, there were ________ Guaranty common shares outstanding held by approximately ________ holders of record.

         The last sale price reported by the Nasdaq National Market for FNB common shares on August 20, 1998, the last trading day preceding public announcement of the proposed merger, was $32.625. As of the record date, such price was $___. There is currently no market for the Guaranty common shares. We urge you to obtain current market quotations for FNB common stock.

FORWARD-LOOKING STATEMENTS MAY PROVE INADEQUATE

We have each made forward-looking statements in this document (and in documents incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Guaranty or FNB. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future financial results of Guaranty and FNB and could cause the results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

-        Operating, legal and regulatory risks;

- Economic, political and competitive forces affecting our financial services businesses; and

- The risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

COMPARATIVE UNAUDITED PER SHARE DATA

         The following table sets forth selected comparative per share data for each of FNB and Guaranty on an historical basis, and selected unaudited pro forma comparative per share data assuming the merger had been consummated and FNB and Guaranty had been combined as of the beginning of the earliest period presented for earnings per share and dividends per share and as of the end of the period presented for book value per share. The unaudited pro forma financial data have been prepared giving effect to the merger as a pooling-of-interests. For a description of the effect of pooling-of-interests method of accounting on the merger and the historical financial statements of FNB, see "THE MERGER -- Accounting Treatment."

         The comparative per share data presented are based on and derived from, and should be read in conjunction with, the consolidated financial statements and the related notes thereto of FNB included in FNB's Current Report on Form 8-K dated October 29, 1998, incorporated herein by reference, and of the financial statements of Guaranty, which are included herein. The pro forma amounts are presented for comparative purposes only and, therefore, are not necessarily indicative of the operating results and financial position that might have been achieved had the merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position that may occur in the future. All per share data has been adjusted to reflect the FNB 5% stock dividend paid on May 24, 1998.

                                                                                             NINE MONTHS
                                                       YEAR ENDED DECEMBER 31,          ENDED SEPTEMBER 30,
                                                    -----------------------------       -------------------
                                                     1997        1996        1995         1998        1997
                                                     ----        ----        ----         ----        ----
EARNINGS BEFORE EXTRAORDINARY ITEMS PER
COMMON SHARE(1)
  FNB
     Historical (basic)......................       $1.54       $1.22       $1.37        $1.28       $1.13
     Historical (diluted)....................        1.48        1.19        1.32         1.22        1.09
     Pro forma combined (basic)..............        1.49        1.17        1.34         1.25        1.09
     Pro forma combined (diluted)............        1.43        1.14        1.30         1.20        1.05
  GUARANTY(1)
     Historical (basic)......................       $1.07       $ .69       $1.30        $1.37       $ .68
     Historical (diluted)....................        1.03         .66        1.26         1.35         .67
     Pro forma equivalent(2)
          Basic..............................        2.29        1.80        2.06         1.92        1.67
          Diluted............................        2.20        1.75        2.00         1.84        1.61
CASH DIVIDENDS DECLARED PER COMMON SHARE(1)
  FNB .......................................       $ .60       $ .57       $ .31        $ .53       $ .45
  Guaranty historical........................         .06         .05         .05           --          --
  Guaranty pro forma equivalent(2)...........         .92         .88         .48          .81         .69


                                                           AS OF DECEMBER 31, 1997      AS OF SEPTEMBER 30, 1998
                                                           -----------------------      ------------------------
BOOK VALUE PER COMMON SHARE (PERIOD END)
     FNB historical....................................            $ 14.14                      $ 14.80
     FNB pro forma combined............................              13.77                        14.47
     Guaranty historical...............................              12.67                        14.08
     Guaranty pro forma equivalent(2)..................              21.15                        22.23

---------------

(1) For purposes of this table, an assumed Exchange Ratio of 1.536 was utilized, based upon the $27.50 closing price of FNB common stock on October 30, 1998.

(2) Guaranty pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts for FNB by the assumed Exchange Ratio of 1.536.

SELECTED FINANCIAL DATA

         The following tables present summary selected financial data for FNB and Guaranty on an historical basis. The FNB summary selected financial data are derived from (i) the consolidated financial statements of FNB and the notes thereto for the fiscal years 1993 through 1997 and (ii) the unaudited interim financial statements of FNB for the nine-month periods ended September 30, 1998 and 1997 and the related notes thereto. The Guaranty summary selected financial data for the fiscal years 1993 through 1997 and for the nine-month periods ended September 30, 1998 and 1997 are derived from the financial statements of Guaranty. Results for the nine-month period ended September 30, 1998 are results for the interim period only and may not be indicative of the operating results for the full year. All FNB per share data have been adjusted to reflect the FNB 5% stock dividend paid on May 24, 1998.


                                                                                                                NINE MONTHS
                                                              YEAR ENDED DECEMBER 31,                       ENDED SEPTEMBER 30,
                                            -----------------------------------------------------------   ----------------------
                                              1997        1996         1995         1994         1993        1998         1997
                                              ----        ----         ----         ----         ----        ----         ----
F.N.B. CORPORATION:
Earnings (In thousands, except per
           share data)
   Interest income.....................     $216,278    $202,380     $190,743     $164,346     $157,795    $176,043     $160,348
   Interest expense....................       92,664      84,736       81,660       65,043       67,798      77,475       68,074
   Net interest income.................      123,614     117,644      109,083       99,303       89,997      98,568       92,274
   Provision for loan losses...........       11,100       9,773        7,174        9,369       10,342       5,278        8,408
   Income before income taxes and
     extraordinary items...............       40,162      32,818       36,432       26,929       22,868      34,914       29,375
   Income before extraordinary items...       27,391      21,867       24,310       17,929       14,697      23,210       20,018
   Extraordinary income, net of tax....        8,809
   Net income..........................       36,200      21,867       24,310       17,929       14,697      23,210       25,245
   Earnings per common share
      before extraordinary items.......
   Basic...............................         1.54        1.22         1.37         1.02          .90        1.28         1.44
   Diluted.............................         1.48        1.19         1.32         1.01          .89        1.22         1.37

   Cash dividends declared per
      common share.....................          .60         .57          .31          .23          .22         .53          .45


                                                               AS OF DECEMBER 31,                          AS OF SEPTEMBER 30,
                                          -------------------------------------------------------------  -----------------------
                                             1997        1996         1995         1994         1993        1998         1997
                                             ----        ----         ----         ----         ----        ----         ----
Balance sheet (period end in
            thousands)
     Total assets......................   $2,967,482  $2,680,096   $2,487,518   $2,318,405   $2,195,853  $3,133,463   $2,723,204
     Total loans net of unearned
       income and allowance for
       loan losses.....................    2,064,998   1,873,050    1,685,317    1,589,684    1,345,970   2,232,949    1,910,847
     Total deposits....................    2,467,057   2,240,572    2,116,099    1,952,496    1,903,953   2,553,640    2,243,858
     Long-term debt and obligation
       under capital leases............       72,246      58,179       50,784       56,614       32,528      71,747       61,135
     Stockholders' equity..............      260,251     225,649      212,514      187,516      160,673     272,303      243,811
Key Ratios
     Return on average assets..........         1.32        0.85         1.01         0.80         0.69        1.02         1.25
     Return on average equity..........        15.21        9.91        12.13        10.03         9.57       11.72        14.48
     Average equity to average assets..         8.66        8.62         8.35         7.95         7.21        8.68         8.61

                                                                                                                NINE MONTHS
                                                                  YEAR ENDED DECEMBER 31,                   ENDED SEPTEMBER 30,
                                                    --------------------------------------------------      -------------------
                                                     1997        1996       1995      1994       1993        1998        1997
                                                     ----        ----       ----      ----       ----        ----        ----
GUARANTY
Earnings (In thousands, except per share data)

     Interest income........................        $8,781      $7,343     $6,575    $4,809     $3,417      $7,387      $6,477
     Interest expense.......................         3,963       3,219      2,643     1,549      1,224       3,408       2,923
     Net interest income....................         4,818       4,124      3,932     3,259      2,193       3,979       3,554
     Provision for loan losses..............           403         290        242       457        377          75         193
     Net income.............................           802         508        871       725        370       1,032         513
     Earnings per common share
       Basic................................          1.07         .69       1.30      1.27        .65        1.37         .68
       Diluted..............................          1.03         .66       1.26      1.22        .62        1.35         .67
     Cash dividends declared per
       common share.........................           .06         .05        .05        --         --          --          --



                                                                    AS OF DECEMBER 31,                       AS OF MARCH 31,
                                                  ----------------------------------------------------    --------------------
                                                    1997        1996       1995     1994        1993        1998        1997
                                                    ----        ----       ----     ----        ----        ----        ----
Balance sheet (period end in
  thousands)
     Total assets...........................      $127,884    $113,987   $ 93,691  $ 76,949   $ 61,857    $147,683    $124,055
     Total loans, net of unearned income
         and allowance for loan loss........        79,735      66,768     54,096    52,802     39,513      88,612      76,635
     Total deposits.........................       117,484     104,761     84,678    71,860     57,531     135,910     113,957
      Stockholders' equity..................         9,564       8,653      8,282     4,882      4,196      10,648       9,312
Key Ratios
  Return on average assets..................           .66         .50       1.01      1.03        .70         .99         .57
  Return on average equity..................          8.84        6.00      12.76     16.04       9.22       13.61        7.65
  Average equity to average assets..........          7.45        8.34       7.90      6.44       7.55        7.27        7.45

      THE SPECIAL MEETING OF SHAREHOLDERS OF GUARANTY BANK & TRUST COMPANY

GENERAL

         This Proxy Statement-Prospectus is first being furnished to the holders of common shares, par value $2.00 per share ("Guaranty Common Shares"), of Guaranty Bank & Trust Company ("Guaranty") on or about December __, 1998, and is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the Guaranty Board of Directors ("Guaranty Board") for use at the special meeting ("Special Meeting") of shareholders of Guaranty to be held at _____________________, Venice, Florida 34292, on _______, January __, 1999, at
10:00 a.m., local time, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

         At the Special Meeting, Guaranty shareholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of merger dated as of August 20, 1998 and amended as of October 15, 1998 (the "Merger Agreement"), by and between Guaranty and F.N.B. Corporation, a Pennsylvania corporation ("FNB") pursuant to which Guaranty will be merged with and into Southwest Interim Bank No. 5, N.A. ("Interim"), a national banking association organized under the laws of the United States and a subsidiary of FNB. The Merger Agreement further provides that following consummation of the Merger, West Coast Bank, another banking subsidiary of FNB, will be merged with and into Interim.

VOTING AND REVOCATION OF PROXIES

         A shareholder of Guaranty may use the accompanying proxy if such shareholder is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary of Guaranty, prior to or at the Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date, or by attending the Special Meeting and voting in person at the Special Meeting. Attendance of a shareholder at the Special Meeting will not, in and of itself, constitute a revocation of the proxy. All written notices of revocation and other communications with respect to the revocation of Guaranty proxies should be addressed to Guaranty Bank & Trust Company, 1340 East Venice Avenue, Venice, Florida 34292, Attention:
Corporate Secretary. For such notice of revocation or later proxy to be valid, however, it must actually be received by Guaranty prior to the vote of the shareholders. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the Merger Agreement. The Guaranty Board is unaware of any other matters that may be presented for action at the Special Meeting. If other matters do properly come before the Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion.

SOLICITATION OF PROXIES

         Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of Guaranty, who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Guaranty, FNB, or any other person. The delivery of this Proxy Statement-Prospectus shall not, under any circumstances, create any implication that there has been no change in the business or affairs of Guaranty or FNB since the date of the Proxy Statement-Prospectus.

         All costs of solicitation of proxies from Guaranty shareholders will be borne by Guaranty; provided, however, that FNB and Guaranty have each agreed to pay one-half of the printing costs of this Proxy Statement-Prospectus and the related Registration Statement.

RECORD DATE AND VOTING RIGHTS

         The Guaranty Board has fixed the close of business on December __, 1998 as the record date (the "Record Date") for the determination of shareholders of Guaranty entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding _______ Guaranty Common Shares held by ___ holders of record. Each Guaranty Common Share outstanding on the Record Date is entitled to one vote as to (i) the approval of the Merger Agreement and the transactions contemplated thereby and (ii) any other proposal that may properly come before the Special Meeting.

         As of the Record Date, approximately _______ shares, or ____% of Guaranty Common Shares entitled to vote at the Special Meeting were beneficially held by directors of Guaranty. All of the directors of Guaranty have agreed to vote all Guaranty common shares beneficially owned by them in favor of the approval of the Merger Agreement.

         As of the Record Date, the directors, executive officers and affiliates of FNB owned no Guaranty common shares.

         The affirmative vote of at least two-thirds of the Guaranty Common Shares issued and outstanding as of the Record Date is required in order to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Because approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the outstanding Guaranty Common Shares, the failure to vote the shares in favor of the Merger Agreement for any reason whatsoever - whether by withholding the vote, by abstaining, or by causing a broker non-vote - will have the same effect as a vote cast opposing the Merger Agreement.

         A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter.

         BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF ALL THE VOTES ENTITLED TO BE CAST AT THE SPECIAL MEETING BY HOLDERS OF THE ISSUED AND OUTSTANDING GUARANTY COMMON SHARES, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE GUARANTY BOARD URGES ITS SHAREHOLDERS TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

         In order to take action on any other matter submitted to shareholders at a meeting where a quorum is present, the votes cast in favor of the action must exceed the votes cast opposing the action, unless the articles of incorporation or applicable law requires a greater number of votes. All abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum; but since they are neither votes cast in favor of, nor votes cast opposing, a proposed action, abstentions and broker non-votes typically will have no impact on the outcome of the matter and will not be counted as a vote cast on such matters.

RECOMMENDATION OF THE GUARANTY BOARD

         THE GUARANTY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF GUARANTY AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF GUARANTY VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Guaranty Board, among other things, consulted with its legal advisors regarding the legal terms of the Merger Agreement and with its financial advisor, Ewing, as to the fairness, from a financial point of view, of the consideration to be received by the holders of Guaranty Common Shares in the Merger. For a discussion of the factors considered by the Guaranty Board in reaching its conclusion, see "THE MERGER -- Background of and Reasons for the Merger."

         Guaranty shareholders should note that certain members of management and directors of Guaranty have certain interests in, and may derive certain benefits as a result of, the Merger that are in addition to their interests as shareholders of Guaranty. See "THE MERGER -- Interests of Certain Persons in the Merger."

         GUARANTY SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

         The following summary of certain terms and provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and, with the exception of certain exhibits thereto, is included as Appendix A to this Proxy Statement-Prospectus. All shareholders are urged to read the Merger Agreement and the other Appendices hereto in their entirety.

DESCRIPTION OF THE MERGER

         At the Effective Time (defined below), Guaranty will be merged with and into Interim, which will be the surviving entity and a 100% controlled subsidiary of FNB. The Interim Articles of Incorporation ("Interim Charter") and the Interim Bylaws in effect at the Effective Time will continue to govern Interim until amended or repealed in accordance with applicable law. The Merger is subject to the approval of the Federal Reserve Board and the Office of the Comptroller of the Currency. See "-- Bank Regulatory Matters."

         At the Effective Time, each common share of Guaranty, par value $2,00 ("Guaranty Common Shares") outstanding immediately prior to the Effective Time (other than shares held by Guaranty, FNB, or any of their subsidiaries, in each case, other than in a fiduciary capacity or as a result of debts previously contracted) will be converted automatically into the right to receive a number of shares (the "Exchange Ratio"), subject to possible adjustment as described below, of FNB common stock, par value $2.00 ("FNB Common Stock"), with such number of shares to be determined by dividing $43.00 by the Designated Price of FNB Common Stock and rounding to the third decimal place. The Designated Price means the average, for the 10 day period prior to the sixth business day preceding the Determination Date, of the average of the closing bid and ask prices of FNB Common Stock for each such trading day. The Determination Date means the last to occur of (i) the effective date of the last required regulatory consent, and (ii) the date on which the Guaranty shareholders approve the Merger Agreement. However, if the Designated Price is equal to or less than $28.00, then the Exchange Ratio shall be 1.536 shares of FNB Common Stock for each Guaranty Common Share, and if the Designated Price is equal to or greater than $38.375, then the Exchange Ratio shall be 1.121 shares of FNB Common Stock for each Guaranty Common Share.

         The Merger Agreement provides that the Exchange Ratio may be adjusted to prevent dilution in the event FNB changes the number of shares of FNB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction. At the Effective Time, any Guaranty Common Shares held by Guaranty, FNB, or any of their subsidiaries, in each case, other than in a fiduciary capacity or as a result of debts previously contracted, will be canceled and retired without consideration being paid. Guaranty has represented that, as of the Effective Time, there will be no more than 814,749 Guaranty Common Shares issued and outstanding (which includes shares issued upon the exercise of options under the Guaranty Options). Following the Effective Time and assuming that 814,749 Guaranty Common Shares are outstanding at the Effective Time at a Designated Price of $28.00 per share and a corresponding Exchange Ratio of 1.536 (and that no dissenters' rights are exercised in the Merger), the former shareholders of Guaranty would own approximately 1,251,454 shares, or approximately 6.5%, of the then outstanding FNB Common Stock assuming 17,989,398 shares of FNB Common Stock outstanding immediately prior to the Effective Time. The number of shares of FNB Common Stock to be issued in the Merger will be reduced if fewer than 814,749 Guaranty Common Shares are outstanding immediately prior to the Effective Time. As of the Record Date, there were _______ Guaranty Common Shares outstanding. However, if the Designated Price is less than $30.00 per share, FNB will not be required to consummate the Merger if it elects, within four business days of the Determination Date, to terminate the Merger Agreement. If the Designated Price is $28.00 per share or less, Guaranty will not be required to consummate the Merger if it elects, within four business days of the Determination Date, to terminate the Merger Agreement. Notwithstanding the foregoing, if a change in control of FNB has occurred, then the Exchange Ratio will be fixed at 1.536 shares of FNB Common Stock for each Guaranty Common Share.

         Guaranty shareholders are advised to obtain current market quotations for FNB Common Stock. The market price of FNB Common Stock at the Effective Time, or on the date on which certificates representing such shares are received by Guaranty shareholders, may be higher or lower than the Designated Price, or the market price of FNB Common Stock as of the Record Date or at the time of the Special Meeting.

         No fractional shares of FNB Common Stock will be issued in the Merger. Instead, each holder of Guaranty Common Shares who would otherwise have been entitled to receive a fraction of a share of FNB Common Stock (after taking into account all certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FNB Common Stock multiplied by the average of the closing bid and asked prices of one share of FNB Common Stock as reported by the Nasdaq National Market on the last trading preceding the closing of the Merger (or, if not so reported, by any other authoritative source selected by FNB). No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares. See "-- Exchange of Certificates."

         The shares of FNB capital stock outstanding immediately prior to the Effective Time will continue to be outstanding after the Effective Time.

CONVERSION OF GUARANTY OPTIONS

         Options (the "Guaranty Options") issued by Guaranty to certain officers and former and current directors and employees to purchase an aggregate of 58,631 Guaranty Common Shares were outstanding as of the Record Date. To the extent that Guaranty Common Shares are issued pursuant to the exercise of Guaranty Options in accordance with their terms prior to the Effective Time, they will be converted into FNB Common Stock in the same manner as other Guaranty Common Shares. At the Effective Time, each Guaranty Option that has not expired and remains outstanding at the Effective Time, shall be converted into and become an option to purchase whole shares of FNB Common Stock, and FNB shall assume each such Guaranty Option in accordance with the stock option agreement by which it is evidenced (collectively, the "Guaranty Stock Plans"), except that, from and after the Effective Time, (i) FNB and its compensation committee shall be substituted for Guaranty and its compensation committee (including, if applicable, the entire Guaranty Board) administering such Guaranty Stock Plan,
(ii) each Guaranty Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (iii) the number of shares of FNB Common Stock subject to such Guaranty Option will be equal to the number of Guaranty Common Shares subject to such Guaranty Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding up to the nearest share, and (iv) the per share exercise price under each such Guaranty Option will be adjusted by dividing it by the Exchange Ratio and rounding up to the nearest cent.

         As soon as practicable after the Effective Time, FNB will deliver to the holders of each Guaranty Option an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Guaranty Option shall continue in effect on the same terms and conditions (subject to the adjustments described in the above paragraph after giving effect to the Merger). At or prior to the Effective Time, FNB will take all corporate action necessary to reserve for issuance sufficient shares of FNB Common Stock for delivery upon exercise of Guaranty Options assumed by it and to cause such shares to be registered with the Securities and Exchange Commission.

         All restrictions or limitations on transfer with respect to Guaranty Common Shares subject to Guaranty Options or any other plan, program, or arrangement of Guaranty or of any subsidiary of Guaranty, to the extent that such restrictions or limitations will not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, will remain in full force and effect with respect to shares of FNB Common Stock into which such restricted stock is converted pursuant to the Merger Agreement. See "-- Interests of Certain Persons in the Merger."

EFFECTIVE TIME OF THE MERGER

         The Merger and the other transactions contemplated by the Merger Agreement shall become effective on the date and at the time that certification of the Merger (the "Certification of Merger") is received from the Comptroller of the Currency (the "Effective Time"). Unless otherwise agreed by FNB and Guaranty, the parties have agreed to use their best efforts to cause the Certification of Merger to be issued and to become effective on the date of closing and to use their best efforts to cause the Effective Time to occur on the date of closing. Unless another time is mutually agreed, the parties will use their reasonable best efforts to cause the closing to take place on, but not prior to, the fifth business day following the last to occur of (i) the effective date of the last required consent of any state or federal regulatory authority having authority over the Merger (including the expiration of all applicable waiting periods following such consents or the delivery of appropriate notices) or (ii) the date on which the shareholders of Guaranty approve the Merger Agreement. There can be no assurance as to whether or when the Merger will occur. See "The Merger -- Conditions Precedent to the Merger" and "The Merger -- Bank Regulatory Matters."

EXCHANGE OF CERTIFICATES

         Promptly after the Effective Time, First National Bank of Naples (the "Exchange Agent"), a subsidiary of FNB, will mail to each holder of record of Guaranty Common Shares as of the Effective Time a letter of transmittal and related forms (the "Letter of Transmittal") for use in forwarding stock certificates previously representing Guaranty Common Shares for surrender and exchange for certificates representing FNB Common Stock. Risk of loss and title to the certificates theretofore representing Guaranty Common Shares shall pass only upon proper delivery of such certificates to the Exchange Agent.

         GUARANTY SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

         Upon surrender to the Exchange Agent of one or more certificates for Guaranty Common Shares, duly endorsed as the Exchange Agent may require, together with a properly completed Letter of Transmittal, there will be issued and mailed to the holder thereof a certificate or certificates representing the aggregate number of whole shares of FNB Common Stock to which such holder is entitled pursuant to the Merger Agreement, together with a check for the amount (without interest) representing any fractional share. A certificate for shares of FNB Common Stock, or any check representing cash in lieu of a fractional share may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the Letter of Transmittal and otherwise in proper form for transfer, and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than that of the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. The Exchange Agent will issue stock certificates evidencing FNB Common Stock in exchange for lost, stolen, mutilated, or destroyed certificates of Guaranty Common Shares only upon receipt of a lost stock affidavit and a bond indemnifying FNB against any claim arising out of the allegedly lost, stolen, mutilated, or destroyed certificate. In no event will the Exchange Agent, FNB, or Guaranty be liable to any person for any FNB Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

         Until 90 days after the Effective Time (and prior to the surrender of certificates of Guaranty Common Shares to the Exchange Agent), each certificate that represented outstanding Guaranty Common Shares immediately prior to the Effective Time will be deemed to evidence ownership of the number of whole shares of FNB Common Stock into which such shares have been converted, and the holders thereof shall be entitled to vote at any meeting of FNB shareholders. In the event that any dividend or distribution, the record date for which is on or after the Effective Time, is declared by FNB on the FNB Common Stock, such dividend or other distributions shall be paid with respect to all shares issuable pursuant to the Merger Agreement. Beginning 30 days after the Effective Time, however, no such dividend or other distribution shall be delivered to the holder of a certificate representing shares of Guaranty Common Stock immediately prior to the Effective Time until such holder surrenders such certificate for exchange as set forth above.

BACKGROUND OF AND REASONS FOR THE MERGER

         BACKGROUND OF THE MERGER.

         From time to time during 1997, Guaranty received inquiries from investment bankers and other financial institutions inquiring as to Guaranty's interest in being acquired or merging on a "combination of equals" basis. On April 1, 1997, representatives of a financial institution located outside of Florida advised David F. Voigt (the President and Chief Executive Officer of Guaranty) of such financial institution's interest in acquiring Guaranty. Mr. Voigt advised the representatives that they should initially meet with the Executive Committee of Guaranty and, after such meeting, the Executive Committee will determine whether a full meeting of the Guaranty Board should be pursued. On May 8, 1997, representatives of the financial institution met with Guaranty's Executive Committee. After a presentation at the meeting, the chairman of Guaranty's Executive Committee advised the representatives of the other financial institution that, at the present time, Guaranty was not for sale but that the Executive Committee would inform the Board of Directors of the financial institution's interest in Guaranty. Guaranty's Board was subsequently apprised at its May 1997 meeting that representatives of the out-of-state financial institution had met with members of the Executive Committee in order to express an interest in purchasing Guaranty.

         On June 24, 1997, a financial advisor from an investment banking firm inquired of Mr. Voigt as to Guaranty's availability as a merger candidate. Mr. Voigt advised the representative that the Executive Committee had recently determined that Guaranty was not for sale but that Guaranty, in the interest of fulfilling its fiduciary duty to its shareholders, would consider any proposals received. On August 1, 1997, the investment banker met with Mr. Voigt to present a proposal for the acquisition of Guaranty by another financial institution. Mr. Voigt advised the investment banker that the proposal would be furnished to Guaranty's Executive Committee for consideration. On August 13, 1997, a representative of another investment banking firm similarly approached Mr. Voigt and inquired as to the availability of Guaranty as a merger candidate. Mr. Voigt advised the representative that Guaranty's Executive Committee had recently determined that Guaranty, at present time, was not for sale, but that Guaranty would consider any proposals received. On August 19, 1997, Mr. Voigt met with Messrs. Peter Mortensen (Chairman of the Board and Chief Executive Officer of F.N.B.), Gary Tice (President and Chief Operating Officer of FNB) and John D. Waters (Vice President and Chief Financial Officer of FNB). Mr. Mortensen indicated that FNB had just acquired a financial institution in Sarasota County, Florida and that the representatives desired to introduce FNB to Guaranty to open communication between the two financial institutions.

         On August 20, 1997, Guaranty's Executive Committee met to discuss certain issues, including the August 1 proposal, and the discussions that Mr. Voigt had previously had with other investment banking firms and FNB representatives in the interim. At the conclusion of its meeting, the Executive Committee approved a recommendation to the Guaranty Board that Guaranty should not market itself for sale, but that Guaranty should analyze offers that are presented in order for the directors to fulfill their fiduciary responsibilities to Guaranty's shareholders.

         On August 26, 1997, a representative from another financial institution met with Mr. Voigt to advise him that the financial institution had an interest in acquiring Guaranty. Mr. Voigt advised the representative that Guaranty was not marketing itself for sale, but that Guaranty would consider any proposals received. On September 3, 1997, Mr.

Benjamin C. Bishop, Jr. (President and Chief Executive Officer of Ewing) met with Mr. Voigt to inquire as to the availability of Guaranty as a merger candidate. Mr. Voigt advised Mr. Bishop that the Executive Committee had determined that Guaranty was not for sale but that Guaranty would consider proposals received. On September 5, 1997, Mr. Voigt met with Mr. Tice of FNB, who inquired as to Guaranty's interest in pursuing a merger transaction. Mr. Voigt advised that Guaranty was not marketing itself for sale, but would consider any proposals received. On September 11, 1997, Mr. Voigt met with the representative from the investment banking firm that had presented the August 1, 1997 proposal to acquire Guaranty. The investment banker presented Mr. Voigt with a revised proposal from the financial institution. Mr. Voigt advised the investment banker that the proposal would be presented to Guaranty's Executive Committee.

         On September 17, 1997, Guaranty's Executive Committee discussed certain issues, including the revised proposal received from the out-of-state investment banker for an acquisition of Guaranty, as well as Mr. Voigt's discussions in the interim with FNB and other financial institutions. The consensus of the Executive Committee was that Guaranty had no interest in a sale of Guaranty under the terms of the proposal received from the out-of-state investment banker. In a subsequent meeting with the Guaranty Board, members of the Executive Committee reported to the Board regarding the Executive Committee's discussions in the interim. It was the consensus that Guaranty had an obligation to Guaranty's shareholders to analyze and respond to requests for affiliation. As such, the Executive Committee informed the Board that certain publicly available financial information regarding Guaranty had been sent to FNB and another financial institution that had expressed an interest in acquiring Guaranty. The Board recognized that although Guaranty was not marketing itself for sale, the consolidation trend in the financial institutions industry for the acquisition of community banks would likely result in ongoing inquiries for the acquisition of Guaranty by other parties. Accordingly, the Board wanted to assure that any interested parties would receive the same publicly available information regarding Guaranty.

         On October 24, 1997, Mr. Voigt met with a representative of another investment banking firm who inquired as to the availability of Guaranty as a merger candidate. Mr. Voigt advised the representative that Guaranty was not marketing itself for sale but that Guaranty would consider proposals received.

         On November 6, 1997, Mr. Voigt met with a representative from an out-of-state investment banking firm who inquired as to Guaranty's interest in pursuing a "merger of equals" transaction with a bank located in Southwest Florida. Mr. Voigt advised the representative that Guaranty would be willing to consider any proposal received.

         On November 10, 1997, Mr. Voigt met with Messrs. Mortensen and Tice of FNB, who advised of FNB's desire to meet with the Guaranty Board to discuss the possibility of opening negotiations for the acquisition of Guaranty by FNB. Mr. Voigt advised the representatives that they should first meet with Guaranty's Executive Committee.

         On December 9, 1997, the Executive Committee of Guaranty met to discuss certain issues, including various options for Guaranty including the sale of Guaranty to another financial institution, the acquisition of other financial institutions by Guaranty, Guaranty's pursuing a "merger of equals" combination transaction, or continuing to remain independent and pursuing growth and expansion of its market share. Guaranty's legal counsel participated in the meeting with the members of the Executive Committee. The consensus of the Executive Committee was that Guaranty should "stay the course" and not market Guaranty for sale at that time. The Executive Committee also reaffirmed that Guaranty would continue to review any proposals received from other interested parties. The Executive Committee also authorized management to provide publicly available information on Guaranty to Ewing so that Ewing could provide Guaranty with an informal valuation of Guaranty in order that the Executive Committee and the Board of Directors would be in a better position to assess any possible future proposals that might be received.

         On December 10, 1997, the Executive Committee met with Messrs. Mortensen, Tice and James S. Lindsay (a director of FNB). The purpose of the meeting was to inform Guaranty of FNB's interest in acquiring Guaranty. At the meeting, the FNB representatives provided a history of FNB's affiliations with other financial institutions, discussed FNB's Southwest Florida strategies and outlined what it perceived to be the benefits to Guaranty of an affiliation with FNB. The Executive Committee decided not to pursue further negotiations with FNB at that time, to continue Guaranty's strategy to "stay the course," but that Guaranty should leave opportunities open for continued communication with FNB and others.

         On January 21, 1998, the Executive Committee met and reviewed a proposal received from an out-of-state investment banking firm regarding a "merger of equals" transaction with another financial institution in Florida. On January 28, 1998, Mr. Voigt met with Mr. Bishop of Ewing to discuss Ewing's interest in giving a presentation to the Board of Directors as to the role an investment banking firm could provide as a part of the Board's assessment of strategic alternatives that may be available to Guaranty.

         On February 19, 1998, the Executive Committee met to discuss certain issues, including a recommendation that the Board consider at its March meeting a presentation from Ewing as to the role of an investment banking firm in Guaranty's strategic process as well as a presentation from FNB for consideration of an acquisition of Guaranty through an exclusive negotiation, as opposed to a "bidding," process. The consensus of the Executive Committee was that the presentations were to be informal without necessitating Guaranty to take any action as a result of the presentations. On March 18, 1998, the Board of Directors listened to presentations from Ewing and representatives of FNB.

         On March 25, 1998, the Executive Committee met to discuss two options, consisting of a possible sale of Guaranty either through the direct negotiation with a financial institution or a bid process through an investment banking firm, as well as an alternative option for raising additional capital and continuing to grow Guaranty.

         The directors discussed generally their assessment of Guaranty's prospects, including future performance prospects. The Board also reviewed the range of prices that had been paid for sales of financial institutions over recent periods. The Board also discussed the desirability of providing liquidity for holders of Guaranty Common Shares, the risk that the prices being received for sales of financial institutions in the prevailing market could decline over the ensuing years, the consolidation trend in the financial institutions industry, the opportunities that bank mergers presented to Guaranty, and the financial institutions that might have an interest in pursuing a transaction with Guaranty. The Board also considered the increasingly competitive banking environment in which Guaranty operates, the increased competition in both deposit and lending activities, and the inherent risk in relying on future internal growth and market penetration.

         On April 1, 1998, the Executive Committee met to listen to a proposal from another investment banking firm for representation of Guaranty in any process to market Guaranty for sale.

         On April 7, 1998, the Executive Committee of the Board of Guaranty met to review a presentation by Ewing. After the presentation, the Executive Committee voted to recommend to the Board of Directors that Guaranty retain Ewing to represent Guaranty in soliciting indications of interest that might warrant serious consideration and potentially result in an agreement to merge or Guaranty otherwise being acquired. At its meeting on April 15, 1998, the Board of Directors determined not to enter into direct negotiations with FNB for the sale of Guaranty to FNB but, rather, to initiate a bidding process for the possible sale of Guaranty. Guaranty also approved engaging Ewing to serve as Guaranty's investment advisor. Subsequent to this meeting, Guaranty entered into an agreement with Ewing on April 21, 1998.

         Ewing contacted several financial institutions during May and June, 1998 regarding their interest in pursuing a possible acquisition of Guaranty. Several of the institutions, including FNB, requested additional information and held discussions with representatives of Ewing. At a June 24, 1998 meeting, Guaranty's Board of Directors discussed the results of Ewing's solicitation process. Representatives of Ewing also were in attendance. Guaranty's Board authorized Ewing to continue discussions regarding a possible acquisition of Guaranty. The Board also authorized the Executive Committee to meet with representatives of FNB and two other financial institutions to explore further their interest in acquiring Guaranty.

         On July 6, 1998, the Executive Committee met with representatives of FNB. On July 7, 1998 and July 14, 1998, the Executive Committee met with representatives of two other financial institutions regarding their interest in Guaranty.

         On July 15, 1998, the Board of Directors of Guaranty reviewed the proposals received from FNB (which contemplated the same basic terms eventually set forth in the Merger Agreement and described in detail herein), and other financial institutions. Following the discussion, the Board of Directors of Guaranty authorized FNB to commence conducting a due diligence review of Guaranty. The Board also authorized Guaranty's financial and legal advisors to commence negotiation of a definitive agreement that would be submitted to Guaranty's Board of Directors for review and consideration.

         During the last week of July 1998, FNB conducted a due diligence review of Guaranty. During the first part of August 1998, Guaranty and FNB representatives negotiated the terms of a definitive agreement. The agreement was reviewed and approved by the Board of Directors of Guaranty at a meeting held on August 20, 1998. At this meeting, legal counsel reviewed generally the fiduciary obligations of directors in sales of financial institutions and commented on the form of definitive agreement, the non-competition and affiliate agreements to be entered into between Guaranty's directors and FNB, and the change of control provisions of employment agreements previously entered into with several Guaranty officers that would arise as a result of the Merger. See "Interests of Certain Persons in the Merger." At the meeting, representatives of Ewing delivered Ewing's written opinion that the consideration to be received by the shareholders of Guaranty in the Merger is fair, from a financial point of view. Guaranty's Board then unanimously approved the Merger Agreement and the transactions contemplated thereby. Bank management also was authorized to execute the Merger Agreement, which was signed by FNB and Guaranty effective August 20, 1998.

         On October 15, 1998, the parties executed an amendment to the Merger Agreement which effected certain technical amendments.

         GUARANTY'S REASONS FOR THE MERGER. Guaranty's Board of Directors believes that the Merger is in the best interest of Guaranty shareholders. The Board of Directors at Guaranty considered a number of factors in deciding to approve and recommend the terms of the Merger to Guaranty shareholders, including: the terms of the proposed transaction; the financial condition, results of operations, and future prospects of Guaranty; the value of the consideration to be received by Guaranty shareholders relative to the book value and earnings per share of Guaranty Common Shares; the competitive and regulatory environment for financial institutions generally; the fact that the Merger will enable Guaranty shareholders to exchange their Guaranty Common Shares (for which there is no established public trading market) for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded; that the Merger will enable Guaranty shareholders to hold stock in a financial institution that has historically paid cash dividends to its shareholders as compared to Guaranty, which only commenced paying cash dividends in 1995; the likelihood of receiving the requisite regulatory approval; that it is expected that the Merger will be a tax-free transaction (except in respect of cash received for fractional Guaranty Common Shares) for federal income tax purposes; and other information. The Board of Directors also took into account an opinion received from Ewing that the consideration to be received by the shareholders of Guaranty in the Merger, as described in the Merger Agreement, is fair, from a financial point of view to them. See "- Opinion of

Financial Advisor." The foregoing discussion of the information and factors considered by the Guaranty Board of Directors is not intended to be exhaustive of the factors considered by the Board of Directors. The Guaranty Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

         FNB'S REASONS FOR THE MERGER. The FNB Board recognized that the proposed Merger with Guaranty provides an opportunity to continue to employ FNB's growing capital on the west coast of Florida, one of the fastest growing markets in the United States. This is in contrast to the more mature market areas of Pennsylvania, eastern Ohio, and southwestern New York where FNB had traditionally operated, prior to its acquisitions of seven financial institutions in Southwest Florida over the past two years. FNB's management believes that the proposed Merger complements FNB's acquisitions on the west coast of Florida and will provide FNB with a greater level of market competitiveness in such area. Following the Merger, West Coast Bank will be merged into Interim and the combined entity will be able to draw upon the resources and competencies of FNB's other Florida affiliates to provide a broader range of services and product delivery channels.

OPINION OF GUARANTY' FINANCIAL ADVISOR

         The Board of Directors of Guaranty retained Ewing in the summer of 1998 to assist the Guaranty Board in developing and implementing a strategy for marketing Guaranty and for the purpose of rendering its Opinion (the "Opinion") to the shareholders of Guaranty as to the fairness, from a financial point of view, of the terms of any transaction resulting from the negotiations. The Guaranty Board selected a proposal by FNB as offering the greatest value and the most attractive terms to Guaranty's shareholders.

         At the meeting of the Guaranty Board held on August 20, 1998, Ewing delivered its Opinion that subject to certain assumptions and market conditions, the terms of the offer by FNB were fair to Guaranty's shareholders, from a financial point of view. Ewing subsequently updated its opinion to _______, 1998. No limitations were imposed by the Guaranty Board on the scope of Ewing's analysis or the procedures followed by Ewing in rendering its Opinion. Ewing's Opinion is directed to the Guaranty Board and does not constitute a recommendation to any Guaranty shareholder as to how such shareholder should vote on the Merger. Ewing has not been requested to opine as to and the Opinion does not in any manner address the underlying business decision by the Guaranty Board to enter into the merger.

         In issuing its Opinion, Ewing assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its Opinion as provided by Guaranty. Ewing made no independent verification of the supplied information, nor did Ewing conduct a physical inspection of the properties and facilities of Guaranty, nor did Ewing make or obtain any evaluation or appraisal of the assets or liabilities of Guaranty, nor did Ewing review any credit or loan files from Guaranty's loan portfolio. The Opinion is based upon market and economic conditions as they existed on the date of the Opinion. Events occurring after the date of issuance of the Opinion including but not limited to, changes in the market price of securities, the results of operations, or material changes in the value of the assets or liabilities of Guaranty could affect the assumptions used and the conclusions of the Opinion.

         The full text of Ewing's Opinion is attached as Appendix B to this Proxy Statement-Prospectus and is incorporated herein by reference. The description of the Opinion set forth herein is qualified in its entirety by reference to Appendix B. Guaranty's shareholders are urged to read the Opinion in its entirety.

         In arriving at its Opinion, Ewing: (i) reviewed the audited financial statements prepared by Bobbitt Pittenger & Company, P.A., Sarasota, Florida, for the fiscal years ended December 31, 1997, 1996 and 1995; (ii) reviewed the Call Reports of Guaranty filed with federal and state banking regulators reflecting the operations of Guaranty for the periods ended March 31, 1998, December 31, 1997, 1996 and 1995; (iii) reviewed the Merger Agreement; (iv) reviewed the budget for Guaranty for the year 1998; (v) reviewed the five-year financial objectives for Guaranty (1998-2002); (vi) reviewed other financial information concerning Guaranty; (vii) compared the values and terms of the Merger Agreement with FNB with the values and terms offered shareholders of comparable institutions in Florida in recent transactions; (viii) examined Guaranty's market share in the Sarasota County market; (ix) compared Guaranty's financial performance with other comparable banking institutions operating in Florida; (x) reviewed the financial condition of FNB and the impact of the proposed transaction on the market price of the shares of FNB; and (xi) reviewed the recent price performance and trading activity in the shares of FNB.

         Ewing held discussions with the management of Guaranty concerning its historical operations and future prospects and the decision of its Board of Directors to negotiate with FNB.

         The following paragraphs summarize the most pertinent portions of the financial and comparative analysis prepared by Ewing in arriving at its Opinion. The following summary does not purport to be a complete description of the analysis performed or the matters considered by Ewing in arriving at its Opinion.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its Opinion, Ewing did not attribute any particular weight to any one factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Ewing believes that its analysis must be considered as a whole and that considering any portions of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its Opinion. In its analysis, Ewing made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Guaranty's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In addition, as described above, Ewing's Opinion, along with its presentations to the Guaranty Board, was just one of many factors taken into consideration by the Guaranty Board.

         TRADING HISTORY OF GUARANTY'S SHARES. In view of the fact that the shares of Guaranty are closely held, Ewing determined that there was no meaningful trading market in the shares of Guaranty.

         SELECTION OF VALUATION METHOD. In valuing financial institutions, Ewing believes that there are several methods available to determine if a prospective transaction is fair, from a financial point of view, to the shareholders of the institution to be acquired. These methods include: (i) Comparison Method: A comparison of the purchase price of the transaction with prices paid for similar banks during periods of similar economic activity and bank valuations based on ratios commonly used in the industry including price/book, price/earnings, and price/deposits; (ii) Control Premium Method: This method only applies to selling companies where there is a public market for their shares, and, as there is not an active market for the shares of Guaranty, this method is not applicable;
(iii) Net Asset or Liquidating Value Method: This method does not apply to healthy banks and is only used in periods of severely depressed markets; (iv) Discounted Cash Flow Method: This method is often used in valuing community banks for the primary purpose of confirming valuations determined by the Comparison or other Methods. The method is based on management's forecast of earnings and dividends for a period of years with an estimate of the amount of a projected sale at the end of the period. The present value of these projected cash flows was determined using an array of discount rates reflecting the risks and accuracy of the projections. Earnings for small banks can be volatile because of the expenses associated with, for example, the addition of a new branch, a new marketing program, and the hiring of new banking officers, which can have an adverse affect on current earnings. Earnings projections for smaller banks tend to have less reliability, and this reduces the value of the Discounted Cash Flow method in determining market value. Ewing believes that the Comparison Method provides the soundest choice for determining the fairness of this transaction, and that the Discounted Cash Flow Method is useful in confirming the valuation determined by the Comparison Method.

         ANALYSIS OF COMPARABLE COMPANIES. Using industry information including information prepared by SNL Securities, Ewing compared the financial performance of Guaranty with two relevant groups of banks. In the first group, Ewing compared performance indicators of Guaranty with the average performance of 217 independent Florida community banks. The performance indicators utilized by Ewing for this comparison included the return on average assets for 1997 which was .63% for Guaranty vs. 1.02% for the 217 banks; the return on average equity for 1997 which was 8.39% for Guaranty vs. 11.00% for the 217 banks; the equity/assets ratio which for Guaranty as of December 31, 1997 was 7.47% vs. 9.25% for the 217 Florida banks; and the ratio of non-performing assets/assets which for Guaranty was .14% vs. .36% for the 217 banks.

         In the second group, Ewing compared performance indicators of Guaranty with the average performance indicators of 11 selected comparable banks which were merged with larger companies in 1997 and 1998. The performance indicators utilized by Ewing for this comparison included the return on average assets which was .63% for Guaranty vs. 1.24% for the 11 banks; the return on average equity which was 8.39% for Guaranty vs. 13.88% for the 11 banks; the ratio of non-performing assets/assets which was .14% for Guaranty vs. .17% for the 11 banks; and the ratio of equity/assets which was 7.47% for Guaranty vs. 9.00% for the 11 banks.

         ANALYSIS OF COMPARABLE TRANSACTIONS. Ewing reviewed the terms and financial characteristics of selected transactions involving the acquisition of banks by commercial bank holding companies in 1997 and 1998. Ewing selected transactions for comparison purposes involving similarly performing banks in Florida. Ewing initially selected transactions that occurred in a period of similar economic activity, and Ewing determined that the period commencing January 1, 1997 through March 31, 1998 was the optimum period for the selection of comparable transactions. Because of the large amount of consolidation activity in the Florida banking market, Ewing determined that there were a sufficient number of transactions involving comparable banks in Florida to provide a sufficiently large universe for comparison purposes. There were 36 transactions that occurred during this period involving Florida banks, and Ewing applied the following criteria in selecting the most comparable transactions. Ewing eliminated all transactions involving selling banks with assets less than $75 million and in excess of $175 million. Ewing eliminated all transactions in which the operations of the acquired bank were unprofitable in the year of acquisition. Ewing eliminated all transactions involving selling banks with non-performing assets in excess of 1% of assets. Ewing eliminated all transactions where the selling bank had a return on average assets in the year of acquisition of less than 1.0% and/or a return on average equity of less than 8.0%. Eleven of the 36 transactions met the above criteria, and they included the following transactions (identified by acquiree/acquiror): Citizens Holding Corporation/FNB Corporation, Hermitage, PA; CNB Holding Corporation/Colonial BancGroup, Montgomery, AL; Seminole Bank/FNB Corporation, Hermitage, PA; Central Bank/BankUnited Financial, Coral Gables, FL; West Coast Bank/FNB Corporation, Hermitage, PA; Dadeland Bancshares/Colonial BancGroup, Montgomery, AL; Bank of Winter Park/Huntington Bancshares, Columbus, OH; Florida Gulfcoast/Provident Bancorp, Cincinnati, OH; Indian Rocks State Bank/FNB Corporation, Hermitage, PA; Great Southern Bancorp/Colonial BancGroup, Montgomery, AL; and Port St. Lucie National Bank/Seacoast Banking Corporation, Stuart, FL.

         Ewing utilized three ratios that are generally utilized in the industry for comparing the relative prices paid in transactions involving banks. These ratios are price/book value which was 3.35x for proposed Merger vs. an average 2.73x for the eleven transactions; price/earnings which was 26.41x for proposed Merger vs. 21.61x for the eleven transactions; price as a percentage of deposits which was 25.91% for proposed Merger vs. 28.88% for the eleven transactions.

         Because the reasons for and circumstances surrounding each of the transactions analyzed were diverse and because of the inherent differences between the operations of Guaranty and the eleven banks in the selected transactions, Ewing believed that a strict reliance on the quantitative comparable transaction analysis is not meaningful without further qualitative considerations. Ewing believed that the proper use of a comparable transaction analysis would involve qualitative judgments concerning differences between the characteristics of these transactions and proposed Merger which may have affected the acquisition value of the acquired companies and Guaranty. The qualitative factors considered by Ewing in connection with its Opinion included Ewing's views as to the number of potential buyers in each of these transactions and the ability of the acquirors to implement cost savings and business synergies as a result of each merger

         DISCOUNTED CASH FLOW ANALYSIS. Ewing projected the cash flows of Guaranty based on Guaranty's financial objectives for the five-year period ended December 31, 2002, which assume that Guaranty would remain an independent bank. For purposes of this analysis, Ewing assumed that the projected dividends would be paid by Guaranty and that Guaranty would enter into a merger contract as of December 31, 2002, at a price based on the level of current bank valuations. The derived value as of December 31, 2002, for Guaranty was discounted to present value utilizing a discount rate which was determined based on Ewing's estimate of the rate that investors would require in making an investment based on the projected sale of Guaranty. Ewing calculated the appropriate discount rate by layering appropriate risk rates which took into consideration the basic riskless rate of Treasury Notes for the indicated time period (five years), the general risks of equity investment, and the volatility of small bank earnings. Ewing used a range of 14%-16% in its calculations of present value.

         Based on this analysis, Ewing determined that the present value of the projected cash flows was less than the values represented by the FNB Merger Agreement and that the discounted cash flow analysis supported the fairness of the transaction to Guaranty's shareholders.

         ANALYSIS OF FNB SHARES. Ewing performed an analysis as to the profitability, quality and liquidity of the shares of FNB including a comparison of FNB's operating performance with the average of seven other regional bank holding companies ("BHCs") including AmSouth Corporation, Colonial Banc Group, Compass Bank, Regions Financial Corporation, SouthTrust Corporation, Union Planters Corp., and Huntington Bancshares. Ewing observed that FNB produced a return on average assets in 1997 of 1.31% vs. an average of 1.21% by the seven BHCs; a return on average equity of 15.41% vs. 15.77% for the seven BHCs; non-performing assets to total assets of .54% vs. 4.5% for the seven BHCs; and FNB had a stronger equity/assets ratio of 8.70% vs. an average of 7.76% for the seven BHCs.

         Ewing reviewed recent trading prices and volumes for FNB Common Stock and compared the price performance of FNB shares during this period to those of other regional banks. Ewing found the performance of FNB Common Stock to be comparable to those of its peers and that FNB shares offer moderate liquidity to its shareholders.

         MARKETING OF GUARANTY. The Guaranty Board developed a marketing program to solicit interest in Guaranty from a selected list of qualified bank holding companies whose shares were acceptable in terms of investment value and quality. Ewing assisted the Board of Directors in this process which resulted in specific interest being expressed by several bank holding companies, including FNB The proposal from FNB was selected by the Board because of the higher market value and more advantageous terms that it represented.

         COMPENSATION OF ALLEN C. EWING & CO. Ewing served as financial advisor to Guaranty in addition to rendering its Opinion, and Guaranty has agreed to pay Ewing a total fee equal to .75% of the value of the transaction at closing. Guaranty agreed to indemnify Ewing against certain liabilities as delineated in Ewing's agreement with Guaranty.

CONDITIONS PRECEDENT TO THE MERGER

         The Merger will occur only if the Merger Agreement is approved by the requisite vote of the shareholders of Guaranty. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent legally permitted. Such conditions include (i) the receipt of all required regulatory and governmental consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations (and the expiration of all applicable waiting periods following the receipt of such items or the delivery of appropriate notices), provided that such approvals shall not have imposed any condition or restriction that, in the reasonable judgment of the Board of Directors of either party, would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the Merger Agreement; (ii) the receipt by each party of all consents, with certain exceptions, required for consummation of the Merger and the preventing of any default under any contract of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party; (iii) the absence of any action by a court or governmental or regulatory authority that restricts, prohibits or makes illegal the transactions contemplated by the Merger Agreement; (iv) the effectiveness of the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") and the receipt of all necessary approvals under state securities laws, the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the issuance or trading of the shares of FNB Common Stock issuable pursuant to the Merger; (v) the receipt of a letter dated as of the Effective Time from Ernst & Young LLP to the effect that the Merger qualifies to be accounted for as a pooling-of-interests under Generally Accepted Accounting Principles ("GAAP"); and (vi) the receipt of the tax opinions referred to in "-- Certain Federal Income Tax Consequences."

         In addition, unless waived, each party's obligation to effect the Merger is subject to the accuracy of the other party's representations and warranties at the Effective Time and the performance by the other party of its obligations under the Merger Agreement and the receipt of certain closing certificates from the other party. The obligation of FNB to effect the Merger also is subject to (i) the receipt of agreements from affiliates of Guaranty restricting their ability to sell or otherwise transfer their Guaranty Common Shares prior to consummation of the Merger or their shares of FNB Common Stock received upon consummation of the Merger, to the extent necessary to assure, in the reasonable judgment of FNB, that the transactions contemplated by the Merger Agreement will qualify for pooling-of-interests accounting treatment, (ii) the receipt of the opinion of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., counsel to Guaranty, as to certain matters, and (iii) the receipt from each director and executive officer of Guaranty of certain Non-Compete Agreements. The obligation of Guaranty to effect the Merger is further subject to (i) Guaranty's receipt from Ewing of a letter, dated within five days of this Proxy Statement-Prospectus, stating that in the opinion of Ewing, the consideration to be paid in the Merger is fair, from a financial point of view, to the holders of Guaranty Common Shares; (ii) FNB having delivered to the Exchange Agent the consideration to be paid to holders of the Guaranty Common Shares; and (iii) Guaranty's receipt of a written opinion of Smith, Gambrell & Russell, LLP, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and Guaranty. No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so.

         Either Guaranty or FNB may waive certain of the conditions imposed with respect to its or their respective obligations to consummate the Merger, except for the requirements that the Merger be approved by Guaranty shareholders and that all required regulatory approvals be received.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

         Under the terms of the Merger Agreement, Guaranty has agreed, except as otherwise contemplated by the Merger Agreement or otherwise with the prior written consent of FNB, to (i) operate its business only in the usual, regular and ordinary course, (ii) use its reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises, (iii) use its reasonable best efforts to maintain its current employee relationships, (iv) formulate and execute a plan which complies with the FFIEC Year 2000 Compliance guidelines as promulgated by the Board of Governors of the Federal Reserve System, and (v) take no action which would materially adversely affect the ability of any party to obtain any consent or approvals required for the transactions contemplated by the Merger Agreement without imposition of a condition or restriction which, in the reasonable judgement of the Board of Directors of either party, would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgement, have entered into the Merger Agreement.

         In addition, Guaranty has agreed that it will not, without the prior written consent of FNB, except as contemplated by or disclosed pursuant to the Merger Agreement:

                  (a) amend the Guaranty Articles of Incorporation ("Guaranty Charter"), the Guaranty bylaws ("Guaranty Bylaws"), or other governing instruments of Guaranty;

                  (b) make any new loan or other extension of credit to any person (except those who have received a commitment for a loan or extension of credit prior to the date of the Merger Agreement) in excess of $100,000 (except loans secured by an owner occupied real property first mortgage or single or 1-4 family residential loan properly margined or secured by liquid assets each of which is less than $500,000); provided, however, that FNB will make every reasonable effort to respond to Guaranty's request for loan approval in a timely manner and, under normal circumstances, make a decision within two business days;

                  (c) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business consistent with past practices (it being understood and agreed that the incurrence of indebtedness in the ordinary course of business shall include, without limitation, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. governmental agencies securities), or impose, or suffer the imposition of, a lien on any asset of Guaranty (other than in connection with deposits, repurchase agreements, bankers acceptances, treasury tax and loan accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and already existing liens);

                  (d) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Guaranty, or adjust, split, combine, or reclassify any capital stock of Guaranty or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Guaranty Common Shares, or make, declare or pay any dividend (except for a regular annual dividend in the fourth quarter of 1998 not to exceed $0.06 per share) or make any other distribution in respect of its capital stock;

                  (e) except for the Merger Agreement, or pursuant to the exercise of the Guaranty Options, or as disclosed pursuant to the Merger Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional Guaranty Common Shares or any other capital stock of Guaranty, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

                  (f) sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of Guaranty or (ii) any asset other than in the ordinary course of business for reasonable and adequate consideration;

                  (g) except for purchases of United States Treasury securities or United States government agency securities, which in either case have maturities of five years or less, purchase any securities or make any investment in an amount in excess of $100,000 for each such investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person or otherwise acquire direct or indirect control over any person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by Guaranty in its fiduciary capacity, or (iii) the creation of new wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement, in which case FNB shall object thereto within two business days, and the failure to provide a written objection within two business days shall be deemed approval of FNB to make such purchase or investment;

                  (h) except as otherwise provided in the Merger Agreement, grant any material increase in compensation or benefits to the employees or officers of Guaranty, except in accordance with past practice disclosed pursuant to the Merger Agreement or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Merger Agreement or as otherwise disclosed; enter into or amend any severance agreements with officers of Guaranty; grant any material increase in fees or other increases in compensation or other benefits to directors of Guaranty except in accordance with past practice or as disclosed pursuant to the Merger Agreement; or voluntarily accelerate the vesting of any Guaranty Options or other stock-based compensation or employee benefits;

                  (i) except as otherwise disclosed in the Merger Agreement or that may be entered into pursuant to the Merger Agreement, enter into or amend any employment contract (unless such amendment is required by law) between Guaranty and any person;

                  (j) except as otherwise disclosed in the Merger Agreement, adopt any new employee benefit plan of Guaranty or make any material change in or to any existing employee benefit plans of Guaranty other than such changes required by law or to maintain the tax qualified status of any such plan;

                  (k) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws, regulatory accounting requirements or GAAP;

                  (l) except as otherwise disclosed in the Merger Agreement, commence any litigation other than in accordance with past practice or settle any litigation involving any liability of Guaranty for material money damages or restrictions upon the operations of Guaranty;

                  (m) except in the ordinary course of business, modify, amend, or terminate any material contract, other than renewals without a material adverse change of terms, or waive, release, compromise, or assign any material rights or claims;

                  (n) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement; or

                  (o) elect or appoint any new corporate officers or members of the Guaranty Board of Directors; or

                  (p) agree to, or make any commitment to, take any of the actions prohibited by the above paragraphs.

         The Merger Agreement also provides that, except for the transactions contemplated thereby, neither Guaranty nor its affiliates or representatives shall, directly or indirectly, solicit any tender offer or exchange offer or any proposal for a Merger, consolidation, acquisition of all of the stock or assets of, or other business combination involving Guaranty or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Guaranty or any of its subsidiaries ("Acquisition Proposal"). Additionally, except to the extent necessary to comply with the fiduciary duties of the Guaranty Board, determined after consultation with counsel, neither Guaranty nor its affiliates or representatives will provide any non-public information that it is not legally obligated to furnish, or negotiate with respect to, any Acquisition Proposal, although Guaranty may communicate information about such Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel.

         In the Merger Agreement, FNB has agreed (i) to conduct its business and the business of its subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the FNB Common Stock and its business prospects and (ii) to take no action which would materially adversely affect the ability of any party to (A) obtain any consent or approval required for the transactions contemplated in the Merger Agreement or (B) perform its covenants and agreements under the Merger Agreement; provided that FNB or any of its subsidiaries may discontinue or dispose of any of its assets or business if FNB determines that such action is desirable in the conduct of its business. FNB further agreed that it will not, without the prior written consent of Guaranty, which consent shall not be unreasonably withheld, amend the FNB Charter ("FNB Charter") or the FNB Bylaws ("FNB Bylaws") in any manner adverse to the holders of Guaranty Common Shares.

MODIFICATION, WAIVER AND TERMINATION

         The Merger Agreement provides that it may be amended by a subsequent writing signed by each party upon the approval of each of their respective Board of Directors. However, the provision relating to the consideration to be received by the holders of Guaranty Common Shares may not be amended after the Special Meeting in a manner to reduce or modify in any material respect the consideration to be received by the holders of the Guaranty Common Shares without the further approval of the holders of the issued and outstanding shares of Guaranty Common Shares entitled to vote thereon.

         The Merger Agreement provides that each party may (i) waive any default in the performance of any term of the Merger Agreement by the other party, (ii) waive or extend the time for compliance or fulfillment by the other party of any of its obligations under the Merger Agreement and (iii) waive any of the conditions precedent to its obligations to consummate the Merger to the extent legally permitted. Neither of the parties intends, however, to waive any conditions of the Merger if such waiver would, in the judgment of the waiving party, have a material adverse effect on its shareholders.

         The Merger Agreement may be terminated by mutual agreement of the FNB Board and the Guaranty Board. The Merger Agreement may also be terminated by either the FNB Board or the Guaranty Board (i) in the event of inaccuracies of any representation or warranty of the other party contained in the Merger Agreement which cannot be or has not been cured within 30 days of written notice of such inaccuracies and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in the Merger Agreement; provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement; (ii) in the event of a material breach of any covenant, agreement or obligation in the Merger Agreement by the other party that cannot or has not been cured within 30 days of written notice of such breach;
(iii) if the required approval of the Guaranty shareholders or any applicable regulatory or governmental authority is not obtained; or (iv) if the Merger is not consummated by February 28, 1999; provided that the failure to consummate the Merger by such date is not caused by any breach of the Merger Agreement by the terminating party.

         The Merger Agreement may be terminated by FNB in the event that dissenters' rights claimed pursuant to the applicable provisions of the National Bank Act aggregate more than 10% of the issued and outstanding Guaranty Common Shares, or if the Designated Price shall be less than $30.00 per share. In addition, the Merger Agreement may be terminated by Guaranty if (i) at any time prior to the Effective Time, the fairness opinion of Ewing is withdrawn; or (ii) if the Designated Price shall be $28.00 or less; or (iii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide Acquisition Proposal that the Guaranty Board determines in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to the Guaranty shareholders and that the failure to terminate the Merger Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties (each a "Termination Event"). There can be no assurance that the Guaranty Board would exercise its right to terminate the Merger Agreement if a Termination Event exists.

         It may not be possible to know whether a Termination Event will occur until after the Determination Date or the Effective Time. The Guaranty Board has made no decision as to whether it would exercise its termination right in such situation. The Guaranty Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time, and would consult with its financial advisors and legal counsel.

         Approval of the Merger Agreement by the shareholders of Guaranty at the Special Meeting will confer on the Guaranty Board the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event of a Termination Event without any further action by, or resolicitation of, the shareholders of Guaranty.

EXPENSES

         In the Merger Agreement, each of the parties has agreed to pay its own expenses and one-half of the printing costs of this Proxy Statement-Prospectus and related Registration Statement; provided, however, that in the event of any termination (with certain exceptions set forth in the Merger Agreement) of the Merger Agreement following the occurrence of an Initial Triggering Event (as defined in the Merger Agreement), FNB shall be entitled to a cash payment from Guaranty in an amount equal to $1,500,000 upon the occurrence of any Subsequent Triggering Event (as defined in the Merger Agreement) within 12 months following the date of such termination. In the event the Merger Agreement is terminated as a result of FNB's or Guaranty's failure to satisfy any of its representations, warranties or covenants set forth therein, the non-terminating party shall reimburse the terminating party for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Smith, Gambrell & Russell, LLP has delivered to FNB and Guaranty its opinion that, based upon certain customary assumptions and representations, under federal law as currently in effect, (a) the proposed Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;
(b) no gain or loss will be recognized by the shareholders of Guaranty on the exchange of their Guaranty Common Shares for FNB Common Stock pursuant to the terms of the Merger to the extent of such exchange; (c) the federal income tax basis of the FNB Common Stock for which Guaranty Common Shares are exchanged pursuant to the Merger will be the same as the basis of such Guaranty Common Shares exchanged therefor (including basis allocable to any fractional interest in any share of FNB Common

Stock); (d) the holding period of FNB Common Stock for which Guaranty Common Shares are exchanged will include the period that such shares of Guaranty Common Shares were held by the holder, provided that such shares constituted capital assets of the holder; and (e) the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FNB, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of FNB Common Stock surrendered, which gain or loss will be capital gain or loss if the Guaranty Common Shares constituted a capital asset in the hands of the shareholder.

         THE FOREGOING IS A SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE CODE AND IS FOR GENERAL INFORMATION ONLY. IT DOES NOT INCLUDE CONSEQUENCES OF STATE, LOCAL OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. SHAREHOLDERS OF GUARANTY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF FNB COMMON STOCK.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of Guaranty' management and of the Guaranty Board have interests in the Merger that are in addition to any interests they may have as shareholders of Guaranty generally. These interests include, among others, provisions in the Merger Agreement relating to the management of Interim after the Effective Time, election or appointment of all members of the Guaranty Board to the board of directors of Interim, certain proposed employment agreements and other employee benefits, the payment of amounts due under existing change in control agreements and indemnification of Guaranty directors and officers, as hereinafter described.

         MANAGEMENT POST-MERGER; GUARANTY EMPLOYMENT AGREEMENTS. FNB has agreed to cause all of the eligible Guaranty directors to be elected to the Board of Directors of Interim (and to pay fees to non-employee directors in the same amount as currently being paid by Guaranty) and to cause all of the officers of Guaranty to be appointed as officers of Interim following consummation of the Merger.

         CHANGE IN CONTROL PAYMENTS. In the Merger Agreement, Guaranty has agreed that it will pay, at the closing of the Merger, all amounts payable under the agreements entered into by each of Messrs. Voigt ($382,500), Battaglia ($173,600) and McWhorter ($171,200) and Ms. Toundas ($72,500) with Guaranty, dated August 20, 1997, as if each such individual had delivered a valid notice of election thereunder, except for such obligations as cannot be satisfied or which would be redundant due to continued employment. Those obligations (estimated to aggregate approximately $50,000) will be satisfied by FNB upon FNB's subsequent receipt of such individual's notice of termination of employment.

         INDEMNIFICATION. FNB has agreed that it will, following the Effective Time, indemnify, defend, and hold harmless the current and former directors, officers, employees, and agents of Guaranty against all costs, fees or expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any litigation arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Florida law and by the Guaranty Charter and Guaranty Bylaws as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any litigation.

         GUARANTY OPTIONS. Guaranty has granted Guaranty Options from time to time to its directors and certain of its executive officers and employees. As of the date of this Proxy Statement-Prospectus, there are outstanding Guaranty Options to purchase up to an aggregate of 58,631 Guaranty Common Shares, of which 53,790 Guaranty Options are held by current directors and officers of Guaranty. All of the Guaranty Options are exercisable upon a change of control. The following table sets forth, as of October 30, 1998 (i) the total number of Guaranty Common Shares subject to such Guaranty Options, (ii) the weighted average exercise price of such Guaranty Options, and (iii) the aggregate equivalent value of such options based on the last sales price of $27.50 on October 30, 1998 for the FNB Common Stock.

                                         WEIGHTED AVERAGE
                  SHARES SUBJECT TO     EXERCISE PRICE PER    AGGREGATE VALUE OF
                   GUARANTY OPTIONS      GUARANTY OPTIONS      GUARANTY OPTIONS
                  -----------------     ------------------    ------------------
                        58,631                 $11.65              $2,521,133

         All outstanding Guaranty Options not exercised before the Effective Time will be converted into and become options to purchase whole shares of FNB Common Stock. The exercise price and number of shares subject to such options will be adjusted for the Exchange Ratio.

         OTHER MATTERS RELATING TO GUARANTY EMPLOYEE BENEFIT PLANS. The Merger Agreement also provides that, following the Effective Time, all Guaranty employees shall become employees of Interim and that Interim will provide generally to officers and employees of Guaranty employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of FNB Common Stock), on terms and conditions which when taken as a whole are no less favorable than those currently provided by FNB or its affiliated companies to their similarly situated officers and employees. After the Effective Time, FNB or its subsidiaries will also honor in accordance with their terms all employment, severance, consulting and other compensation contracts disclosed pursuant to the Merger Agreement.

         For purposes of participation and vesting (but not benefit accrual under any employee benefit plans of FNB and its subsidiaries other than under the Guaranty Benefit Plans) under such employee benefit plans, the service of the employees of Guaranty prior to the Effective Time will be treated as service with FNB or any of its subsidiaries participating in such employee benefit plans. For purposes of applying any deductible limitations, out-of-pocket minimums, or health certification requirements under any group health plan made available to Guaranty employees and their dependents after the Merger, Guaranty employees shall not be treated as new hires and shall be given appropriate credit for their participation immediately prior to the Merger in any Guaranty benefit plan that constituted a group health plan. In the Merger Agreement, FNB has agreed that it will, and will cause its subsidiaries to, honor in accordance with their terms all employment, severance, consulting and other compensation contracts disclosed pursuant to the Merger Agreement between Guaranty and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Guaranty Benefit Plans.

DISSENTERS' RIGHTS OF GUARANTY SHAREHOLDERS

         When a Florida state bank merges with and into a national bank such that the national bank is the surviving entity, the Florida state bank shareholders' dissenters' rights are those set forth in 12 U.S.C. Section 215a and not those outlined under the Florida Financial Institutions Code ("FFIC"). Pursuant to the FFIC and the National Bank Act, each shareholder of Guaranty entitled to vote on the Merger who objects to the Merger shall be entitled to the rights and remedies of dissenting shareholders provided under 12 U.S.C.
Section 215a, the text of which is included in Appendix C to this Proxy Statement-Prospectus and is incorporated herein by reference, and any such shareholder who follows the procedures specified in 12 U.S.C. Section 215a will be entitled to receive the value of each holder's shares of Guaranty Common Stock in cash. A GUARANTY SHAREHOLDER MUST COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN 12 U.S.C.
SECTION 215a. FAILURE TO FOLLOW ANY OF THOSE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF HIS DISSENTERS' RIGHTS.

         To perfect dissenters' rights, a holder of shares of Guaranty Common Stock must (a) vote against the Merger or otherwise notify the Secretary of Guaranty in writing at or prior to the Special Meeting that he dissents from the Merger and (b) within 30 days after the closing of the Merger, deliver to FNB a written request for the value of his shares of Guaranty Common Stock in cash accompanied by the surrender of his certificates representing such shares of Guaranty Common Stock. Such written requests should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to F.N.B. Corporation, One F.N.B. Boulevard, Hermitage Pennsylvania 16148, Attention: Secretary.

         The value of the shares of Guaranty Common Stock held by a dissenting shareholder will be determined, as of the Effective Date of the Merger, by an appraisal made by a committee of three appraisers, one to be selected by the holders of a majority of the shares of Guaranty Common Stock (the owners of which have exercised their dissenters' rights), one to be selected by the directors of FNB, and one to be selected by the two appraisers so selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency who will cause a reappraisal to be made that will be final and binding as to the value of the shares of such shareholder. If, within 90 days from the closing of the Merger, for any reason one or more of the appraisers is not selected, or the appraisers so selected fail to determine the value of the shares of Guaranty Common Stock, the Comptroller of the Currency will cause an appraisal of such shares to be made upon the written request of any interested party, and such appraisal will be final and binding on all parties. FNB will pay the expenses of the Comptroller of the Currency in making any appraisal or reappraisal described above.

         The value of the shares of Guaranty Common Stock held by dissenting shareholders ascertained as described above will be promptly paid by FNB to the dissenting shareholders. The shares of FNB Common Stock that would have been delivered to the dissenting Guaranty shareholders had they not requested payment in accordance with 12 U.S.C. Section 215a must be sold at any advertised public auction, and FNB has the right to purchase any or all of such shares at such auction if it is the highest bidder, for the purpose of reselling such shares within 30 days thereafter. If the shares of FNB Common Stock are sold at the public auction at a price greater than the amount paid to the dissenting Guaranty shareholders, the excess in such sale price must be paid to such dissenting shareholders.

         THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF THE RIGHTS AND OBLIGATIONS OF DISSENTING SHAREHOLDER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE DISSENTERS' RIGHTS STATUTE, 12 U.S.C. SECTION 215a, WHICH IS REPRODUCED IN FULL AS APPENDIX C TO THIS PROXY STATEMENT.

         Prior to the closing of the Merger, dissenting shareholders of Guaranty should send any communications regarding their rights to Guaranty Bank & Trust Company, 1340 East Venice Avenue, Venice, Florida 34292, Attention: President and Chief Executive Officer. At or after the closing of the Merger, dissenting shareholders should send any communications regarding their rights to F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, Attention:
Secretary. All such communications should be signed by or on behalf of the dissenting Guaranty shareholder in the form in which such holder's shares are registered on the books of Guaranty.

         FNB has the right to terminate the Merger Agreement prior to the Effective Time if the number of shares of Guaranty Common Stock as to which the holders thereof legally asserting dissenting shareholders' rights is equal to or greater than 10% of the issued and outstanding shares of Guaranty Common Stock. See "THE MERGER -- Modification, Waiver and Termination."

ACCOUNTING TREATMENT

         It is intended that the Merger will be accounted for as a pooling-of-interests under GAAP. Guaranty and FNB have agreed to use their reasonable best efforts to cause the Merger to qualify for pooling-of-interests treatment, and to take no action that would cause the Merger not, to so qualify.

         Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of FNB and Guaranty will be combined at the Effective Time of the Merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of Guaranty and FNB will be combined on FNB's consolidated balance sheet such that no goodwill or other intangible assets will be created.

BANK REGULATORY MATTERS

         FEDERAL RESERVE BOARD AND OFFICE OF THE COMPTROLLER OF THE CURRENCY. The Merger is subject to prior approval by the Federal Reserve Board and the Office of the Comptroller of the Currency (the "OCC"). In determining whether to approve a transaction such as the Merger, the Federal Reserve Board and the OCC take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board and the OCC will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

         The Federal Reserve Board and the OCC are prohibited from approving a Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of a Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board and the OCC must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. Three of FNB's nine banking subsidiaries have an outstanding CRA rating with the appropriate federal regulator. The other six of FNB's banking subsidiaries have a satisfactory rating with the appropriate federal regulator.

         Applicable federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board and the OCC and authorizes each agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

         The Merger generally may not be consummated until after 15 days following the date of applicable federal regulatory approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise. FNB and Guaranty believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that any divestitures that may be required in order to consummate the Merger will not be material to the financial condition or results of operations of FNB or Guaranty prior to the Effective Time, or FNB after the Effective Time.

         STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. FNB and Guaranty have filed all applications and notices and have taken (or will take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. FNB has submitted an application seeking Federal Reserve Board and OCC approval of the Merger.

         The Merger Agreement provides that the obligation of each of FNB and Guaranty to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board and OCC. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger, or that no action will be brought challenging such approvals or action, including a challenge by the United States Department of Justice or, if such a challenge is made, the result thereof.

         FNB and Guaranty are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, FNB and Guaranty currently contemplate that such approval or action would be sought.

         THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF ANY SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. SEE "-- CONDITIONS PRECEDENT TO THE MERGER." THERE CAN LIKEWISE BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

         See "-- Effective Time of the Merger," "-- Conditions Precedent to the Merger" and "-- Modification, Waiver and Termination."

RESTRICTIONS ON RESALES BY AFFILIATES

         The shares of FNB Common Stock to be issued to shareholders of Guaranty in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Guaranty or FNB as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Guaranty at the time the Merger is submitted for a vote or consent of the shareholders of Guaranty will, under existing law, require either (a) the further registration under the Securities Act of the shares of FNB Common Stock to be transferred, (b) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) the availability of another exemption from registration. An "affiliate" of Guaranty, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Guaranty. In addition, under the requirements for pooling-of-interests method of accounting, the shares of FNB Common Stock issued to affiliates are not transferable until such time as financial results covering at least 30 days of combined operations of FNB and Guaranty have been published. The foregoing restrictions are expected to apply to the directors, executive officers, and the beneficial holders of 10% or more of the Guaranty Common Shares (and to certain relatives or the spouse of any such person and any trusts, estates, corporations, or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by FNB to the transfer agent with respect to the FNB Common Stock to be received by persons subject to the restrictions described above. Guaranty has agreed that it will use its reasonable best efforts to obtain from each of those persons identified by Guaranty as affiliates, not later than 10 days prior to the Effective Time, appropriate agreements that each such individual will not make any further sales of shares of FNB Common Stock received upon consummation of the Merger except in compliance with the restrictions described in this paragraph.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MARKET PRICES

         FNB. Since June 16, 1997, FNB Common Stock has traded on the Nasdaq National Market under the trading symbol "FBAN." Prior to June 16, 1997, the FNB Common Stock traded on the Nasdaq SmallCap Market under the same symbol. Stock prices have been adjusted to reflect a 5% stock dividend paid on May 24, 1998. As of September 30, 1998, FNB Common Stock was held of record by approximately 6,400 persons. The following table sets forth the high and low sales prices of the FNB Common Stock as reported by the Nasdaq Stock Market for the periods indicated.


                                                                               HIGH        LOW
                                                                               ----        ---
                  YEAR ENDED DECEMBER 31, 1996:
                      First Quarter.................................         $19   7/8   $17   1/2
                      Second Quarter................................          22          19   7/8
                      Third Quarter.................................          22          21  3/32
                      Fourth Quarter................................          21  5/16    20 41/64

                  YEAR ENDED DECEMBER 31, 1997:
                      First Quarter.................................         $24  5/32   $20 55/64
                      Second Quarter................................          30 15/32    21 49/64
                      Third Quarter.................................          30 19/64    28  7/64
                      Fourth Quarter................................          36 31/64    29 49/64

                  YEAR ENDING DECEMBER 31, 1998:
                      First Quarter..................................        $36   3/4   $30 15/64
                      Second Quarter.................................         37  9/64    31   3/4
                      Third Quarter..................................         36 13/16    27
                      Fourth Quarter (through October 30, 1998)......         28   5/8    24   1/2

         Guaranty. There is no established public trading market for the Guaranty Common Shares. As of the Record Date, there were __________ shares of Guaranty Common Shares issued and outstanding held by ___ holders of record. According to records kept by management, since January 1, 1997, there have been only approximately eight trades in the Guaranty Common Shares involving an aggregate of 1,734 shares. To the best of management's knowledge, which is based on limited and incomplete information, Guaranty believes that recently negotiated sales of Guaranty Common Shares have ranged between $23.00 And $27.00 Per share. In view of the extremely limited volume of transactions and the lack of reliable pricing information (because such information is not required to be forwarded to Guaranty), there is no assurance that the stated prices paid for the Guaranty Common Shares provide a reliable or relevant indication of the value of Guaranty Common Shares.

DIVIDENDS

         The following table sets forth the per share cash dividends declared on FNB Common Stock and Guaranty Common Shares for the periods indicated. The FNB dividends have been adjusted to reflect the 5% FNB Stock Dividend. The ability of either FNB or Guaranty to pay dividends to its shareholders is subject to certain restrictions. See "INFORMATION ABOUT FNB" and "INFORMATION ABOUT GUARANTY."


                                                                     FNB          GUARANTY
                                                                  DIVIDENDS      DIVIDENDS
                                                                  ---------      ---------
                  YEAR ENDED DECEMBER 31, 1996:
                           First Quarter......................      $0.14          $  --
                           Second Quarter.....................       0.15             --
                           Third Quarter......................       0.15             --
                           Fourth Quarter.....................       0.15           0.05
                  YEAR ENDED DECEMBER 31, 1997:
                           First Quarter......................      $0.15          $  --
                           Second Quarter.....................       0.15             --
                           Third Quarter......................       0.15             --
                           Fourth Quarter.....................       0.15           0.06
                  YEAR ENDING DECEMBER 31, 1998:
                           First Quarter......................      $0.17          $  --
                           Second Quarter.....................       0.18             --
                           Third Quarter......................       0.18             --


VOLUNTARY DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         FNB approved a dividend reinvestment and direct stock purchase plan (the "1998 DRP") which became effective in April 1998 and replaced the existing dividend reinvestment plan. The 1998 DRP is available to existing FNB shareholders and shareholders of Guaranty who receive shares of FNB Common Stock in the Merger, as well as persons who are not already shareholders, and permits participants to purchase shares of FNB Common Stock through reinvestment of dividends on their shares of FNB Common Stock and/or optional cash payments and permits participants to have their shares enrolled in the 1998 DRP held in book-entry form by the plan administrator.

                              INFORMATION ABOUT FNB

         FNB is a financial services holding company organized under the laws of the Commonwealth of Pennsylvania and headquartered in Hermitage, Pennsylvania. It provides a broad range of financial services to its customers through its bank and consumer finance subsidiaries in Pennsylvania, southwestern Florida, eastern Ohio and southwestern New York. FNB's main office is located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 and its telephone number is
(724) 981-6000.

         FNB was formed in 1974 as the holding company of its then sole subsidiary, First National, formerly First National Bank of Mercer County. Since its formation, FNB has acquired and currently operates eight other bank subsidiaries and one consumer finance company in Pennsylvania, southwestern Florida, eastern Ohio and southwestern New York. On January 21, 1997, FNB acquired Southwest, a Florida corporation and registered bank holding company under the Bank Holding Company Act ("BHCA"), with banking subsidiaries located in Naples and Cape Coral, Florida. On April 18, 1997, FNB acquired West Coast Bancorp, Inc. ("WCBI"), a Florida corporation and registered bank holding company under the BHCA, located in Cape Coral, Florida. On June 30, 1997, FNB sold its wholly owned subsidiary, Bucktail Bank and Trust Company, a Pennsylvania state-chartered bank to Sun Bancorp, Inc. ("Sun") in exchange for 13.8% of the outstanding stock of Sun. On October 17, 1997, FNB acquired Indian Rocks State Bank (which was subsequently converted to a national bank and renamed First National Bank of Florida), a Florida state bank located in Largo, Florida with assets of approximately $81 million. On November 20, 1997, FNB acquired Mercantile Bank of Southwest Florida, a Florida state bank located in Naples, Florida with assets of approximately $122 million. On January 20, 1998, FNB acquired West Coast Bank, a Florida state bank located in Sarasota, Florida with assets of approximately $107 million. On May 29, 1998, FNB acquired Seminole Bank, a Florida state bank, located in Seminole, Florida with assets of approximately $92 million. On August 31, 1998, FNB acquired Citizens Holding Corporation, a Florida corporation and registered bank holding company located in Clearwater, Florida with assets of approximately $135 million. After considering the acquisition of Citizens, on a consolidated basis, FNB had approximately $3.1 billion in consolidated assets, approximately $2.6 billion in deposits and 116 offices.

         FNB, through its subsidiaries, provides a full range of financial services, principally to consumers and small-to medium-sized businesses in its market areas. FNB's business strategy has been to focus primarily on providing quality, community-based financial services adapted to the needs of each of the markets it serves. FNB has emphasized its community orientation by generally preserving the names and local boards of directors of its subsidiaries, by allowing its subsidiaries autonomy in decision-making and thus enabling them to respond to customer requests more quickly, and by concentrating on transactions within its market areas. However, while FNB has sought to preserve the identities and autonomy of its subsidiaries, it has established centralized credit analysis, loan review, investment, audit and data processing functions. The centralization of these processes has enabled FNB to maintain consistent quality of these functions and to achieve certain economies of scale.

         FNB's lending philosophy is to minimize credit losses by following uniform credit approval standards (which include independent analysis of realizable collateral value), diversifying its loan portfolio, maintaining a relatively modest average loan size and conducting ongoing review and management of the loan portfolio. FNB is an active residential mortgage lender, and its commercial loans are generally to established local businesses. FNB does not have a significant amount of construction loans, and has no highly leveraged transaction loans or loans to foreign countries.

         No material portion of the deposits of FNB's bank subsidiaries has been obtained from a single or small group of customers, and the loss of any customer's deposits or a small group of customers' deposits would not have a material adverse effect on the business of FNB.

         FNB has four other operating subsidiaries, Penn-Ohio Life Insurance Company ("Penn-Ohio"), Mortgage Service Corporation, F.N.B. Building Corporation and F.N.B. Investment Corporation. Penn-Ohio underwrites, as a reinsurer, credit life and accident and health insurance sold by FNB's subsidiaries. These activities are incidental to FNB's banking business. Mortgage Service Corporation services mortgage loans for unaffiliated financial institutions and F.N.B. Building Corporation owns real estate that is leased to certain of its affiliates. FNB Investment Corporation holds equity securities and other miscellaneous assets on behalf of FNB.

         As of September 30, 1998, FNB and its subsidiaries had approximately 1,400 full-time equivalent employees.

         As part of its operations, FNB regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. In addition, FNB regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, FNB publicly announces such material acquisitions when a definitive agreement has been reached.

         For further information about FNB, reference is made to the FNB Annual Report on Form 10-K for the year ended December 31, 1997, Quarterly Reports on Form 10-Q for each of the three month periods ended March 31, June 30 and September 30, 1998 and the Current Reports on Form 8-K filed on February 13, 1998, April 3, 1998, July 6, 1998 and October 29, 1998, all of which are incorporated herein by reference. Shareholders of Guaranty desiring copies of such documents may (i) contact FNB at its address or telephone number indicated under "INFORMATION INCORPORATED BY REFERENCE" or (ii) access the SEC's website at "http://www.sec.gov."

                           INFORMATION ABOUT GUARANTY

GENERAL

         Guaranty, a Florida banking corporation headquartered in Venice, Florida, was incorporated under the laws of the State of Florida as a state-chartered bank, commencing operations on August 19, 1987.

         Guaranty provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Guaranty include: demand interest bearing and non-interest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, cash management, direct deposits, notary services, money orders, night depository, travelers' checks, cashier's checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, Guaranty makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. Guaranty provides automated teller machine (ATM) cards, as a part of the HONOR ATM network, thereby permitting customers to utilize the convenience of larger ATM networks. In addition to the foregoing services, the offices of Guaranty provide customers with extended banking hours. Guaranty also has trust powers and, accordingly, trust services are provided.

         The revenues of Guaranty are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment and mortgage-backed securities, short-term investments and trust fees. The principal sources of funds for Guaranty's lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of Guaranty are the interest paid on deposits, and operating and general administrative expenses.

         As is the case with banking institutions generally, Guaranty's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC"), and the Florida Department of Banking and Finance (the "Department"). Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Guaranty faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans. See "- Competition."

         As of September 30, 1998, Guaranty had total assets of $147.7 million, total deposits of $135.9 million, and total shareholders' equity of $10.6 million. The principal executive offices of Guaranty are located at 1340 East Venice Avenue, Venice, Florida 34292. The telephone number at such office is
(941) 485-9000.

LENDING ACTIVITIES

         Guaranty offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in Guaranty's market area. Guaranty's total loans at September 30, 1998, were $89.8 million, or 60.8% of total assets. The interest rates charged on loans vary with the degree of risk, maturity and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds and government regulations. Guaranty has no foreign loans or loans for highly leveraged transactions.

         Guaranty's primary market area consists of the central and southern portions of Sarasota County, Florida. This area includes the communities of Osprey, Laurel, Nokomis, Venice, South Venice and portions of Englewood in both Sarasota and Charlotte Counties. Also included is a section in the northwestern portion of Charlotte County which is contiguous with the communities of Englewood and North Port. There is no assurance that this area will experience economic growth. Adverse conditions in any one or more of the industries operating in Sarasota County or a slow down in general economic conditions could have an adverse effect on Guaranty.

         Guaranty's loans are concentrated in three major areas: commercial loans, real estate loans and consumer loans. Approximately 10.1% of Guaranty's loan portfolio at September 30, 1998, consisted of commercial loans. A majority of Guaranty's loans are made on a secured basis. As of September 30, 1998, approximately 83.0% of the loan portfolio consisted of loans secured by mortgages on real estate.

         Guaranty's commercial loans include loans to individuals and small-to-medium sized businesses located primarily in Sarasota County for working capital, equipment purchases and various other business purposes. A majority of Guaranty's commercial loans are secured by equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable or fixed rates of interest. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years.

         Guaranty's real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed or variable interest rates. Guaranty generally does not make fixed-rate commercial real estate loans for terms exceeding five years. Loans in excess of three years are generally adjustable. Guaranty's residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable and fixed interest rates.

         Guaranty's consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed and variable interest rates, and are often based on up to a five-year amortization schedule.

         Loan originations are derived from a number of sources, including direct solicitation by Guaranty's loan officers, existing customers and borrowers, advertising, walk-in customers and, in some instances, referrals from brokers.

         Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. In particular, longer maturities increase the risk that economic conditions will change and adversely affect collectibility. Guaranty attempts to minimize loan losses through various means. In particular, on larger credits, Guaranty generally relies on the cash flow of a debtor as the source of repayment and secondarily on the value of the underlying collateral. In addition, Guaranty attempts to utilize shorter loan terms in order to reduce the risk of a decline in the value of such collateral.

DEPOSITS

         Deposits are the major source of Guaranty's funds for lending and other investment activities. Guaranty considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised approximately 48.5% of Guaranty's total deposits at September 30, 1998. Approximately 51.5% of Guaranty's deposits at September 30, 1998 were certificates of deposit. Generally, Guaranty attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up approximately 12.7% of Guaranty's total deposits at September 30, 1998. The majority of the deposits of Guaranty are generated from Sarasota County. Guaranty does not accept brokered deposits.

INVESTMENTS

         Guaranty invests a portion of its assets in U.S. Treasury and U.S. Government agency obligations, FHLMC and FNMA mortgage-backed securities, state, county and municipal obligations, certificates of deposit, collateralized mortgage obligations ("CMOs"), and federal funds sold. Guaranty's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at reduced yields and risks relative to yields and risks of the loan portfolio, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits.

COMPETITION

         Intense competition exists in all areas where Guaranty presently engages in business. Guaranty faces vigorous competition from major banking and financial institutions, including many which have substantially greater resources, name recognition and market presence than Guaranty as well as competition from other entities (many of which are not subject to the same extensive regulations as Guaranty). Particularly intense competition exists for sources of funds, including savings and time deposits. Other financial institutions, many of which have higher legal lending limits, actively compete for loans, deposits and other services which Guaranty offers. Competitors of Guaranty include commercial banks, savings banks, savings and loan associations, insurance companies, finance companies, credit unions and mortgage companies. In addition, recent legislation has increased competition further by allowing additional out-of-state bank holding companies to conduct business in Florida.

EMPLOYEES

         As of September 30, 1998, Guaranty employed 54 full-time employees and 6 part-time employees. The employees are not represented by a collective bargaining unit. Guaranty considers relations with employees to be good.

PROPERTIES

         Guaranty's main office is located at 1340 East Venice Avenue, in Venice, Florida. The property consists of a two-story building of approximately 8,100 square feet, which is owned by Guaranty. Guaranty has a branch office located at 12767 South Tamiami Trail in North Port, Florida. The facility consists of a one-story building of approximately 4,500 square feet. Guaranty leases the land from a director of Guaranty. The term of the lease, taking into account renewal options, expires in 2021. Guaranty has a branch office located at 273 South Tamiami Trail, in downtown Venice. The facility consists of a one-story building of approximately 4,684 square feet, which is leased by Guaranty. The term of the lease, taking into account renewal options, expires in 2018. Guaranty has a branch office located at 1641 Jacaranda Boulevard in Venice, Florida. The facility consists of a one-story building of approximately 4,400 square feet. Guaranty leases the land. The term of the lease, taking into account renewal options, expires in 2020. Guaranty has a branch office located at 8660 South Tamiami Trail, Sarasota, Florida. The facility consists of a one-story building of approximately 6,800 square feet. Guaranty leases the land. The term of the lease, taking into account renewal options, expires in 2015. Guaranty also leases a facility of approximately 4,000 square feet to conduct its banking operations. The term of the lease expires in 2001.

         Guaranty does not own or operate any ATM machines, but does issue ATM bank cards to its customers and is a member of the HONOR network.

YEAR 2000 ISSUES

         In the next two years, many companies, including financial institutions such as Guaranty will face potentially serious issues associated with the inability of existing data processing hardware and software to appropriately recognize the calendar dates beginning in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered may read entries for the year 2000 as the year 1900 and compute payment, interest, or delinquency based on the wrong date, or are expected to be unable to compute payment, interest, or delinquency. In August 1997, Guaranty began the process of identifying the many software applications and hardware devices expected to be impacted by this issue. Guaranty has also formatted and begun implementation of a plan to address issues related to its "Mission Critical" computer hardware, software and applications which complies with Federal Financial Institutions Examination Council Year 2000 compliance guidelines as promulgated by Guaranty's principal regulatory agency. Guaranty outsources its principal data processing activities to one or more third parties and purchases most of its software applications from third party vendors. Guaranty believes that its vendors and its significant customers are actively addressing the problems associated with the "Year 2000" issues. Guaranty, in cooperation with its service providers and vendors, has met all applicable regulatory deadlines and intends to meet the remaining regulatory deadlines promulgated by Guaranty's principal regulatory agency. However, there can be no assurance that Guaranty will not be adversely affected by the failure of such third party vendors or significant customers of Guaranty to become Year 2000 compliant.

LEGAL PROCEEDINGS

         Guaranty is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its businesses. Management does not believe that there is any pending or threatened proceeding against Guaranty which, if determined adversely, would have a material adverse effect on Guaranty's financial position.

EXECUTIVE OFFICERS

         The following table lists the executive officers of Guaranty. Executive officers are appointed annually by the Guaranty Board, to serve until a successor has been duly elected and qualified or until his or her death, resignation or removal from office.


Name (Age)                             Position
----------                             --------
Warren S. Henderson (70).............  Chairman of the Board
David F. Voigt (57)..................  President and Director
Charles J. Battaglia (56)............  Executive Vice President and Director
Jerry P. McWhorter (54)..............  Executive Vice President, Cashier and Director
Frank R. Guididas (51)...............  Senior Vice President
Robert E. Koson (54).................  Senior Vice President
Grant N. Lawrence (48)...............  Senior Vice President
Terry L. Miller (56).................  Senior Vice President
Mary G. Toundas (44).................  Senior Vice President and Senior Trust Officer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the outstanding Guaranty Common Shares as of September 30, 1998, by (i) each director and certain executive officers of Guaranty, (ii) all directors and executive officers of Guaranty as a group, and (iii) each person known to Guaranty to own beneficially more than 5% of the outstanding Guaranty Common Shares. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all Guaranty Common Shares owned by them.

                                                                  CURRENT BENEFICIAL OWNERSHIP
                                                                 ------------------------------
                                                                 NUMBER PERCENT
NAME OF BENEFICIAL OWNER                                          OF SHARES(1)         OF CLASS
------------------------                                          ------------         --------
DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

Charles J. Battaglia.......................................          1,424                  *
James H. Brandt, D.V.M.....................................         13,437(2)              1.78%
M.M. "Babe" Dalton.........................................         14,778                 1.95
Mary M. Eddy...............................................          4,112                  *
H. Harrison Greer..........................................          2,462                  *
Warren S. Henderson........................................         54,961(3)              7.27
Sam H. Herron, Jr..........................................          2,818                  *
Charles E. Johnson, Jr., MD................................         10,937(4)              1.45
James M. Lombard...........................................        112,612(5)             14.89
Jerry P. McWhorter.........................................          1,187                  *
Richard M. Morrison, M.D. .................................         23,924(6)              3.16
Edwin D. Taylor............................................          4,312                  *
David F. Voigt.............................................         22,000(7)              2.91

All Directors and Officers as a group (19 persons).........        282,401                37.36%

OTHER PRINCIPAL SHAREHOLDERS

James M. Curtis............................................         40,096(8)              5.30%
   12767 South Tamiami Trail
   North Port, Florida 34287

---------------------------

         *Less than 1%

(1) Information relating to beneficial ownership is based upon information available to Guaranty and uses "beneficial ownership" concepts set forth in the rules of the Securities and Exchange Commission under the Securities Act of 1934, as amended. Under such rules, more than one person may be deemed to be the beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, directors may be named as beneficial owners of shares as to which they may disclaim any beneficial interest. The number of shares also includes, as to individuals listed, the following number of shares which the individual has the right to acquire pursuant to presently exercisable stock options: Messrs. Brandt - 3,562 shares, Dalton - 4,187 shares, Greer - 1,462 shares, Herron - 625 shares, Johnson - 2,687 shares, Morrison - 4,237 shares, Taylor - 1,812 shares, Battaglia
         - 1,062 shares, McWhorter - 1,062 shares, and Voigt - 18,750 shares.

(2)      Includes 375 shares owned by spouse.

(3) Includes 4,125 shares owned by spouse. Mr. Henderson's address is P.O. Box 1649, Nokomis, Florida 34275.

(4)      Includes 2,000 shares owned by spouse.

(5)      Mr. Lombard's address is P.O. Box 280, Osprey, Florida 34229

(6)      Includes 2,250 shares owned by spouse.

(7)      Includes 125 shares owned by spouse.

(8) Includes 14,313 shares held in trust for minor children. Mr. Curtis is an advisory Board Member at Guaranty's North Point branch.

                       SELECTED FINANCIAL DATA OF GUARANTY



                                                1997               1996              1995              1994              1993
                                           -------------      -------------      ------------      ------------      ------------
Statements of Income:
    Total interest income .............    $   8,780,663      $   7,342,947      $  6,574,698      $  4,808,598      $  3,417,381
    Total interest expense ............       (3,962,695)        (3,218,516)       (2,643,106)       (1,549,403)       (1,223,873)
                                           -------------      -------------      ------------      ------------      ------------
    Net interest income ...............        4,817,968          4,124,431         3,931,592         3,259,195         2,193,508
    Provision for loan losses .........         (403,000)          (290,000)         (242,000)         (457,000)         (377,000)
    Non-interest income ...............        1,500,955          1,075,826           852,118           715,596           454,721
    Non-interest expense ..............       (4,798,253)        (4,087,913)       (3,142,128)       (2,727,573)       (1,991,179)
                                           -------------      -------------      ------------      ------------      ------------
    Income before income taxes ........        1,117,670            822,344         1,399,582           790,218           280,050
    Provision for income taxes ........         (315,600)          (314,800)         (528,628)          (65,000)               __
                                           -------------      -------------      ------------      ------------      ------------
    Cumulative effect of a change
         in an accruing principle for
         income taxes .................               __                 __                __                __            90,000
                                           -------------      -------------      ------------      ------------      ------------
    Net income ........................    $     802,070      $     507,544      $    870,954      $    725,218      $    370,050
                                           =============      =============      ============      ============      ============
    Net income per share - basic ......    $        1.07      $        0.69      $       1.30      $       1.27      $       0.65
                                           =============      =============      ============      ============      ============
    Return on average assets ..........             0.66%              0.50%             1.01%             1.03%             0.70%
    Return on average equity ..........             8.84%              6.00%            12.76%            16.04%             9.22%
    Loans charged off .................    $    (246,318)     $    (456,257)     $   (141,364)     $   (228,720)     $   (221,733)
    Loan recoveries ...................           24,507             35,726           165,964            27,654             7,890
                                           -------------      -------------      ------------      ------------      ------------
    Net recoveries (charge-offs) ......    $    (221,811)     $    (420,531)     $     24,600      $   (201,066)     $   (213,843)
                                           =============      =============      ============      ============      ============

Statements of Financial Condition:
    Total loans .......................    $  80,884,593      $  67,736,428      $ 55,194,349      $ 53,633,368      $ 40,088,546
    Allowance for loan loss ...........       (1,148,876)          (967,687)       (1,098,218)         (831,618)         (575,684)
                                           -------------      -------------      ------------      ------------      ------------
    Loans, net ........................       79,735,717         66,768,741        54,096,131        52,801,750        39,512,862
    Investments .......................       26,849,881         23,889,089        21,557,914        11,858,528        10,328,054
    Federal funds sold ................        9,657,981         12,722,643         8,213,747         4,968,502         7,180,259
    Total loan delinquencies
         30 days and over .............        1,069,000          1,582,000         1,539,000           290,000         1,163,000
    Other real estate owned ...........          180,303             48,160            84,084                --                --
                                           -------------      -------------      ------------      ------------      ------------
    Total loan delinquencies 30 days
         and over and real estate owned        1,249,303          1,630,160         1,623,084           290,000         1,163,000
    Total assets ......................      127,883,623        113,987,445        93,691,224        76,948,582        61,856,963
    Total deposits ....................      117,484,418        104,760,991        84,678,240        71,859,758        57,530,749
    Total shareholders' equity ........        9,563,808          8,653,466         8,252,342         4,881,743         4,196,455
    Book value per share ..............    $       12.67      $       11.69      $      11.15      $       8.53      $       7.33
    Number of banking locations .......                5                  5                 4                 3                 3
    Average equity to average assets ..             7.45%              8.34%             7.90%             6.44%             7.55%
    Total risk-based capital ratio ....            14.38%             14.93%            16.48%            11.45%            12.42%
    Bank Tier 1 Capital ratio .........            13.13%             13.68%            15.23%            10.20%            11.18%

                GUARANTY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    GENERAL

         Guaranty commenced operations on August 19, 1987. Since its inception and as Guaranty has continued to gain community acceptance, it has realized an ongoing increase in net loans, total assets and total deposits. The following discussion provides a more in-depth analysis of Guaranty's financial condition and results of operations. The financial statements and accompanying notes included elsewhere herein are an integral part of this discussion and should be read in conjunction with it. Throughout this section, Guaranty is referred to as the "Bank."

    NINE MONTHS ENDED SEPTEMBER 30, 1998

    Financial Condition

         The Bank's total assets increased 15.5% to $147.7 million during the nine months ended September 30, 1998, compared to an increase of 8.8% to $124.1 million during the same period in 1997. Earning assets, comprised of net loans, investment securities, and Federal funds comprised 92.7% of total assets at September 30, 1998, compared to 90.9% at December 31, 1997. Net loans (the largest component of earning assets) increased $8.9 million (or 11.1%) in the first nine months of 1998, compared to an increase of $9.9 million (or 14.8%) for the same period in 1997. Real estate lending has been primarily responsible for the increase in outstanding loans as management's strategy continues to focus on lending to small-to-medium sized businesses, many of which collateralize their borrowings by real property. Non performing assets consisting of nonaccrual loans and other real estate owned totalled $103,000 at September 30, 1998. The allowance for loan losses totalled $1.2 million or 1.29% of total loans. Deposit growth has provided the funds for increases in loans and investment securities.

         During the first nine months of 1998, total deposits increased $18.4 million (or 15.7%) compared to an increase of $9.2 million (or 8.8%) for the same period in 1997.

         Lower cost interest-bearing deposits, which exclude the $100,000 and over certificates of deposit category, increased from $81.3 million at the end of 1997 to $99.1 million at September 30, 1998. During the first nine months of 1997, lower cost deposits increased $5.1 million to $79.3 million.

         Total non-earning assets made up of cash, fixed assets and other assets, decreased $907,000 or 7.8% during the first nine months of 1998, compared to an increase of $713,000 or 6.3% during the same period in 1997. The decrease in 1998 was primarily from a decrease in cash and due from banks of $486,000. The increase in 1997 resulted primarily from an increase of $766,000 in cash and due from banks.

         Stockholders' equity at September 30, 1998 was $10,648,000 compared to $9,564,000 at December 31, 1997 and $9,312,000 at September 30, 1997. The
increase of $1,084,000 during 1998 was primarily the result of comprehensive net income of $1,068,000 for the nine months ended September 30, 1998. Shareholders' equity increased $659,000 from December 31, 1996 to September 30, 1997, primarily as a result of comprehensive net income of $518,000 for the nine months ended September 30, 1997. During the nine months ended September 30, 1998, the Bank had stock options of 1,424 shares of common stock exercised which increased shareholders' equity by $16,000. During the same period in 1997, stockholders' equity was increased by $141,000 from the exercise of 14,686 stock options.

    Results of Operations
    Net Interest Income

         The Bank's earnings are dependent primarily on its net interest income which is the difference between interest earned on earning assets (primarily loans, investment securities and federal funds sold) and interest paid on deposits. Changes in net interest income are caused by changes in the interest rates earned or paid and by volume changes in loans, investment securities, federal funds sold and deposits.

         The Bank reported net interest income of $3,979,000 for the first nine months of 1998, compared to $3,554,000 for the same period in 1997. Growth in the volume of interest-earning assets was the primary contributor to the increases in net interest income.

         The Bank's average yield on interest-earning assets was 7.77% for the first nine months of 1998, compared to 7.85% for the same period in 1997. Investment securities, excluding federal funds sold, yielded 6.41% for the first nine months of 1998, compared to 6.51% during the same period in 1997.

         The average rate paid on interest-bearing liabilities was 4.17% for the first nine months of 1998, compared to 4.12% for the same period in 1997. The Bank's net interest yield on earning assets was 4.21% for the first nine months of 1998, compared to 4.32% for the same period in 1997.

    Non-Interest Income

         Non-interest income was $1,258,000 for the nine months ended September 30, 1998, compared to $912,000 for the same period in 1997. The primary components of non-interest income are service charges on deposit accounts and trust fees. In 1997, the Bank recorded gains on sales of "available for sale" investment securities of $31,000.

         Other income in 1998 included $104,000 of non-taxable insurance proceeds due to the death of one of the Bank's executive officers in December, 1997.

         Service charges on deposit accounts were $356,000 for the nine months ended September 30, 1998, compared to $220,000 for the same period in 1997.

         The Bank began trust operations in March 1993. Trust fee income was $666,000 for the nine months ended September 30, 1998, compared to $581,000 for the nine months ended September 30, 1997. Total assets under administration by the trust department was $109,932,000 and $101,822,000 at September 30, 1998 and December 31, 1997, respectively.

    Non-interest Expense

         For the first nine months of 1998, total non-interest expense was $3,641,000, compared to $3,456,000 for the first nine months of 1997. The increase was due primarily to increases of $86,000, and $95,000 in salaries and employee benefits, and other expenses, respectively.

         Non-interest expense for the nine months ended September 30, 1998 increased over the same period in 1997 due to the growth of the Bank in loans and deposits which increased personnel requirements, supply expenses and data processing expenses.

         During the third quarter of 1998, net interest income increased $102,000 or 8.25% over the third quarter of 1997. Total interest income increased $311,000 or 13.77%, primarily the result of an increase in loan volume. Total interest expense increased $209,000 or 20.45% during the third quarter of 1998, compared to the same period of 1997. Interest expense on time deposits and money market accounts accounted for the majority of this increase, $190,000, due to an increase in average deposits.

         The provision for loan losses totaled $18,000 for the third quarter of 1998, as compared to $41,000 for the third quarter of 1997. This decrease reflects the continued improvement in the Bank's asset quality.

         Non-interest income increased $117,000 or 37.38% during the third quarter of 1998 compared to the same period of 1997. The increase was primarily the result of additional income in 1997 from service charges on deposits of $45,000 and non-taxable insurance proceeds of $36,000 paid to the Bank due to the death of one of the Bank's executive officers in December 1997.

         Total non-interest expenses increased $34,000 or 2.88% during the third quarter of 1998 compared to the third quarter of 1997.

         Income tax expense totaled $168,000 during the quarter providing an effective tax rate of 31.40% compared to 37.92% in 1997. Net income totaled $367,000 for the third quarter of 1998, compared to $203,000 for the third quarter of 1997.

    COMPARISON OF FISCAL 1997, 1996 AND 1995

    FINANCIAL CONDITION

         The Bank had net income of $802,070 ($1.07 per share) in 1997, $507,544 ($.69 per share) in 1996 and $870,954 ($1.30 per share) in 1995. The decline in net income in 1996 from 1995 was caused by a declining net interest margin and the opening and operation of two new branch locations.

         The Bank has experienced a lowering of its net interest margin from 4.95% in 1995 to 4.53% in 1996 and to 4.30% in 1997. The lowering of Federal Funds rates and loan yields on a national level over the past two years as well as the high competitive cost of funds on a local level has combined to adversely affect the Bank's net interest margin.

         The Bank's total assets increased 12% to $127.9 million during 1997 and 22% to $114.0 million during 1996. This compares with a $16.7 million (22%) increase for the year ended December 31, 1995. Earning assets, comprised of loans, investment securities and federal funds, totaled 91% of total assets at December 31, 1997, compared to 91% at December 31, 1996 and 90% at December 31, 1995. Net loans (the largest component of earning assets) increased $13.0 million (or 19%) in 1997, $12.7 million (or 23%) in 1996 and $1.3 million (or 2%) during 1995. Real estate lending has been primarily responsible for the increase in outstanding loans as management's strategy continues to focus on lending to individuals and small-to-medium sized businesses, many of which collateralize their borrowings by real property. Deposit growth has provided the funds for increases in loans and investment securities.

         During the year ended December 31, 1997, total deposits increased 12% to $117.5 million. During 1996, total deposits increased 24% to $104.8 million compared to an increase of $12.8 million (or 18%) during 1995.

         Lower cost interest-bearing deposits, which exclude the $100,000 and over certificates of deposit category, increased from $58.7 million at the end of 1995 to $74.2 million at December 31, 1996. During the year of 1997, lower cost deposits increased $7.1 million to $81.3 million.

         Total non-earning assets, made up of cash and due from banks, fixed assets and other assets, increased $1.0 million (or 10%) during 1997. Total non-earning assets increased $783,000 (or 8%) in 1996, as compared to an increase of $2.5 million (or 34%) during 1995. The increase in 1997 resulted principally from a decrease in premises and equipment of approximately $375,000, an increase in cash and due from banks of $793,000 and an increase in other assets of $614,000. The increase in 1996 resulted from increases of approximately $521,000 in other assets, $592,000 in premises and equipment, and a decrease of $330,000 in cash and due from banks. The increase in 1995 resulted primarily from increases of approximately $550,000 in cash and due from banks, $1,488,000 in premises and equipment and $466,000 in other assets.

         Shareholders' equity at December 31, 1997 was $9,563,808 compared to $8,653,466 at December 31, 1996 and $8,252,342 at December 31, 1995.
Shareholders' equity increased by $910,000 from December 31, 1996 to December 31, 1997, primarily as a result of $802,070 of net income reported by the Bank during 1997 and proceeds of $141,000 from the exercise of stock options during 1997. Shareholders' equity increased $401,000 from December 31, 1995 to December 31, 1996, primarily as a result of net income of $507,544 for the year 1996.

     LOAN PORTFOLIO

         Total loans (net of allowance for loan losses) increased $13.0 million (or 19%) to $79.7 million during 1997, increased $12.7 million (or 23%) during 1996 to $66.8 million and increased $1.3 million (or 2%) during 1995. The increases reflect management's deployment of additional customer deposits and retained earnings in its highest yielding category of earning assets. The Bank's loan portfolio is its largest category of earning assets. The Bank is a locally-owned and operated commercial bank, serving consumers, professionals, and small-to-medium sized businesses located in the Sarasota County area. The majority of the Bank's loans are to customers located within this area.

         At December 31, 1997, December 31, 1996 and December 31,1995, approximately 81.0%, 77.0% and 70.1%, respectively, of the Bank's total loan portfolio consisted of loans secured by mortgages on real estate. Over the same periods, commercial loans as a percentage of total loans decreased from 16.3% at December 31, 1995 to 12.7% at December 31, 1996, and to 10.9% at December 31, 1997. Installment loans as a percentage of total loans decreased from 13.6% at December 31, 1995, to 10.3% at December 31, 1996 and to 8.1% at December 31, 1997. In addition to loans for the purchase, construction, improvement of or investment in real estate, the Bank's real estate loans include other loans for various other consumer or business purposes which are secured by mortgages on real estate.

         The Bank recognizes interest income from loans on the accrual basis. If a loan is placed on non-accrual, the accrual of interest income is suspended and any prior interest earned, but unpaid, is charged against current earnings as a reduction in current period interest income. A loan is placed on non-accrual when principal or interest is past due 90 days or more unless, in the determination of management, the principal and interest on the loan are well secured and in the process of collection. Additionally, a loan is placed on non-accrual when, in the opinion of management, the future collectibility of interest and principal becomes uncertain.

         New loans and loan renewals are reviewed by bank management and directors. The loan portfolio is reviewed at least monthly for potential credit concentrations. Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions. As of December 31, 1995, 1996 and 1997, the Bank had determined that no material concentrations of credit existed in the Bank's loan portfolio.

         The following table sets forth the Bank's loan portfolio at the dates indicated (dollars in thousands):


                                            December 31, 1997        December 31, 1996        December 31, 1995
                                            -----------------        -----------------        -----------------
                                                         % of                     % of                     % of
                                            Amount       Loans       Amount       Loans       Amount       Loans
                                            ------       -----       ------       -----       ------       -----
Loans secured by real estate(1)            $65,497       81.0%      $52,174       77.0%      $38,697       70.1%
Commercial loans                             8,852       10.9%        8,580       12.7%        8,981       16.3%
Installment loans                            6,536        8.1%        6,982       10.3%        7,516       13.6%
                                           -------      -----       -------      -----       -------      -----
   Total loans                              80,885      100.0%       67,736      100.0%       55,194      100.0%
                                                        =====                    =====                    =====
Allowance for loan losses                   (1,149)                    (967)                  (1,098)
                                           -------                  -------                  -------
   Net loans                               $79,736                  $66,769                  $54,096
                                           =======                  =======                  =======
Average net loans outstanding
   for the period                          $73,041                  $59,816                  $54,308
                                           =======                  =======                  =======

---------------------------

(1) In addition to loans for the purchase, construction, improvement or investment in real estate, the Bank's real estate loans include other loans for various other consumer or business purposes which are secured by mortgages on real estate.

         The following table presents the scheduled maturities and repricing opportunities of loans outstanding as of December 31, 1997, December 31, 1996 and December 31, 1995 (dollars in thousands):


                                      December 31, 1997     December 31, 1996     December 31, 1995
                                      -----------------     -----------------     -----------------
Due in:

One year or less                           $ 35,851              $ 32,843              $ 29,076

After one year through five years            43,720                32,517                21,936

Over five years                               1,314                 2,376                 4,182
                                           --------              --------              --------

                                           $ 80,885              $ 67,736              $ 55,194
                                           ========              ========              ========

         The interest rate sensitivity of loans with scheduled maturities in excess of one year at December 31, 1997 and at December 31, 1996 were as follows (dollars in thousands):


                                                  December 31, 1997                           December 31, 1996
                                                  -----------------                           -----------------
                                           Loans having        Loans having           Loans having          Loans having
                                          predetermined          floating             predetermined           floating
                                          interest rates      interest rates         interest rates        interest rates
                                          --------------      --------------         --------------        --------------
Due:
  After one year through five years          $ 5,289              $37,382                $ 6,002               $26,515
  Over five years                              1,643                  720                  1,865                   511
                                             -------              -------                -------               -------
                                             $ 6,932              $38,102                $ 7,867               $27,026
                                             =======              =======                =======               =======

         While the scheduled maturities and repricing opportunities of the Bank's loans are presented above, actual repayment of the balances outstanding may vary significantly due to scheduled principal reductions prior to maturity and because borrowers have the right to repay prior to maturity without penalty.

         The Bank's unfunded loan commitments as of December 31, 1997, December 31, 1996 and December 31, 1995 were approximately $10.8 million, $10.2 million and $6.9 million, respectively. Not included in the above amounts were standby letters of credit of approximately $286,000, $316,000 and $228,000 at December 31, 1997, December 31, 1996 and December 31, 1995, respectively.

ALLOWANCE FOR LOAN LOSSES

         As a matter of policy, the Bank maintains an allowance for loan losses. The amount provided for loan losses during any period is based on an evaluation by management of the amount needed to maintain the allowance at a level sufficient to cover anticipated losses and the inherent risk of losses in the loan portfolio. In determining the amount of the allowance, management considers the dollar amount of loans outstanding, its assessment of known or potential problem loans, current economic conditions, the risk characteristics of the various classifications of loans, the fair market value of underlying collateral and other factors. Although management believes that it uses the best information available to make determinations with respect to loan loss reserves, subsequent adjustments to reserves may be necessary if future economic conditions differ from the assumptions used in making the initial determinations or if regulatory policies change.

         At December 31, 1997, the allowance totalled $1,149,000, or 1.42% of outstanding loans. At December 31, 1996, the allowance was $967,000 or 1.43% of outstanding loans, compared to $1,098,000 or 1.99% of outstanding loans at December 31, 1995. In 1997, loans charged-off net of recoveries totaled $221,000 or .30% of average loans outstanding. Loans charged off net of recoveries during 1996 totalled $421,000 or .70% of average loans outstanding compared to loans recovered net of charge-offs of $25,000 in 1995 or .05% of average loans outstanding.

         The following table presents a summary of the Bank's loan loss experience, provision for loan losses and various ratios for the stated periods (dollars in thousands):


                                                    Year Ended             Year Ended            Year Ended
                                                December 31, 1997      December 31, 1996     December 31, 1995
                                                -----------------      -----------------     -----------------
LOANS:
------
  Average Total Loans                                 $ 74,051              $ 59,816              $ 54,308
                                                      ========              ========              ========
  Loans at end of period                              $ 80,885              $ 67,736              $ 55,194
                                                      ========              ========              ========
Allowance for loan losses at beginning
of period                                             $    967              $  1,098              $    831
                                                      --------              --------              --------
Loans charged off:
  Commercial loans                                        (136)                 (170)                  (47)
  Real estate loans                                         (8)                  (54)                   --
  Installment loans                                       (102)                 (232)                  (94)
                                                      --------              --------              --------
Total loans charged off                                   (246)                 (456)                 (141)
Recoveries of loans previously charged off                  25                    35                   166
                                                      --------              --------              --------
Net loans charged off                                     (221)                 (421)                   25
Provision charged to expense                               403                   290                   242
                                                      --------              --------              --------
Allowance for loan losses at end of period            $  1,149              $    967              $  1,098
                                                      ========              ========              ========
RATIOS:
  Net loan charge-offs during period to
   average total loans outstanding                         .30%                  .70%                 (.05%)
  Net loan charge-offs to loans at end
   of period                                               .27%                  .62%                 (.05%)
  Allowance for loan losses to average
   total loans                                            1.55%                 1.62%                 2.02%
  Allowance for loan losses to loans at
   end of period                                          1.42%                 1.43%                 1.99%
  Net loan charge-offs to allowance for
   loan losses                                            19.2%                 43.5%                  (.2%)
  Net loan charge-offs to provision for
   loan losses                                            54.8%                145.2%                (10.3%)

         Non-performing loans include loans contractually past due 90 days or more and loans in a non-accruing status. The Bank had $25,000 of non-accruing loans at December 31, 1997, compared to $84,000 at December 31, 1996. There were $2,000 and $27,000 of loans contractually past due 90 days or more and still accruing at December 31, 1997 and at December 31, 1996, respectively. There were $65,000 of such loans at December 31, 1995. Loans contractually past due 30-89 days were $1,067,000 at December 31, 1997, $1,471,000 at December 31, 1996 and
$1,207,000 at December 31, 1995.


                                      December 31, 1997          December 31, 1996          December 31, 1995
                                      -----------------          -----------------          -----------------
(Dollars in Thousands)                              % of                       % of                       % of
                                     Amount        Loans        Amount        Loans        Amount        Loans
                                     ------        -----        ------        -----        ------        -----
Total non-accruing loans             $   25         .03%        $   84         .12%        $  267         .48%
Loans 90 or more days
 delinquent and accruing                  2         -0-             27         .04             65         .12
                                     ------        ----         ------        ----         ------        ----
Total non-performing loans               27         .03            111         .16            332         .60
                                     ------        ----         ------        ----         ------        ----
Other real estate owned                 180         .22             48         .07             84         .17
Other assets                             --          --             --          --             --          --
                                     ------        ----         ------        ----         ------        ----
  Total repossessed assets              180         .22             48         .07             84         .17
                                     ------        ----         ------        ----         ------        ----
  Total non-performing
    assets                           $  207         .25%        $  159         .23%        $  416         .77%
                                     ======        ====         ======        ====         ======        ====
  Loan delinquencies 30 to
   89 days and still accruing        $1,067        1.32%        $1,471        2.17%        $1,207        2.19%
                                     ======        ====         ======        ====         ======        ====

         For the years ended December 31, 1997, 1996 and 1995, interest income that would have been recorded under the original contract terms on the above loans on non-accrual status was approximately $9,000, $6,000, and $26,000, respectively, in excess of actual income recorded.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

         Although the total allowance for loan losses is available to absorb losses from all loans, management allocates the reserve among general portfolio categories for informational and regulatory reporting purposes. The allocation of the allowance for loan losses for the years shown was as follows (dollars in thousands):

                                   December 31, 1997         December 31, 1996          December 31, 1995
                                   -----------------         -----------------          -----------------
                                               % of                        % of                        % of
                                             Loans in                    Loans in                    Loans in
                                Reserve        Each        Reserve         Each        Reserve         Each
                               Allocated    Category to   Allocated    Category to    Allocated    Category to
                                Amount      Total Loans     Amount     Total Loans      Amount     Total Loans
                                ------      -----------     ------     -----------      ------     -----------
Commercial Loans                $  320          10.9        $  309          12.7        $  318          16.3
Real Estate Loans                  300          81.0           225          77.0           193          70.1
Installment Loans                  210           8.1           221          10.3           231          13.6
Unallocated Reserve                319            --           212            --           356            --
                                ------        ------        ------        ------        ------        ------
Total allowance for loan
  losses                        $1,149         100.0%       $  967         100.0%       $1,098         100.0%
                                ======        ======        ======        ======        ======        ======

         The following table sets forth the percentage relationships of significant components of the Bank's balance sheets as of the dates indicated (dollars in thousands):


                                              December 31, 1997             December 31, 1996             December 31, 1995
                                              -----------------             -----------------             -----------------
                                                             % of                          % of                          % of
                                                            Total                         Total                         Total
                                                            -----                         -----                         -----
                                             Amount         Assets         Amount         Assets         Amount         Assets
                                             ------         ------         ------         ------         ------         ------
ASSETS

Interest-earning assets:
  Net loans*                                $ 79,736         62.4%        $ 66,769         58.5%        $ 54,096         57.7%
  Held to maturity securities                 17,151         13.4           16,958         14.9           14,466         15.4
  Available for sale securities                9,699          7.6            6,931          6.1            7,092          7.6
  Federal funds sold                           9,658          7.5           12,723         11.2            8,214          8.8
                                            --------        -----         --------        -----         --------        -----
    Total interest-earning assets            116,244         90.9          103,381         90.7           83,868         89.5
Non-interest earning assets:
  Cash and due from banks                      5,438          4.2            4,644          4.1            4,974          5.3
  Premises and equipment                       3,521          2.8            3,895          3.4            3,303          3.5
  Other assets                                 2,681          2.1            2,067          1.8            1,546          1.7
                                            --------        -----         --------        -----         --------        -----
    Total assets                            $127,884        100.0%        $113,987        100.0%        $ 93,691        100.0%
                                            ========        =====         ========        =====         ========        =====
*Net of allowance for loan losses

LIABILITIES & SHAREHOLDERS'
EQUITY

Interest-bearing deposits:
  Demand                                    $ 29,785         23.3         $ 26,753         23.5         $ 22,268         23.8
  Savings                                      9,822          7.7           10,199          8.9           10,716         11.4
  Time                                        60,415         47.2           52,614         46.2           37,916         40.5
                                            --------        -----         --------        -----         --------        -----
    Total interest-bearing deposits          100,022         78.2           89,566         78.6           70,900         75.7

Non-interest bearing demand deposits          17,462         13.6           15,195         13.3           13,779         14.7
  Other liabilities                              836           .7              573           .5              760           .8
                                            --------        -----         --------        -----         --------        -----
    Total liabilities                        118,320         92.5          105,334         92.4           85,439         91.2
    Shareholders' equity                       9,564          7.5            8,653          7.6            8,252          8.8
    Total liabilities and
      Shareholders' equity                  $127,884        100.0%        $113,987        100.0%        $ 93,691        100.0%
                                            ========        =====         ========        =====         ========        =====

OTHER REAL ESTATE

         As of December 31, 1997, December 31, 1996 and December 31, 1995, the Bank had other real estate acquired through foreclosure of $180,000, $48,000 and $84,000, respectively.

INVESTMENT PORTFOLIO

         The Bank invests a portion of its assets in U.S. Treasury and U.S. Government agency obligations, obligations of states and other political subdivisions, certificates of deposit and federal funds sold. The Bank's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at minimal risks while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits.

         With respect to the Bank's investment portfolio, the Bank's portfolio is primarily invested in U.S. Treasury and general obligations of its agencies because such securities generally represent minimal investment risks. At December 31, 1997, U.S. Treasury and U.S. Government agency securities were $23.2 million or 86% of the Bank's investment portfolio, compared to $23.2 million or 97% at December 31, 1996 and $20.3 million or 94% at December 31, 1995.

         Federal funds sold is the excess cash the Bank has available over and above daily cash needs that is invested on an overnight basis with approved correspondent banks. At December 31, 1997, the Bank's federal funds sold were $9.7 million, compared to $12.7 million at December 31, 1996 and $8.2 million at December 31, 1995.

         The carrying value of the Bank's total investment portfolio was approximately $26.8 million at December 31, 1997, $23.9 million at December 31, 1996, and $21.6 million at December 31, 1995. The average yield on the Bank's investment portfolio, not including federal funds sold, was 6.41% as of December 31, 1997, 6.46% as of December 31, 1996 and 6.30% as of December 31, 1995.

         At December 31, 1997 and December 31, 1996, the Bank's securities due within one year, not including federal funds sold, were $1.4 million (or 5.2%) and $4.0 million (or 17. 7%), respectively, of the total investment portfolio compared with $1.6 million (or 7%) of the total portfolio at December 31, 1995.

         The following table presents the carrying value of the Bank's investment securities as of the dates indicated (dollars in thousands):

                                                                         December 31
                                                                         -----------
                                                                 1997        1996        1995
                                                                 ----        ----        ----
U.S. Treasury obligations and obligations of other
  U.S. government agencies                                     $23,222     $23,166     $20,318
Obligations of states and other political subdivisions           1,399         439         345
Other securities                                                 2,149         224         724
Unrealized gains (losses)                                           80          60         171
                                                               -------     -------     -------
Total investment securities                                    $26,850     $23,889     $21,558
                                                               =======     =======     =======

DEPOSITS

         During the year ended December 31, 1997, the Bank's interest-bearing deposits increased from $89.6 million to $100.0 million, and total deposits increased from $104.8 million to $117.5 million. This compares to an increase in interest-bearing deposits of $18.7 million during 1996, and an increase in total deposits of $20.1 million during 1996.

         Non-interest bearing deposits increased during 1997 from $15.2 million at December 31, 1996 to $17.5 million at December 31, 1997. Non-interest bearing deposits increased $1.4 million during 1996. The increases were primarily attributable to the development of new customer banking relationships and the establishment of two new banking offices.

         During 1995, interest-bearing deposits increased $11.6 million to $70.9 million. For the same year, total deposits increased $12.8 million while savings deposits decreased $3.5 million and total time deposits increased $15.0 million.

         The following table presents the balances of the Bank's deposit accounts and various ratios as of the dates indicated (dollars in thousands):


                                          December 31, 1997      December 31, 1996      December 31, 1995
                                          -----------------      -----------------      -----------------

Deposits:

  Non-interest bearing                         $ 17,462               $ 15,195               $ 13,779

  Interest bearing*                              29,785                 26,753                 22,268

  Savings deposits                                9,822                 10,199                 10,715

  Time deposits                                  60,415                 52,614                 37,916
                                               --------               --------               --------

         Total deposits                        $117,484               $104,761               $ 84,678
                                               ========               ========               ========

Certain ratios:

  Non-interest bearing deposits
     to total deposits                             14.9%                  14.5%                  16.3%

  Time deposits to total deposits                  51.4%                  50.2%                  44.8%

*Includes Super NOW and Money Market Accounts

         At the dates indicated above, less than 6% of the Bank's total deposits were comprised of public fund deposits. On December 31, 1997, December 31, 1996 and December 31, 1995, no single depositor excluding public funds accounted for more than 2% of the Bank's total deposits. Management does not believe the Bank is dependent on a single deposit customer, or a group of customers concentrated in a particular industry, whose loss or insolvency would have a material adverse effect on the Bank's operations.

         Bank management believes that substantially all of the Bank's deposit liabilities, excluding public fund deposits, originate from within the Bank's service area. The Bank has had no brokered deposits at any time from its inception to December 31, 1997.

         At December 31, 1997 and December 31, 1996, approximately 15.9% and 14.7%, respectively, of the Bank's deposits consisted of certificates of deposit in amounts of $100,000 or more.

         The following table presents the maturity distribution of certificates of deposit of $100,000 or more on the dates indicated (dollars in thousands):


                                       December 31, 1997     December 31, 1996     December 31, 1995
                                       -----------------     -----------------     -----------------
3 months or less                            $ 8,011               $ 3,007               $ 5,326

Over 3 months through 1 year                  6,469                 7,298                 3,778

Over 1 year through 5 years                   4,239                 5,076                 3,073
                                            -------               -------               -------

    Total Certificates                      $18,719               $15,381               $12,177
                                            =======               =======               =======


CAPITAL RESOURCES

         The Bank's total shareholders' equity was approximately $9,564,000 at December 31, 1997, $8,653,000 at December 31, 1996 and $8,252,000 at December
31, 1995. Shareholders' equity increased by $911,000 from December 31, 1996 to December 31, 1997, primarily as a result of $802,000 of net income reported by the Bank during 1997 and proceeds of $141,000 from the exercise of stock options during 1997. As of December 31, 1997, the Bank had a total risk-based ratio of 14.4%, a Tier 1 risk-based capital ratio of 13.1% and a leverage ratio of 7.4%.

         The capital categories as established by the regulatory agencies, as well as the capital ratios of the Bank at December 31, 1997 were as follows:

         Category                           Total risk-based       Tier 1 risk-based       Leverage
         --------                             capital ratio               ratio              ratio
                                            ----------------       -----------------       --------
Well capitalized (minimum ratios)                   10%                      6%                 5%

Adequately capitalized
    (minimum ratios)                                 8%                      4%                 4%

Undercapitalized (less than)                         8%                      4%                 4%

Significantly under-capitalized                      6%                      3%                 3%
   (less than)

Guaranty Bank & Trust Company                     14.4%                   13.1%               7.4%

LIABILITY MANAGEMENT

         Bank management meets periodically to review the Bank's position with regard to composition and volumes of assets and liabilities. Among other things, cash needs are reviewed, along with local and national market conditions and economic trends. As necessary, the Bank's rates are periodically adjusted. Generally, the Bank has not found it necessary to engage in short-term borrowing to supplement liquidity. The Bank does not participate in the securities brokers market for deposit monies, or actively seek jumbo certificates of deposit ($100,000 and over) through any broker or media advertising.

LIQUIDITY

         Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw their funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. In the ordinary course of business, the Bank's cash flows are generated from interest and fee income, as well as from loan repayments and the maturity or sale of earning assets. In addition, liquidity is continuously provided through the acquisition of new deposits and the renewal of maturing deposits. Many factors affect the ability to accomplish liquidity objectives successfully, including the economic environment, the asset/liability mix within the balance sheet, as well as the Bank's overall reputation in the community.

         At December 31, 1997, December 31, 1996 and December 31, 1995, the Bank's ratio of short-term investments to volatile liabilities was as follows (dollars in thousands):

                                            December 31, 1997       December 31, 1996      December 31, 1995
                                            -----------------       -----------------      -----------------
Short-term investments:

Federal funds sold                               $  9,658                $ 12,723               $  8,214

Investment securities due
 within one year                                    1,400                   3,976                  1,562
                                                 --------                --------               --------

Total short-term investments                       11,058                  16,699                  9,776
                                                 --------                --------               --------

Volatile liabilities:

Time deposits of $100,000 and over                 18,719                  15,381                 12,177

Securities sold under
   agreement to repurchase                             --                      --                     --
                                                 --------                --------               --------
Total volatile liabilities                         18,719                  15,381                 12,177
                                                 --------                --------               --------

Short-term investments in excess of
   (under) volatile liabilities                  $ (7,661)               $  1,318               $ (2,401)
                                                 ========                ========               ========

Ratio of short-term investments
   to volatile liabilities                             59%                   1.09%                    80%

As of December 31, 1997, December 31, 1996 and December 31, 1995, the Bank's liquidity was as follows (dollars in thousands):

                                    December 31, 1997     December 31, 1996     December 31, 1995
                                    -----------------     -----------------     -----------------
Cash and due from banks                  $ 5,438               $ 4,644               $ 4,974

Federal funds sold                         9,658                12,723                 8,214

Investment securities due
   within one year                         1,400                 3,976                 1,562
                                         -------               -------               -------

Total liquidity                          $16,496               $21,343               $14,750
                                         =======               =======               =======

Ratio of total liquidity to
   total deposits                           14.0%                 20.4%                 17.4%
                                         =======               =======               =======

RESULTS OF OPERATIONS

NET INTEREST INCOME

         The Bank's earnings are dependent primarily on its net interest income which is the difference between interest earned on earning assets (primarily loans, investment securities and federal funds sold) and interest paid on deposits. Changes in net interest income are caused by changes in interest rates earned or paid and by volume changes in earning assets and deposits.

         The Bank reported net interest income of $4.8 million for 1997, compared to $4.1 million and $3.9 million for the years 1996 and 1995, respectively. Growth in the volume of interest earning assets was the primary contributor to the increases in net interest income.

         The Bank's average yield on interest-bearing assets was 7.83% for 1997, compared to 7.98% for 1996 and 8.27% for 1995. Investment securities, excluding federal funds sold, yielded 6.41% for 1997, compared to 6.46% during 1996 and 6.30% for 1995.

         The average rate paid on interest-bearing liabilities was 4.12% for 1997, compared to 4.15% for 1996 and 3.99% for 1995. The Bank's net interest yield on earning assets was 4.30% for 1997, compared to 4.53% for 1996 and 4.95% for 1995.

         The following tables present the average balance of major categories of average earning assets and interest-bearing liabilities, the interest earned or paid on such categories, and their respective average yields or rates paid for the years ended December 31, 1997, 1996, and 1995.

                                       Year Ended                       Year Ended                            Year Ended
                                   December 31, 1997                 December 31, 1996                    December 31, 1995
                           ---------------------------------   ---------------------------------  ----------------------------------
(Dollars in                             Interest     Average               Interest     Average                 Interest    Average
Thousands)                  Average      Income     Yield or    Average     Income      Yield or   Average       Income    Yield or
                            Balance     Expenses   Rate Paid    Balance    Expenses    Rate Paid   Balance      Expenses   Rate Paid
                           --------     --------   ---------   --------    --------    ---------  --------      --------   ---------
Interest-bearing assets:
Commercial loans           $  8,440      $   795       9.48    $  8,714     $   826        9.48   $  8,645       $   844      9.76
Real estate loans            58,907        4,992       8.47      45,029       3,882        8.62     40,295         3,516      8.73
Installment loans             6,704          673      10.04       7,063         715       10.12      6,392           662     10.36
Loan loss reserve            (1,010)          --         --        (990)         --          --     (1,024)           --        --
                           --------      -------      -----    --------     -------       -----   --------       -------     -----
Total net loans              73,041        6,460       8.72      59,816       5,423        8.92     54,308         5,022      9.25
                           --------      -------      -----    --------     -------       -----   --------       -------     -----
U.S. Treasuries               6,712          417       6.21       6,415         419        6.53      6,157           402      6.53
U.S. Agencies                18,211        1,190       6.53      15,662       1,015        6.48      9,580           595      6.21
Other securities              1,280           73       5.63         941          53        5.63        593            32      5.40
                           --------      -------      -----    --------     -------       -----   --------       -------     -----
Total investment sec.        26,203        1,680       6.41      23,018       1,487        6.46     16,330         1,029      6.30
Federal funds sold           11,863          641       5.40       8,152         433        5.31      8,825           523      5.93
                           --------      -------      -----    --------     -------       -----   --------       -------     -----
Total earning assets        111,107        8,781       7.83      90,986       7,343        7.98     79,463         6,574      8.27
                                         -------                            -------                              -------     -----
Non-earning assets           10,732                               9,780                              6,945
                           --------                            --------                           --------
TOTAL ASSETS               $121,839                            $100,766                           $ 86,408
                           ========                            ========                           ========
Interest-bearing
liabilities:

Deposits:
   NOW accounts            $ 18,237      $   325       1.78    $ 15,316     $   317        2.07   $ 13,181       $   267      2.03
   MMA accounts               9,846          279       2.83       8,770         255        2.91      7,616           219      2.88
   Savings                   10,104          203       2.01      10,488         260        2.48     11,328           283      2.50
   CDS under $100,000        40,263        2,189       5.44      29,794       1,656        5.56     21,278         1,197      5.63
   CDS over $100,000         17,739          967       5.45      13,126         731        5.57     12,807           677      5.29
                           --------      -------      -----    --------     -------       -----   --------       -------     -----
Total interest-bearing
deposits                     96,189        3,963       4.12      77,494       3,219        4.15     66,210         2,643      3.99
                                         -------      -----                 -------        ----                  -------     -----
Non-interest bearing
deposits                     15,990                              14,203                             12,780
Other non-interest
bearing liabilities             584                                 616                                592
                           --------                            --------                           --------
TOTAL LIABILITIES           112,763                              92,313                             79,582
Shareholder's Equity          9,076                               8,453                              6,826
                           --------                            --------                           --------
Total liabilities &
Shareholder's equity       $121,839                            $100,766                           $ 86,408
                           ========                            ========                           ========
Incremental interest
spread                                                 3.71%                               3.83%                              4.28%
                                                      =====                               =====                              =====
Net interest income and
net interest yield on
earning assets                           $ 4,818       4.30%                $ 4,124       4.53%                  $ 3,931      4.95%
                                         =======      =====                 =======       =====                  =======     =====

         The following table presents a summary of the changes in interest earned and interest paid resulting from changes in volumes of and rates earned or paid on various categories of interest-earning assets and interest-bearing liabilities. The allocation of the rate/volume variance has been made pro rata based on the percentage that volume and rate variances produced in each category.


                                     Twelve months ended December 31, 1997                  Twelve months ended December 31,
                                     1996 compared to the 12 months ended                   compared to the 12 months ended
                                               December 31, 1996                                    December 31, 1995
                                -----------------------------------------------     ----------------------------------------------
                                                                       Due to                                              Due to
                                                                      Change in                                          change in
                                  Inc.                                 volume        Inc.                                  volume
(Dollars in thousands)           (dec.)      Vol.(1)      Rate(2)      Rate(3)      (dec.)       Vol.(1)      Rate(2)      Rate(3)
                                -------      -------      -------      -------      -------      -------      -------      -------
Interest income:
  Commercial loans              $   (31)     $   (26)     $    --      $    (5)     $   (18)     $     7      $   (24)     $    (1)
  Real estate loans               1,110        1,196          (68)         (18)         366          413          (44)          (3)
  Installment loans                 (42)         (36)          (6)          --           53           70          (15)          (2)
                                -------      -------      -------      -------      -------      -------      -------      -------
  Total loans                     1,037        1,134          (74)         (23)         401          490          (83)          (6)
                                -------      -------      -------      -------      -------      -------      -------      -------
Investments:
  U.S. Treasuries                    (2)          19          (21)          --           17           17           --           --
  U.S. Agencies                     175          165            8            2          420          378           26           16
 Other securities                    20           19            1           --           21           19            1            1
                                -------      -------      -------      -------      -------      -------      -------      -------
Total Investments                   193          203          (12)           2          458          414           27           17
Federal funds sold                  208          197            7            4          (90)         (40)         (55)           5
                                -------      -------      -------      -------      -------      -------      -------      -------
Total interest income             1,438        1,534          (79)         (17)         769          864         (111)          16
                                -------      -------      -------      -------      -------      -------      -------      -------
Interest expense:
  NOW accounts                        8           60          (44)          (8)          50           43            5            2
  MMDA accounts                      24           31           (7)          --           36           33            3           --
  Savings                           (57)          (9)         (48)          --          (23)         (21)          (2)          --
  CDS under $100,000                533          582          (36)         (13)         459          479          (15)          (5)
  CDS greater than $100,000         236          257          (16)          (5)          54           17           36            1
                                -------      -------      -------      -------      -------      -------      -------      -------
Total interest expense              744          921         (151)         (26)         576          551           27           (2)
                                -------      -------      -------      -------      -------      -------      -------      -------
Net interest income before
allocation                      $   694      $   613      $    72      $     9      $   193      $   313      $  (138)     $    18
                                =======      =======      =======      =======      =======      =======      =======      =======

Changes calculated as:

(1) Change in volume times old rate
(2) Change in rate times old volume
(3) Change in rate times change in volume

NON-INTEREST INCOME

         Non-interest income was $1,501,000 for the year ended December 31, 1997. For the year 1996, non-interest income was $1,076,000 compared to $852,000 for 1995. The primary components of non-interest income are service charges on deposit accounts and trust fees. In 1997, non-interest income was increased by executive life insurance proceeds of $240,000.

         Service charges on deposit accounts were $313,000 for the year ended December 31, 1997. Service charges on deposit accounts were $279,000 for the year 1996 compared to $261,000 for 1995. The increases for 1997 and 1996 were primarily due to the increased volume of deposits subject to service charges as well as increases in overdraft fees collected.

         The Bank began trust operations in March 1993. Trust fee income was $773,000 for the year ended December 31, 1997, $709,000 for 1996 and $534,000 for 1995. Total assets under administration by the trust department were $101,882,000, $84,944,000 and $81,317,000 at December 31, 1997, December 31,
1996 and December 31, 1995, respectively.

NON-INTEREST EXPENSE

         For the year ended December 31, 1997, total non-interest expense was $4,798,000, compared to $4,088,000 for 1996. The increase was due to increases of $425,000, $238,000 and $47,000 in salaries and employee benefits, occupancy and equipment expenses and other expenses, respectively.

         Non-interest expense for 1997 increased over the same period in 1996 due to personnel expense, occupancy and equipment expense and other expenses associated with the opening of a new branch office. The growth of the Bank in loans and deposits has also increased personnel requirements, supply expenses and data processing expenses. Also, in 1997, salaries and employee benefits were increased $240,000 by the discounted present value of payments to be made by the Bank pursuant to its "Death Benefit Only Salary Continuation Plan." See Note L to the Notes to Financial Statements.

         Total non-interest expense was $4,088,000 for the year ended December 31, 1996, compared to $3,142,000 for 1995. Salaries and employee benefits, the largest component, were $2,058,000 (or 50%), occupancy and equipment expenses were $830,000 (or 20%), and other expenses were $1,200,000 (or 30%) of total other operating expenses for 1996.

INTEREST RATE SENSITIVITY

         Management meets periodically to review general economic conditions, interest rate trends, and the interest rate sensitivity of the Bank's various portfolios. The Bank's objective in managing interest rate sensitivity is to protect the Bank's interest rate margins from the negative effects of upward or downward changes in interest rates. Legislative changes, monetary control efforts and the effects of industry deregulation have been significant factors affecting the task of managing interest sensitivity positions.

         The Bank's rate-sensitive assets are those repriceble within one year or less. Rate-sensitive assets thus include loans, investment securities and federal funds sold. Rate-sensitive liabilities include interest-bearing demand deposits (insured money market accounts and NOW accounts), savings accounts and time deposits, which mature or are subject to rate changes in one year or less; however, industry experience indicates that many interest-bearing demand deposits and regular savings deposits are not as interest-sensitive as other types of interest-bearing deposits.

         The profitability of the Bank is influenced significantly by management's ability to control the relationship between rate-sensitive assets and liabilities, especially during periods of frequent changes in interest rates. As set forth in the table below, the difference between the amounts of interest-earning assets and interest-bearing liabilities subject to rate changes is known as the "interest-sensitivity gap," and is referred to as a "positive gap" when the amount of interest-sensitive assets exceeds that of liabilities, and as a "negative gap" when the amount of interest-sensitive liabilities exceeds that of assets.

         The following table presents an analysis of the interest rate sensitivity of the Bank's assets and liabilities as of December 31, 1997 and December 31, 1996 (dollars in thousands):


                                            December 31, 1997                                  December 31, 1996
                                              Adjustable in                                      Adjustable in
                            ------------------------------------------------     ------------------------------------------------
                                                        Over One                                            Over One
                             Less Than     90 Days      Year and                  Less Than     90 Days     Year and
                             90 Days or     To One      Non-Rate                 90 Days or      To One     Non-Rate
                            Immediately      Year      Sensitive     Total       Immediately      Year      Sensitive      Total
                            -----------   ---------    ---------     -----       -----------   ---------    ---------      -----
Interest-earning assets:
  Floating rate loans        $  13,070    $  16,866    $  39,196   $  69,132      $  13,347    $  14,517    $  27,026   $  54,890
  Fixed rate loans               1,978        3,937        5,838      11,753          1,736        3,243        7,867      12,846
                             ---------    ---------    ---------   ---------      ---------    ---------    ---------   ---------
     Total loans                15,048       20,803       45,034      80,885         15,083       17,760       34,893      67,736
 Investment securities           1,899          700       24,251      26,850          3,006        2,678       18,205      23,889
Federal Funds sold               9,658                                 9,658         12,723                                12,723
                             ---------    ---------    ---------   ---------      ---------    ---------    ---------   ---------
Total interest-earning
assets                       $  26,605    $  21,503    $  69,285   $ 117,393      $  30,812    $  20,438    $  53,098   $ 104,348
                             =========    =========    =========   =========      =========    =========    =========   =========
Interest-bearing liab:
   Demand deposits              14,893        7,446        7,446      29,785         13,377        6,688        6,688      26,753
   Savings                                    4,911        4,911       9,822          5,100        2,550        2,549      10,199
   Cert. of deposits            20,240       20,867       19,308      60,415         13,454       20,089       19,071      52,614
                             ---------    ---------    ---------   ---------      ---------    ---------    ---------   ---------
  Total interest-bearing
   liabilities               $  35,133    $  33,224    $  31,665   $ 100,022      $  31,931    $  29,327    $  28,308   $  89,566
                             =========    =========    =========   =========      =========    =========    =========   =========
Interest sensitivity:
Gap (int-earning assets
 less int-bearing
liabilities                  $  (8,528)   $ (11,721)   $  37,620   $  17,371      $  (1,119)   $  (8,889)   $  24,790   $  14,782
                             =========    =========    =========   =========      =========    =========    =========   =========
Cumulative interest
 sensitivity gap             $  (8,528)   $ (20,249)   $  17,371                  $  (1,119)   $ (10,008)   $  14,782
                             =========    =========    =========                  =========    =========    =========

         As of December 31, 1997, $48.1 million (or 41.0%) of the Bank's total interest-earning assets were subject to rate adjustment during the following 12 months, while a total of $68.4 million (or 68.3%) of the Bank's total interest-bearing liabilities were subject to adjustment during that same period. As reflected by the table, the Bank had a cumulative "negative" gap of $20.2 million during the 12 months following December 31, 1997.

INCOME TAXES

         Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pre-tax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements.

         At December 31, 1997, the provision for income taxes totaled approximately $316,000 ($456,000 current income tax expense and $140,000 deferred income tax benefit) or 28% of pre-tax income. At December 31, 1996, the provision for income taxes was approximately $315,000 ($254,000 current income tax expense and $61,000 deferred income tax expense) or 38% of pre-tax income, compared to $529,000 ($570,000 current income tax expense and $41,000 deferred income tax benefit) or 38% of pre-tax income at December 31, 1995. The 1997 provision is lower than the effective rates principally due to an approximate gain of $240,000 on executive life insurance benefits. Additional information is provided on the Bank's income taxes in Note H to the Bank's financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

         FASB No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement requires companies to display items of other comprehensive income either below the total for net income, in a separate statement of comprehensive income, or in a statement of changes in equity.

The adoption of the accounting standard did not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

         FASB No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires companies to recognize all derivatives on the balance sheet at fair value. Additionally, derivatives that are not hedges must be adjusted to fair value through income. This statement is effective for the Bank's Fiscal Year ending December 31, 2000. Because the Bank has not entered into any derivative transactions, the adoption of this statement will have no impact on the financial statements.

           DESCRIPTION OF FNB CAPITAL STOCK AND GUARANTY CAPITAL STOCK

FNB COMMON STOCK

         GENERAL. FNB is authorized to issue 100,000,000 shares of FNB Common Stock, of which 17,967,830 shares were outstanding as of September 30, 1998. FNB Common Stock is traded on the Nasdaq National Market under the trading symbol "FBAN." FNB provides transfer agent and registrar services for FNB Common Stock.

         As of September 30, 1998, 2,896,574 shares of FNB Common Stock were reserved for issuance under various employee benefit plans, and the voluntary dividend reinvestment plan of FNB. After taking into account the shares reserved as described above, the number of authorized shares of FNB Common Stock available for other corporate purposes as of September 30, 1998 was 79,135,596. Since that date, 1,251,454 additional shares have been reserved for issuance in connection with the Merger.

         VOTING AND OTHER RIGHTS. The holders of FNB Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, shareholders do not have the right to cumulate their votes. The FNB Series A Preferred Stock (as defined herein) votes as a class with the FNB Common Stock. See "-- FNB Preferred Stock"; "COMPARISON OF SHAREHOLDER RIGHTS -- Amendment of Articles of Incorporation and Bylaws" and "-- Vote Required for Extraordinary Corporate Transaction."

         In the event of liquidation, holders of FNB Common Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any FNB Preferred Stock (as defined and described below) then outstanding.

         FNB Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of FNB Common Stock are, and upon issuance the shares of FNB Common Stock to be issued to shareholders of Guaranty will be, validly issued, fully paid and nonassessable.

         DISTRIBUTIONS. The holders of FNB Common Stock are entitled to receive such dividends or distributions as the FNB Board may declare out of funds legally available for such payments. The payment of distributions by FNB is subject to the restrictions of Pennsylvania law applicable to the declaration of distributions by a business corporation. Under Pennsylvania law, a corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding FNB Preferred Stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

         The ability of FNB to pay distributions is affected by the ability of its subsidiaries to pay dividends. The ability of FNB's subsidiaries, as well as of FNB, to pay dividends in the future is influenced, among other things, by bank regulatory requirements and capital guidelines.

FNB PREFERRED STOCK

         GENERAL. FNB has authorized 20,000,000 shares of preferred stock, $10.00 par value (the "FNB Preferred Stock"). The FNB Board has the authority to issue FNB Preferred Stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of FNB Preferred Stock. Any shares of FNB Preferred Stock which may be issued may rank prior to shares of FNB Common Stock as to payment of dividends and upon liquidation. FNB had 20,718 shares of FNB Series A Preferred Stock (the "FNB Series A Preferred Stock") issued and outstanding as of September 30, 1998 and 236,065 shares of FNB Series B 7 1/2% Cumulative Convertible Preferred Stock (the "FNB Series B Preferred Stock") issued and outstanding as of September 30, 1998.

         THE FOLLOWING SUMMARY OF THE FNB SERIES A PREFERRED STOCK AND FNB SERIES B PREFERRED STOCK IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DESCRIPTION THEREOF CONTAINED IN THE FNB CHARTER ATTACHED AS EXHIBIT 3.1 TO FNB'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996.

         FNB SERIES A PREFERRED STOCK. The FNB Series A Preferred Stock was created for the purpose of acquiring Reeves Bank. Holders of the FNB Series A Preferred Stock are entitled to 5.1 votes for each share held (as adjusted for the FNB Stock Dividend). The holders of the FNB Series A Preferred Stock do not have cumulative voting rights in the election of directors. Dividends on the FNB Series A Preferred Stock are cumulative from the date of issue and are payable at a rate of $.42 per share each quarter. The FNB Series A Preferred Stock is convertible at the option of the holder into shares of FNB Common Stock having a market value of $25.00 at the time of conversion. FNB has the right to require the conversion of the balance of all outstanding shares at the conversion rate. Through September 30, 1998, 600 shares of the FNB Series A Preferred Stock were converted to 410 shares of FNB Common Stock. At September 30, 1998, 18,095 shares of FNB Common Stock were reserved by FNB for the conversion of the remaining 20,718 outstanding shares.

         FNB SERIES B PREFERRED STOCK. The FNB Series B Preferred Stock was issued during 1992 for the purpose of raising capital for the acquisition of 13 banking branches in the Erie, Pennsylvania area. Holders of the FNB Series B Preferred Stock have no voting rights. Dividends on the FNB Series B Preferred Stock are cumulative from the date of issue and are payable at a rate of $.46875 per share each quarter. The FNB Series B Preferred Stock has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of FNB Common Stock at a price of $11.09 per share. FNB has the right to redeem the FNB Series B Preferred Stock for cash on or after May 15, 1996, as set forth in the prospectus dated May 8, 1992. Through September 30, 1998, 32,265 shares of FNB Series B Preferred Stock were converted to 66,383 shares of FNB Common Stock. At September 30, 1998, 523,311 shares of FNB Common Stock were reserved by FNB for the conversion of the remaining 236,065 outstanding shares of FNB Series B Preferred Stock.

GUARANTY COMMON SHARES

         GENERAL. Guaranty is authorized to issue 2,000,000 Guaranty Common Shares $2.00 par value, of which ___________ shares were issued and outstanding as of the Record Date. There is no established public trading market for the Guaranty Common Shares. Registrar and Transfer Company, New Jersey acts as the transfer agent and the registrar for the Guaranty Common Shares.

                        COMPARISON OF SHAREHOLDER RIGHTS

         At the Effective Time, the shareholders of Guaranty, a Florida state banking corporation governed by the Florida Business Corporation Act ("FBCA") and the Florida Financial Institutions Code ("FFIC") (the FBCA and the FFIC collectively referred to as the "Florida Laws"), will become shareholders of FNB, a Pennsylvania corporation, governed by the Pennsylvania Business Corporation Law ("PBCL"). Differences between the Florida Laws and the PBCL and between the Guaranty Charter and Bylaws and the FNB Charter and Bylaws will result in various changes in the rights of Guaranty shareholders.

         The following is a summary of the material differences between the rights of FNB shareholders under Pennsylvania law, the FNB Charter and the FNB Bylaws, and those of Guaranty shareholders under the Florida Laws, the Guaranty Charter and the Guaranty Bylaws. This summary does not purport to be a complete description of the provisions discussed and is qualified in its entirety by the PBCL, the Florida Laws, the Guaranty Charter and Bylaws and the FNB Charter and Bylaws, to which Guaranty shareholders are referred.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

         Under the PBCL, unless provided otherwise in a corporation's articles or bylaws, a director may be removed without cause by a vote of the shareholders entitled to elect the director. The FNB Charter contains a provision requiring the affirmative vote of at least 75% of the outstanding shares of FNB Common Stock entitled to vote to remove the entire FNB Board, a class of directors, or any member of the FNB Board during his term without cause.

         Under the FBCA, a Guaranty director may be removed by the Guaranty shareholders with or without cause at a duly convened special meeting of shareholders called for that purpose when a quorum is present if the votes cast in favor of removal exceed the votes cast opposing removal. Such action also may be taken in action by written consent where a majority of the outstanding shares consent to the removal of the director.

         The PBCL and the FNB Bylaws provide that vacancies on the FNB Board, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors, though less than a quorum, or by a sole remaining director, and each person so selected shall serve until the next election of the class for which such director has been chosen, and until a successor has been selected and qualified.

         The FBCA provides that vacancies on the board of directors of a Florida corporation may be filled by a majority vote of the remaining directors, though less than a quorum, or by the shareholders at any meeting held during the existence of such vacancy. The Guaranty Bylaws provide that any vacancy among the Guaranty directors may be filled by the remaining members of the Board at any regular or special meeting of the Board.

QUORUM OF SHAREHOLDERS

         The PBCL provides that a corporation may specify in its bylaws the requirements necessary to constitute a quorum. The FNB bylaws provide that a quorum for a meeting of shareholders of FNB consists of the presence of shareholders, in person or represented by proxy, entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting.

         The FBCA provides that the holders of a majority of the stock issued, outstanding and entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders of Guaranty. The FBCA further provides that in no event shall a quorum consist of less than one-third of the shares entitled to vote. The Guaranty Bylaws provide that a majority of the outstanding shares shall constitute a quorum at all meetings of shareholders.

ADJOURNMENT AND NOTICE OF SHAREHOLDER MEETINGS

         The FNB Bylaws and the Guaranty Bylaws provide that, if a quorum is not present or represented at a shareholder meeting, the shareholders present and entitled to vote may adjourn the meeting without notice other than an announcement at the meeting. The FBCA also provides that whenever a meeting is adjourned to another time or place, it generally shall not be necessary to give any notice of the adjourned meeting as long as notice of the time and place of the next meeting is given at the adjourned meeting. The FNB Bylaws further provide that the determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders will apply to any adjournment thereof.

         Under the PBCL, notice of shareholder meetings must be given at least 10 days prior to any meeting called to consider a fundamental corporate change or at least five days prior to the meeting in any other case. The Guaranty Bylaws provide that notice of shareholder meetings must be given at least 10 days prior to any meeting.

CALL OF SPECIAL SHAREHOLDER MEETINGS

         The FNB Bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, the President or the Secretary pursuant to a resolution or at the written direction of at least 75% of the members of the FNB Board. The Guaranty Bylaws provide that special meetings of the shareholders may be called by the Board of Directors or by one or more shareholders owning, in the aggregate, not less than 25% of the outstanding Guaranty Common Shares.

SHAREHOLDER CONSENT IN LIEU OF MEETING

         Under the PBCL, any action which may be taken at a meeting of the shareholders may be taken without a meeting if, prior or subsequent to the action, a written consent thereto of all the shareholders who would be entitled to vote at a meeting for such purpose is filed with the Secretary of FNB.

         The FBCA provides that any action required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under the Florida Laws, within ten days after obtaining such authorization by written consent, notice must be given to those shareholders who have not consented in writing. The notice must summarize the material features of the authorized action, and, if the action voted on was a Merger, consolidation, or sale or exchange of assets for which dissenters' rights are provided under the Florida Laws, the notice shall contain a clear statement of the right of shareholders dissenting therefrom to be paid the fair value of their shares upon compliance with further provisions of the Florida Laws regarding the rights of dissenting shareholders.

DISSENTERS' RIGHTS

         Under the PBCL, shareholders may perfect dissenters' rights with regard to certain corporate action such as merger, consolidation or the sale, lease or exchange of substantially all the assets of the corporation (under limited circumstances), or elimination of cumulative voting.

         Under the Florida Laws, in the event of a merger transaction in which the surviving entity will be a Florida state bank, shareholders of the acquired institution shall be afforded dissenters' rights under the FFIC. If the shareholders of the acquired institution properly perfect their rights of dissent, they shall have the following rights with respect to those shares. Under the FFIC, on or promptly after the effective date of the merger, the surviving state bank may fix an amount which it will pay in cash to dissenting shareholders of the acquired institution. If the surviving state bank fixes such an amount (which it is not legally required to do), it shall offer to pay such amount to the holders of all dissenting shares of the acquired institution. The owners of dissenting shares who have accepted the offer shall be entitled to receive the amount so offered upon surrender of their stock certificates at any time within 30 days after the effective date of the merger. Those owners who have not accepted such an offer for their shares shall have the value of their dissenting shares determined as of the effective date of the merger by three appraisers; one to be selected by the owners of at least two-thirds (2/3) of such dissenting shares, one to be selected by the board of directors for the surviving bank, and the third to be selected by the other two appraisers so chosen. The value agreed upon by any two of the three appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as required under the FFIC, or the appraisers fail to determine the value of the dissenting shares, the Florida Department of Banking and Finance shall cause an appraisal of the dissenting shares to be made, which appraisal shall be paid by the surviving state bank. Upon conclusion of the appraisal process, the value determined pursuant to the appraisal shall be paid to all dissenting shareholders in cash upon surrender of the stock certificates representing such shares within 30 days after the appraisal has been made.

         However, when a Florida state bank merges with and into a national bank such that the national bank is the surviving entity, the Florida state bank shareholders' dissenters' rights are those set forth in 12 U.S.C. Section 215a and not those outlined under the FFIC. See "THE MERGER -- Dissenter's Rights of Guaranty Shareholders."

         Under the corporate laws of Florida and Pennsylvania, dissenters' rights generally are denied in the case of a merger or share exchange or a proposed sale or exchange of property when a corporation's shares are listed on a national securities exchange or the Nasdaq National Market or held of record by at least 2,000 persons. The FFIC does not contain any similar exemption from the application of dissenters' rights.

DERIVATIVE ACTIONS

         Derivative actions to enforce a secondary right against any present or former officer or director of the corporation because the corporation refuses to enforce rights that may properly be asserted by it may be brought under the PBCL by a shareholder, even if the shareholder was not a shareholder at the time of the alleged wrongdoing, if there is a strong prima facie case in favor of the claim asserted and if the court determines in its discretion that serious injustice will result without such action.

         Under the FBCA, a derivative action may be brought only by a person who was a shareholder of the corporation at the time of the alleged wrongdoing unless the person became a shareholder through transfer by operation of law from one who was a shareholder at that time.


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
DIVIDENDS AND DISTRIBUTIONS

         Subject to any restrictions in a corporation's charter, the PBCL generally provides that a corporation may make distributions to shareholders unless after giving effect thereto (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution. The FNB Charter does not contain any restrictions on the payment of dividends or the making of distributions to shareholders.

         The payment of dividends or distributions by Guaranty is subject to the restrictions of the FBCA and the FFIC. Under the FBCA, a corporation may not generally authorize and make distributions if, after giving effect thereto, it would be unable to satisfy its debts as they become due in the ordinary course of business or if the corporation's total assets would be less than its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those of the class of shareholders receiving the dividend or other distribution. Under the FFIC, before declaring any dividend, the board of directors of a state bank such as Guaranty must charge off bad debts, depreciation, and other worthless assets and make adequate provision for reasonably anticipated future losses on loans and other assets. Except with the prior approval of the Florida Department of Banking and Finance, the board may then only declare and pay dividends from the bank's net profits for the period with respect to which the dividend is paid together with its retained net profits of the preceding two years. In no case, however, may a state bank pay a dividend (i) when its net income for the current year combined with its retained net income for the preceding two years is a loss, or (ii) which would cause its capital accounts to fall below any required minimum.

DIRECTOR QUALIFICATIONS AND NUMBER

         The articles of incorporation or bylaws of a Pennsylvania corporation specify the number of directors. If not otherwise fixed, a Pennsylvania corporation shall have three directors. The PBCL and the FNB Bylaws provide that the directors need not be state residents or shareholders of the corporation to qualify to serve.

         The FNB Bylaws also provide that the FNB Board shall consist of such number of directors as may be determined by the FNB Board, which number shall be not less than five nor more than 25. By resolution, the FNB Board has set the present size of the FNB Board at 22 directors. The FNB Bylaws further provide that the FNB Board shall be divided into four classes, with each director having a four-year term.

         The FFIC requires that a bank's board must consist of at least five elected directors. The FFIC further requires that at all times not less than a majority of directors must be citizens of the United States and at least three-fifths of the directors must have resided in Florida for at least one year preceding their election and must be residents of Florida during their continuance in office. In addition, the FFIC requires that at least one outside director of Guaranty must have at least one year's experience as an executive officer, regulator or director of a financial institution within the last three years. Under the FBCA, directors must be at least 18 years of age but need not be shareholders of the corporation unless the articles of incorporation or bylaws of the corporation so require.


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
INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The PBCL permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

         In Pennsylvania, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights (or under a bylaw or vote of shareholders or disinterested directors), to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. The PBCL permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         The PBCL permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. FNB has purchased directors' and officers' liability insurance.

         The FNB Charter provides that its directors, officers and any other person designated by the FNB Board are entitled to be indemnified to the fullest extent permitted by law.

         The FBCA permits a corporation to indemnify a director and officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative, whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer or is now serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, under the FBCA, Guaranty may indemnify and hold harmless an officer or director who is a party in an action by or in the right of the corporation against expenses (including attorneys' fees) and amounts paid in settlement not exceeding estimated expenses of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.


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
         The Florida Laws provide that indemnification of the costs and expenses of defending any action is required to be made to any officer or director who is successful (on the merits or otherwise) in defending an action of the type referred to in the immediately preceding paragraph. Except with regard to the costs and expenses of successfully defending an action as may be ordered by a court, indemnification as described in the previous paragraph is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Such determination shall be made: (i) by Guaranty's Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) by a majority vote of a committee duly designated by the Guaranty Board consisting of two or more directors not at the time parties to the action, suit or proceeding;
(iii) by independent legal counsel selected by specified groupings of the Guaranty Board; or (iv) by the Guaranty shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit or proceeding, or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such action, suit or proceeding. The reasonableness of the expenses to be indemnified is determined in the same manner as the determination of whether the indemnification is permissible. The Florida Laws further provide that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

         Under the Florida Laws, the provisions for indemnification and advancement of expenses are not exclusive. Accordingly, a corporation may make any other or further indemnification or advancement of expenses of any of its officers or directors under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Under the FBCA, indemnification or advancement of expenses, however, shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions or omissions were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the officer or director had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (ii) a transaction from which the officer or director derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of FBCA Section 607.0834 (relating to unlawful distributions) are applicable; or (iv) willful misconduct or a conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         The Florida Laws permit a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability.

DIRECTOR LIABILITY

         The PBCL provides that the Bylaws of a Pennsylvania corporation may include a provision limiting the personal liability of directors for monetary damages for actions taken as a director, except to the extent that the director has breached or failed to perform his or her duties to the corporation and the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness. The FNB Bylaws contain such a provision limiting the liability of its directors to the fullest extent permitted by law.

         Under the Florida Laws, a director is not liable for monetary damages for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform, those duties constitutes a violation of criminal law, self dealing, willful misconduct, or recklessness.


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
         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING FNB PURSUANT TO THE FOREGOING PROVISIONS OF THE PBCL AND THE FNB CHARTER AND BYLAWS, FNB HAS BEEN INFORMED THAT IN THE OPINION OF THE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

         Under the PBCL, an action to amend the articles of incorporation requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the amendment, provided that shareholder approval is not required for certain non-material amendments, such as a change in the corporate name, a provision for perpetual existence, or, if the corporation has only one class of shares outstanding, a change in the number and par value of the authorized shares to effect a stock split. The FNB Charter provides that the FNB Charter may be amended by FNB as provided by the PBCL and all rights conferred upon the shareholders therein are granted subject to such reservation.

         Under the PBCL, a corporation's articles of incorporation or bylaws may grant the power to adopt, amend or repeal the bylaws of the corporation to the directors, subject to the power of shareholders to change such action; the board of directors does not have the authority however, unless provided otherwise by the articles of incorporation, to adopt or change a bylaw on any subject that is committed expressly to the shareholders by statute. The FNB Charter and Bylaws together provide that the FNB Bylaws may be amended by the affirmative vote of at least 75% of the members of the FNB Board or by the affirmative vote of the holders of at least 75% of the outstanding FNB Common Stock entitled to vote thereon.

         The FBCA generally requires the affirmative vote of the holders of at least a majority of the votes actually cast on an amendment to the articles of incorporation; provided, however, a majority of the votes entitled to be cast on the amendment is required with respect to an amendment that would create dissenters' rights. Under the Florida Laws, shareholder approval is not required for certain non-material amendments.

         Under the Florida Laws, a corporation's bylaws may be amended or repealed by the board of directors or shareholders; provided, however, that the board may not amend or repeal the corporation's bylaws if the articles of incorporation reserve such power to the shareholders, or the shareholders, in amending or repealing the bylaws, expressly provide that the board of directors may not amend or repeal the bylaws or a particular bylaw provision.

VOTE REQUIRED FOR EXTRAORDINARY CORPORATE TRANSACTIONS

         Under the PBCL, generally, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation's assets other than in the ordinary course of business must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Except as otherwise provided by the bylaws of a corporation, the shareholders do not have to approve a plan of merger approved by the board of directors if, among other situations, (i) the surviving or new corporation is a domestic business corporation with articles of incorporation that are identical to the articles of incorporation of the constituent corporation (except for changes permitted by a board of directors without shareholder approval under the PBCL), (ii) each share of the constituent corporation outstanding immediately prior to the effective date of the merger is to continue to be a share of, or is to be converted into an identical share of, the surviving or new corporation after the effective date of the merger, and (iii) the shareholders of the constituent corporation are to hold, in the aggregate, shares of the surviving or new corporation to be outstanding


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
immediately after effectiveness of the plan of merger entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.

         The FNB Charter requires the affirmative vote of at least 75% of the outstanding shares of FNB Common Stock entitled to vote to approve a merger, consolidation, or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of FNB, unless the FNB Board has approved and recommended the transaction prior to the consummation thereof.

         Under the FBCA, generally, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation's assets other than in the ordinary course of business must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon unless the corporation's articles of incorporation require a higher vote. Also, the FFIC provides that certain mergers, consolidations and sales of substantially all of the assets of a Florida bank must be approved by the Florida Department of Banking and Finance. The Merger does not require such prior approval by, but does require notification to, the Florida Department of Banking and Finance.

INTERESTED SHAREHOLDER TRANSACTIONS

         The PBCL provides that, if a shareholder of a corporation is a party to a sale of assets transaction, share exchange, merger or consolidation involving the corporation or a subsidiary, or if a shareholder is to be treated differently in a corporate dissolution from other shareholders of the same class, then approval must be obtained of the shareholders entitled to cast at least a majority of the votes which all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, without counting the votes of the interested shareholder. Such additional shareholder approval is not required if the consideration to be received by the other shareholders in such transaction for shares of any class is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class, or if the proposed transaction is approved by a majority of the board of directors other than certain directors ("disqualified directors") affiliated or associated with, or nominated by, the interested shareholder. The PBCL provides that a director who has held office for at least 24 months prior to the date of vote on the proposed transaction is not a disqualified director.

         Further, the PBCL prohibits certain business combinations between the corporation and an interested shareholder except under specified circumstances. An "interested shareholder" in this instance is one who, directly or indirectly, is the beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. A "business combination" includes a merger, consolidation, share exchange or division of the corporation or any subsidiary of the corporation with the interested shareholder or with, involving or resulting in any other corporation which is, or, after the merger, consolidation, share exchange or division would be, an affiliate or associate of the interested shareholder. A "business combination" also includes a sale or other disposition to the interested shareholder or any affiliate or associate of the interested shareholder of assets of the corporation or any subsidiary (i) having an aggregate market value equal to 10% or more of the aggregate market value of the corporation's consolidated assets, (ii) having an aggregate market value equal to 10% or more of the aggregate market value of all the outstanding shares of such corporation, or (iii) representing 10% or more of the consolidated earning power or net income of such corporation. A "business combination" also includes certain transactions with an interested shareholder involving the issuance of shares of a corporation or its subsidiary having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares under certain circumstances, the adoption of a plan for the liquidation or dissolution of the corporation pursuant to certain agreements with an interested shareholder and certain reclassifications and loans involving the interested shareholder. The prohibition against such


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
business combinations does not apply under specified circumstances or if the corporation has opted out of this provision. FNB has not opted out of this statutory provision.

         Under the FBCA, any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or exchange of securities requiring shareholder approval (a "Business Combination"), if an Interested Person is a party to such transaction, shall be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the Interested Person; provided, that such approval is not required if (a) the Interested Shareholder Transaction has been approved by a majority of the disinterested directors; (b) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement date; (c) the Interested Person has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years preceding the announcement date; (d) the Interested Person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (e) the corporation is an investment company registered under the Investment Company Act of 1940; or (f) the consideration to be received by holders of the stock of the corporation meets certain minimum levels determined by a formula under Section 607.0901(4)(f) of the FBCA (generally, the highest price paid by the Interested Person for any shares which she or he has acquired). Guaranty has not opted out of this statutory provision.

FIDUCIARY DUTY

         Under the PBCL a director may, in considering the best interests of a corporation, consider (i) the effects of any action on shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other facilities of the corporation are located, (ii) the short-term and long-term interests of the corporation, including the possibility that the best interests of the corporation may be served by the continued independence of the corporation, (iii) the resources, intent and conduct of any person seeking to acquire control of the corporation, and (iv) all other pertinent factors.

         The FNB Charter provides that the FNB Board, in evaluating a proposal for an extraordinary corporate transaction, shall consider all relevant factors, including the economic effect, both immediate and long-term, upon the FNB shareholders, including shareholders, if any, who will not participate in the transaction; the social and economic effect on the employees, depositors and customers of, and others dealing with, FNB and its subsidiaries and on the communities in which FNB and its subsidiaries operate or are located; whether the proposal is acceptable based on the historical and current operating results or financial condition of FNB; whether a more favorable price could be obtained for FNB's securities in the future; the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of FNB and its subsidiaries; and the future value of FNB's stock; and any antitrust or other legal and regulatory issues that are raised by the proposal. The FNB Charter further provides that, if the FNB Board determines that such a proposal should be rejected, it may take any lawful action to accomplish its purposes.

         Under the Florida Laws, a director is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interest of the corporation. In discharging his or her duties, a director is entitled to rely on: (i) information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person's professional or expert competence; or (iii) a committee of the board of which the director is not a member if the director reasonably believes the committee merits confidence. In addition, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interest of the corporation and its shareholders, and the social, economic, legal, or other effects of


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
any action on the employees, suppliers and customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

         FNB is subject to various statutory "anti-takeover" provisions of the PBCL, including Subchapters 25E, 25F, 25G and 25H of the PBCL. Subchapter 25E of the PBCL (relating to control transactions) provides that, if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium. Subchapter 25F of the PBCL (relating to business combinations) delays for five years and imposes conditions upon business combinations between an interested shareholder and the corporation. As described above, the term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes, and an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares. See "-- Interested Shareholder Transactions." Subchapter 25G of the PBCL (relating to control-share acquisitions) generally prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the disinterested shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of stock to the issuer. If shareholder approval is obtained, the corporation is also subject to Subchapters 25I and 25J of the PBCL. Subchapter 25I of the PBCL provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J of the PBCL prohibits the abrogation of certain labor contracts prior to their stated date of expiration. Subchapter 25H of the PBCL (relating to disgorgement) applies in the event that (1) any person or group publicly discloses that the person or group may acquire control of the corporation or (2) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto. Subchapters 25E, 25F, 25G and 25H of the PBCL contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

         In addition, the PBCL permits an amendment of the corporation's charter or other corporation action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights. The PBCL also provides that directors may, in discharging their duties, consider the interests of a number of different constituencies, including shareholders, employees, suppliers, customers, creditors and the communities in which the corporation is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies' interests. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of the PBCL.

         The business combination provisions of the PBCL may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of FNB that are not negotiated with and approved by the FNB Board. FNB is not aware of any effort or intent to gain control of FNB or any effort to organize a proxy contest or to accumulate FNB's shares.

         Additionally, the following provisions of the FNB Charter and Bylaws may be considered to have anti-takeover implications: (1) the ability of the FNB Board to fill the vacancies (but only until the next selection of the class of directors for which such director has been chosen) resulting from an increase in the number of directors; (2) the ability of the FNB Board to issue substantial amounts of FNB Common Stock without shareholder approval, which FNB Common Stock, among other things and in certain circumstances, may be used to dilute the stock ownership of


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
holders of FNB Common Stock seeking to obtain control of FNB; (3) the ability of the FNB Board to establish the rights of, and to issue, substantial amounts of FNB Preferred Stock without shareholder approval, which FNB Preferred Stock, among other things, may be used to create voting impediments with respect to changes in control of FNB or to dilute the stock ownership of holders of FNB Common Stock seeking to obtain control of FNB; (4) the supermajority voting requirements for certain extraordinary corporate transactions; and (5) the broad range of factors that the FNB Board may consider in evaluating such a proposal, and the broad range of actions it may take to reject such a proposal, if it so decides.

         Section 607.0902 of the FBCA restricts the voting rights of certain shares of a corporation's stock when those shares are acquired by a party who, by such acquisition, would control at least one-fifth of all voting rights of the corporation's issued and outstanding stock. The statute provides that the acquired shares (the "control shares") will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an "acquiring person's statement" submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit, for shareholder approval, the acquiring person's request to have voting rights re-assigned to the control shares. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation's shareholders for each class and series of stock. If such a resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation's outstanding voting stock, then, unless the corporation's articles of incorporation or bylaws provide otherwise, all shareholders of the corporation shall be able to exercise dissenter's rights in accordance with the Florida Laws.

         A corporation may, by amendment to its articles of incorporation or bylaws, provide that, if the party acquiring the control shares does not submit an acquiring person's statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person's statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party's request, deny full voting rights to the control shares.

         The statute does not alter the voting rights of any stock of the corporation acquired in any of the following manners: (i) pursuant to the laws of intestate succession or pursuant to a gift or testamentary transfer; (ii) pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute; (iii) pursuant to either a merger or share exchange if the corporation is a party to the agreement or plan of merger or share exchange; (iv) pursuant to any savings, employee stock ownership or other benefit plan of the corporation; or (v) pursuant to an acquisition of shares specifically approved by the board of directors of the corporation. Guaranty has not opted out of this statutory provision.

                                 LEGAL OPINIONS

         The legality of the shares of FNB Common Stock to be issued to the holders of Guaranty Common Shares pursuant to the Merger will be passed upon by Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania. Cohen & Grigsby, P.C. has from time to time acted as counsel in advising FNB and its affiliates with respect to certain matters and in connection with various transactions. Cohen & Grigsby, P.C. did not act as counsel to FNB or its affiliates with respect to the Merger or any transaction in connection therewith. Certain legal matters relating to the Merger are being passed upon for FNB by Smith, Gambrell & Russell, LLP, Atlanta, Georgia, and for Guaranty by the law firm of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Orlando, Florida.

         The Merger Agreement provides as a condition to each party's obligation to consummate the Merger that FNB and Guaranty receive the opinion of Smith, Gambrell & Russell, LLP, Atlanta, Georgia, special counsel to FNB, substantially to the effect that the Merger will constitute a "reorganization" under Section 368(a) of the Code.

                                     EXPERTS

         The consolidated financial statements of FNB at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is based in part on the reports of other auditors, included in F.N.B.'s Current Report on Form 8-K dated October 29, 1998, and incorporated herein by reference. As to 1997, their report is based, in part, on the report of Hacker, Johnson, Cohen & Grieb, PA, independent auditors, who audited Seminole Bank and Citizens Holding Corporation. As to 1996 and 1995, their report is based, in part, on the reports of Hill, Barth & King, Inc., independent auditors, who audited Southwest Banks, Inc., PricewaterhouseCoopers LLP, independent auditors, who audited West Coast Bancorp, Inc., and Hacker, Johnson, Cohen & Grieb, PA, independent auditors, who audited Seminole Bank and Citizens Holding Corporation.

         The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         The financial statements of Guaranty as of and for the years ended December 31, 1997 and 1996 included in this Proxy Statement-Prospectus and in the Registration Statement have been audited by Bobbitt, Pittenger & Company, P.A., independent auditors, as set forth in their report thereon included herein on such financial statements and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  OTHER MATTERS

         As of the date of this Proxy Statement-Prospectus, the Guaranty Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement-Prospectus. However, if any other matters shall properly come before the Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Board of Directors of Guaranty.

         No person is authorized to give any information or make any representation other than those contained or incorporated in this Proxy Statement-Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by FNB or Guaranty.

         This Proxy Statement-Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered by this Proxy Statement-Prospectus, nor does it constitute the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.

         The information contained in this Proxy Statement-Prospectus speaks as of the date hereof unless otherwise specifically indicated. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Guaranty or FNB since the date of this Proxy Statement-Prospectus or that the information in this Proxy Statement-Prospectus or in the documents incorporated by reference is correct at any time subsequent to that date.

         This Proxy Statement-Prospectus does not cover any resales of the FNB Common Stock offered hereby to be received by shareholders of Guaranty deemed to be "affiliates" of Guaranty or FNB upon the consummation of the Merger. No person is authorized to make use of this Proxy Statement-Prospectus in connection with any such resales.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         FNB files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by FNB at the SEC's public reference rooms in Washington D.C., New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. FNB's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

         FNB has filed a Registration Statement on Form S-4 to register with the SEC the FNB Common Stock to be issued to the Guaranty shareholders in the Merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of FNB in addition to a proxy statement of Guaranty for the Special Meeting. As allowed by the SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" certain information in this Proxy Statement-Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC by FNB. The information incorporated by reference is deemed to be part of this Proxy Statement-Prospectus, except for any information superseded by information in the Proxy Statement-Prospectus. This Proxy Statement-Prospectus incorporates by reference the documents set forth below that FNB has previously filed with the SEC. These documents contain important information about FNB and its finances.

FNB Filings (SEC File No. 0-8144)            Period
---------------------------------            ------
Annual Report on Form 10-K                   the year ended December 31, 1997

Quarterly Reports on Form 10-Q               for the quarters ended March 31, 1998, June 30,
                                             1998 and September 30, 1998

Current Reports on Form 8-K                  February 8, 1998, April 3, 1998, July 6, 1998 and
                                             October 29, 1998

         The description of FNB Common Stock contained in the FNB registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description is also incorporated herein by reference.

         We further incorporate by reference additional documents that FNB files with the SEC between the date of this Proxy Statement-Prospectus and the date of the Special Meeting of Guaranty shareholders.

                    INDEX OF GUARANTY'S FINANCIAL STATEMENTS

Audited Financial Statements

Report of Independent Public Accountants...............................................................................F-2
Statements of Financial Condition, December 31,
     1997 and 1996.....................................................................................................F-3
Statements of Income for the Years Ended
     December 31, 1997, 1996 and 1995..................................................................................F-4
Statements of Changes in Shareholders' Equity
     for the Years Ended December 31, 1997, 1996 and 1995..............................................................F-5
Statements of Cash Flows for the Years Ended
     December 31, 1997, 1996 and 1995..................................................................................F-6
Notes to Financial Statements..........................................................................................F-8

Unaudited Financial Statements

Statement of Financial Condition, September 30, 1998..................................................................F-20
Statements of Income for the Nine Months Ended
     September 30, 1998 and 1997......................................................................................F-21
Statements of Shareholders' Equity for the Nine
     Months Ended September 30, 1998..................................................................................F-22
Statements of Cash Flows for the Nine Months
     Ended September 30, 1998 and 1997................................................................................F-23
Notes to Financial Statements.........................................................................................F-24

January 13, 1998




BOARD OF DIRECTORS
Guaranty Bank & Trust Company
Venice, Florida


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the accompanying statements of financial condition of Guaranty Bank & Trust Company as of December 31, 1997 and 1996, and the related statements of income, changes in shareholder's equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Bank & Trust Company as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.




BOBBITT, PITTENGER & COMPANY, P.A.
Certified Public Accountants

                          GUARANTY BANK & TRUST COMPANY

                        STATEMENTS OF FINANCIAL CONDITION



                                                                      December 31,
                                                            ------------------------------
                                                               1997                1996
                                                               ----                ----
           ASSETS
Cash and due from banks                                     $  5,437,805      $  4,644,362
Federal funds sold                                             9,657,981        12,722,643
Investment securities
    Held to maturity, at cost                                 17,150,599        16,958,502
    (fair value of $17,186,314 in 1997
    and $16,876,906 in 1996)
    Available for sale at market                               9,699,282         6,930,587
Loans, net of allowance for loan
    losses of $1,148,876 in 1997
    and $967,687 in 1996                                      79,735,717        66,768,741
Premises and equipment, net                                    3,520,818         3,895,378
Accrued interest receivable                                      863,185           798,370
Other assets                                                   1,818,236         1,268,862
                                                            ------------      ------------

        Total Assets                                        $127,883,623      $113,987,445
                                                            ============      ============


           LIABILITIES AND SHAREHOLDER'S EQUITY

LIABILITIES
    Demand deposits                                         $ 17,462,494      $ 15,195,011
    Super NOW deposits                                        20,379,215        16,965,637
    Money market deposits                                      9,405,347         9,787,517
    Savings deposits                                           9,822,164        10,199,414
    Time deposits (under $100,000)                            41,696,651        37,231,937
    Time deposits ($100,000 and over)                         18,718,547        15,381,475
                                                            ------------      ------------

        Total Deposits                                       117,484,418       104,760,991

Accounts payable and accrued expenses                            835,397           572,988
                                                            ------------      ------------

        Total Liabilities                                    118,319,815       105,333,979
                                                            ------------      ------------

SHAREHOLDER'S EQUITY
    Common Stock, $2.00 par value;
        2,000,000 shares authorized; 754,694 and
        740,008 shares issued and outstanding
        in 1997 and 1996, respectively                         1,509,388         1,480,016
    Additional paid-in capital                                 5,583,773         5,472,160
    Retained earnings                                          2,421,218         1,664,430
    Net unrealized appreciation
        on securities available for sale, net of taxes
        of $30,295 in 1997 and $22,592 in 1996                    49,429            36,860
                                                            ------------      ------------

        Total Shareholder's Equity                             9,563,808         8,653,466
                                                            ------------      ------------

        Total Liabilities and Shareholder's Equity          $127,883,623      $113,987,445
                                                            ============      ============


   The accompanying notes are an integral part of these financial statements.

                          GUARANTY BANK & TRUST COMPANY

                              STATEMENTS OF INCOME


                                                        Year Ended December 31,
                                            -------------------------------------------
                                                1997            1996            1995
                                            -----------     -----------     -----------
INTEREST INCOME
    Loans, including fees                   $ 6,460,266     $ 5,423,428     $ 5,021,798
    Investment securities                     1,679,400       1,486,979       1,029,475
    Federal funds sold                          640,997         432,540         523,425
                                            -----------     -----------     -----------

        Total Interest Income                 8,780,663       7,342,947       6,574,698
                                            -----------     -----------     -----------

INTEREST EXPENSE ON DEPOSITS
    Super NOW                                   325,191         317,400         267,470
    Money market                                278,535         255,146         219,470
    Savings                                     203,491         259,885         283,463
    Time                                      3,155,478       2,386,085       1,872,703
                                            -----------     -----------     -----------

        Total Interest Expense                3,962,695       3,218,516       2,643,106
                                            -----------     -----------     -----------

        Net interest income                   4,817,968       4,124,431       3,931,592

PROVISION FOR LOAN LOSSES                      (403,000)       (290,000)       (242,000)
                                            -----------     -----------     -----------

        Net interest income after
           provision for loan losses          4,414,968       3,834,431       3,689,592
                                            -----------     -----------     -----------

NONINTEREST INCOME
    Service charges and fees                    313,347         278,747         261,067
    Trust fees                                  772,801         708,788         533,789
    Other income                                414,807          88,291          57,262
                                            -----------     -----------     -----------

        Total noninterest income              1,500,955       1,075,826         852,118
                                            -----------     -----------     -----------

NONINTEREST EXPENSE
    Salaries and employee benefits            2,483,370       2,058,098       1,607,559
    Occupancy expense                           579,606         463,124         265,807
    Furniture and equipment expense             488,614         367,069         231,091
    Other operating expenses                  1,246,663       1,199,622       1,037,671
                                            -----------     -----------     -----------

           Total noninterest expense          4,798,253       4,087,913       3,142,128
                                            -----------     -----------     -----------

INCOME BEFORE INCOME TAXES                    1,117,670         822,344       1,399,582

PROVISION FOR INCOME TAXES                      315,600         314,800         528,628
                                            -----------     -----------     -----------

NET INCOME                                  $   802,070     $   507,544     $   870,954
                                            ===========     ===========     ===========

NET INCOME PER SHARE - basic                $      1.07     $       .69     $      1.30
                                            ===========     ===========     ===========

NET INCOME PER SHARE - assuming dilution    $      1.03     $       .66     $      1.26
                                            ===========     ===========     ===========


   The accompanying notes are an integral part of these financial statements.

                          GUARANTY BANK & TRUST COMPANY

                  STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY


                                                                                      Net Unrealized
                                                                                      (Depreciation)/
                                                      Additional                     Appreciation on              Total
                                        Common         Paid-in          Retained        Securities            Shareholder's
                                        Stock          Capital          Earnings     Available for Sale          Equity
                                      ----------      ----------       -----------   ------------------       -------------
 Balance,
    January 1, 1995                   $1,144,428      $3,416,683       $   359,932        $ (39,300)            $4,881,743
Net income for 1995                                                        870,954                                 870,954
Net change in unrealized
    appreciation on securities
    available for sale, net of
    taxes of $86,139                                                                        145,580                145,580
Sale of 167,794 shares
    of common stock at
    $14.25 per share                     335,588       2,055,477                                                 2,391,065
Cash dividend,
    $.05 per share                                                         (37,000)                                (37,000)
                                      ----------      ----------       -----------        ---------             ----------
Balance,
    December 31, 1995                  1,480,016       5,472,160         1,193,886          106,280              8,252,342
Net income for 1996                                                        507,544                                 507,544
Net change in unrealized
    appreciation on securities
    available for sale, net of
    tax benefit of $42,547                                                                  (69,420)               (69,420)
Cash dividend,
    $.05 per share                                                         (37,000)                                (37,000)
                                      ----------      ----------       -----------        ---------             ----------
Balance,
    December 31, 1996                  1,480,016       5,472,160         1,664,430           36,860              8,653,466
Net income for 1997                                                        802,070                                 802,070
Net change in unrealized
    appreciation on securities
    available for sale, net of
    taxes of $7,703                                                                          12,569                 12,569
Stock options exercised
    14,686 shares issued
    at $9.60 per share                    29,372         111,613                                                   140,985
Cash dividend,
    $.06 per share                                                         (45,282)                                (45,282)
                                      ----------      ----------       -----------        ---------             ----------
Balance,
    December 31, 1997                 $1,509,388      $5,583,773        $2,421,218        $  49,429             $9,563,808
                                      ==========      ==========        ==========        =========             ==========




   The accompanying notes are an integral part of these financial statements.

                          GUARANTY BANK & TRUST COMPANY
                            STATEMENTS OF CASH FLOWS

                                                                        Year Ended December 31,
                                                            ----------------------------------------------
                                                                1997             1996             1995
                                                            ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Interest received                                       $  8,715,848     $  7,237,957     $  6,383,858
    Noninterest income                                         1,500,955        1,075,826          852,118
    Interest paid                                             (3,951,035)      (3,136,922)      (2,531,373)
    Salaries and benefits paid                                (2,483,370)      (2,058,098)      (1,607,559)
    Other expenditures                                        (1,833,318)      (1,820,671)      (1,593,871)
    Taxes paid                                                  (509,000)        (823,780)        (115,136)
                                                            ------------     ------------     ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                      1,440,080          474,312        1,388,037
                                                            ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of available for sale securities                (6,961,439)      (1,996,251)      (4,503,521)
    Proceeds from sales of available for sale securities       4,070,672        1,800,578
    Proceeds from maturities and calls of available
        for sale securities                                      142,344          250,000        3,134,291
    Purchases of held to maturity securities                  (6,926,641)      (7,066,413)      (9,048,437)
    Proceeds from maturities and calls of held to
        maturity securities                                    6,734,544        4,568,944          950,000
    Net increase in loans                                    (13,369,976)     (12,962,610)      (1,536,381)
    Net purchases of premises and equipment                      (87,790)        (970,974)      (1,676,819)
    (Increase) decrease in other real estate owned              (132,143)          35,924          (84,084)
                                                            ------------     ------------     ------------

NET CASH USED IN INVESTING ACTIVITIES                        (16,530,429)     (16,340,802)     (12,764,951)
                                                            ------------     ------------     ------------


CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in demand deposits                            2,267,483        1,416,348        1,180,343
    Net increase (decrease) in Super NOW deposits              3,413,578        2,854,450       (1,072,559)
    Net (decrease) increase in money market deposits            (382,170)       1,630,886        1,252,008
    Net decrease in savings deposits                            (377,250)        (516,237)      (3,536,980)
    Net increase in time deposits                              7,801,786       14,697,304       14,995,670
    Sale of common stock                                         140,985                         2,391,065
    Dividends paid                                               (45,282)         (37,000)         (37,000)
                                                            ------------     ------------     ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                     12,819,130       20,045,751       15,172,547
                                                            ------------     ------------     ------------

NET (DECREASE) INCREASE IN
    CASH AND CASH EQUIVALENTS                                 (2,271,219)       4,179,261        3,795,633

CASH AND CASH EQUIVALENTS,
    beginning of period                                       17,367,005       13,187,744        9,392,111
                                                            ------------     ------------     ------------

CASH AND CASH EQUIVALENTS,
    end of period                                           $ 15,095,786     $ 17,367,005     $ 13,187,744
                                                            ============     ============     ============



   The accompanying notes are an integral part of these financial statements.


                                                              Year Ended December 31,
                                                   -------------------------------------------
                                                      1997            1996            1995
                                                   -----------     -----------     -----------
RECONCILIATION OF NET INCOME TO NET
    CASH PROVIDED BY OPERATING ACTIVITIES

NET INCOME                                         $   802,070     $   507,544     $   870,954

ADJUSTMENTS TO RECONCILE NET
    CASH PROVIDED BY OPERATING ACTIVITIES
        Provision for loan losses                      403,000         290,000         242,000
        Depreciation and amortization                  462,350         379,231         188,936
        Increase in interest receivable                (64,815)       (104,990)       (190,840)
        Increase in other assets                      (417,231)       (416,442)       (274,519)
        (Decrease) increase in accounts payable
           and accrued expenses                        262,409        (187,654)        553,561
        Other                                           (7,703)          6,623          (2,055)
                                                   -----------     -----------     -----------

NET CASH PROVIDED BY OPERATING ACTIVITIES          $ 1,440,080     $   474,312     $ 1,388,037
                                                   ===========     ===========     ===========


                          GUARANTY BANK & TRUST COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

Guaranty Bank & Trust Company (the "Bank") is a state chartered bank incorporated under the laws of the State of Florida. The Bank is a member of the Federal Reserve System and commenced banking operations on August 19, 1987. On February 9, 1993, the Bank formally commenced operation of a Trust Department.

Investments in Securities

The Bank's investments in securities are classified in three categories and accounted for as follows:

-- Trading Securities. Government bonds held principally for resale in the near term and mortgage-backed securities held for sale in conjunction with the Bank's mortgage banking activities are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income. The Bank presently has no such securities.

-- Securities to be Held to Maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

-- Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held to maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their costs that are other than temporary would result in write-downs of the individual securities to their fair value. The Bank presently has experienced no such declines.

Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholder's equity until realized.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

Allowance for Loan Losses

The financial statements include an allowance for estimated losses on loans based on management's evaluation of the collectibility of loans outstanding at December 31, 1997 and 1996. Management has established a policy to discontinue accruing interest (nonaccrual status) on a loan after it has become 90 days delinquent as to payment of principal or interest unless the loan is in the process of collection or is adequately secured. In addition, a loan will be placed on nonaccrual status before it becomes 90 days delinquent, if management believes that the borrower's financial condition is such that collection of interest or principal is doubtful. Loans which are determined to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of each type of asset. Leasehold improvements are amortized on the straight-line basis over the shorter of their estimated useful life or the lease term. Additions to premises and equipment and major improvements are capitalized. Maintenance and repairs are expensed as incurred.

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Gains or losses on the sale or periodic revaluation of real estate acquired are charged or credited to noninterest income or expense.

Income Recognition

Interest income on loans is accrued on the principal amounts outstanding. Nonrefundable fees associated with the origination of loans are deferred and recognized over the life of the loan using a method which approximates the interest method.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

Use of Estimates (Continued)

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change cannot be estimated.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Net Income per Share of Common Stock

Net income per share of common stock (earnings per share) is computed based upon the weighted average number of shares of common stock and common stock equivalents outstanding during the year, after retroactive adjustment for any stock dividends or splits. In 1997, the Financial Accounting Standard Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

Trust Fees

Trust fees are recorded on the accrual basis.

Financial Instruments

The Bank accounts for off balance sheet financial instruments which they have entered into in the ordinary course of business when they are funded or related fees are incurred or received. These instruments consist of commitments to extend credit, commercial letters of credit and standby letters of credit.

Fair Value of Financial Instruments

The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

    Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

    Investment securities - Fair values are based on quoted market prices.

    Loans - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair value for certain mortgage loans and other consumer loans are based on quoted market prices of similar loans. Fair value for commercial real estate and commercial loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms.

    Deposits - The fair value disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rates, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    Accrued interest - The carrying amounts of accrued interest approximate their fair values.

    Off-balance sheet instruments - The disclosed amounts for unfunded commitments for loans and letters of credit approximate their fair value.

Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the Statement of Financial Condition caption "Cash and Due From Banks" and "Federal Funds Sold".

Reclassifications

Certain reclassifications have been made to the 1996 and 1995 financial statements to conform with the 1997 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

NOTE B - INVESTMENT SECURITIES

The carrying amounts of investment securities as shown in the Statements of Financial Condition of the Bank and their approximate fair values at December 31 were as follows:

                                                            Gross          Gross
                                           Amortized     Unrealized     Unrealized         Fair
                                              Cost          Gains          Losses          Value
                                          -----------    -----------    -----------    -----------
SECURITIES TO BE HELD TO MATURITY
    December 31, 1997:
        U.S. Government and
           agency securities              $14,251,301    $    50,631    $    30,546    $14,271,386
        State and municipal securities      1,399,298         15,630                     1,414,928
        Time deposits                       1,500,000                                    1,500,000
                                          -----------    -----------    -----------    -----------

                                          $17,150,599    $    66,261    $    30,546    $17,186,314
                                          ===========    ===========    ===========    ===========

    December 31, 1996:
        U.S. Government and
           agency securities              $16,518,956    $    24,680    $   118,372    $16,425,264
        State and municipal securities        439,546         12,096                       451,642
                                          -----------    -----------    -----------    -----------

                                          $16,958,502    $    36,776    $   118,372    $16,876,906
                                          ===========    ===========    ===========    ===========


SECURITIES AVAILABLE FOR SALE

    December 31, 1997:
        U.S. Government and
           agency securities              $ 8,970,258    $    80,997    $     1,273    $ 9,049,982
        Federal reserve bank stock            212,800                                      212,800
        Federal home loan bank stock          421,500                                      421,500
        Other securities                       15,000                                       15,000
                                          -----------    -----------    -----------    -----------

                                          $ 9,619,558    $    80,997    $     1,273    $ 9,699,282
                                          ===========    ===========    ===========    ===========

    December 31, 1996:
        U.S. Treasury Securities          $ 6,647,535    $    59,791    $       339    $ 6,706,987
        Federal reserve bank stock            208,600                                      208,600
        Other securities                       15,000                                       15,000
                                          -----------    -----------    -----------    -----------

                                          $ 6,871,135    $    59,791    $       339    $ 6,930,587
                                          ===========    ===========    ===========    ===========

Assets, principally securities, carried at approximately $2,909,039 at December 31,1997 and $2,638,000 at December 31, 1996 were pledged to secure public deposits and for other purposes as required by statutes or agreements.

U.S. Treasury securities, held available for sale were sold with a resulting realized net gain of $35,309 in 1997, $1,917 in 1996 and $0 in 1995.

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of securities to be held to maturity and securities available for sale at December 31, 1997 were as follows:


                                                                        Securities                  Securities
                                                                     Held to Maturity            Available for Sale
                                                                --------------------------    --------------------------
                                                                Amortized         Fair                          Fair
                                                                   Cost           Value           Cost          Value
                                                                -----------    -----------    -----------    -----------
Common stock                                                    $              $              $   649,300    $   649,300
Due in one year or less                                           2,399,861      2,399,326
Due from one year to five years                                   6,260,148      6,285,647      8,970,258      9,049,982
Due from five years to ten years                                  5,918,701      5,928,678
Due after ten years                                               2,571,889      2,572,663
                                                                -----------    -----------    -----------    -----------
                                                                $17,150,599    $17,186,314    $ 9,619,558    $ 9,699,282
                                                                ===========    ===========    ===========    ===========


NOTE C - LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are as follows:

                                                                                         December 31,
                                                                            -------------------------------------
                                                                               1997                      1996
                                                                            -----------               -----------
Mortgage                                                                    $61,749,518               $47,912,905
Commercial                                                                    8,852,335                 8,580,411
Consumer                                                                      6,535,456                 6,982,465
Construction                                                                  3,747,284                 4,260,647
                                                                            -----------               -----------

                                                                             80,884,593                67,736,428

Less - allowance for loan losses                                             (1,148,876)                 (967,687)
                                                                            -----------               -----------

                                                                            $79,735,717               $66,768,741
                                                                            ===========               ===========

Mortgage loans include primarily term loans secured by real estate and payable in periodic installments. Commercial loans include those loans to businesses and individuals generally for the purposes of providing working capital and/or financing the acquisition of assets and are payable on demand or within a specified period of time. Consumer loans are installment loans made to both businesses and individuals. Construction loans include loans to finance construction of improvements to real property and become payable upon completion of construction unless permanently financed.

An analysis of the allowance for loan losses follows:


                                                                                        December 31,
                                                                             ---------------------------------
                                                                                1997                   1996
                                                                             ----------             ----------
Beginning balance                                                            $  967,687             $1,098,218
Provision for loan losses                                                       403,000                290,000
Charge-offs                                                                    (246,318)              (456,257)
Recoveries                                                                       24,507                 35,726
                                                                             ----------             ----------

Ending balance                                                               $1,148,876             $  967,687
                                                                             ==========             ===========


Impairment of loans having carrying values of approximately $25,000 in 1997 and $84,000 in 1996 has been recognized in conformity with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. The total allowance for credit losses related to those loans was $3,800 in 1997 and $12,600 in 1996. The Bank acquires other real estate owned through foreclosures or in settlement of debt. Total other real estate owned was $180,303 in 1997 and $48,160 in 1996.

NOTE D - CONCENTRATION OF CREDIT RISK

A credit risk concentration results when a Bank has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

Most of the Bank's business activity is with customers located within the Sarasota County area. The loan portfolio is diversified among individuals and types of industries. Loans are expected to be repaid from cash flows or proceeds from the sale of selected assets from borrowers. The amount of collateral obtained upon extension of credit is based upon the Bank's credit evaluation of the customer. Collateral primarily includes residential homes, income producing commercial properties, accounts receivable, inventory, property and equipment.

NOTE E - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business to meet the financing needs of customers, the Bank is party to financial instruments with off-balance sheet risk. These instruments are comprised of commitments to extend credit and involve, in varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of those instruments. The Bank uses the same credit policies in making commitments as they do for on-balance sheet instruments. The Bank may or may not require collateral or other security to support financial instruments with credit risk.

Unfunded commitments, which generally have fixed expiration dates or termination clauses, are legally binding agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Since many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. Fixed rate commitments to extend credit are subject to market risk should interest rates rise above contracted rates during the commitment period. Total unfunded commitments for loans and letters of credit were approximately $11,051,000 at December 31, 1997.

The estimated fair values of the Bank's financial instruments were as follows at:


                                         December 31, 1997               December 31, 1996
                                   ----------------------------    ----------------------------
                                     Carrying         Fair          Carrying          Fair
                                      Amount          Value           Amount          Value
                                   ------------    ------------    ------------    ------------
Financial assets:
    Cash and due from banks,
        and federal funds sold     $ 15,095,786    $ 15,095,786    $ 17,367,005    $ 17,367,005
    Investments                      26,770,157      26,885,596      23,829,637      23,807,493
    Loans receivable                 79,735,717      80,481,770      66,768,741      67,964,999
    Accrued interest receivable         863,185         863,185         798,370         798,370

Financial liabilities:
    Deposit liabilities             117,484,418     117,574,854     104,760,991     104,872,076

NOTE F - PREMISES AND EQUIPMENT

Major classifications of premises and equipment are as follows:


                                                                      Estimated            December 31,
                                                                     Useful life       1997            1996
                                                                     -----------    -----------     -----------
Land                                                                                $   419,232     $   419,232
Land improvements                                                       7 years         110,102         102,383
Building                                                                            15-31 years         673,922
   658,427
Leasehold improvements                                                 15 years       1,814,310       1,809,027
Furniture and equipment                                              3-10 years       2,039,558       2,139,018
Construction in progress                                                                                 21,619
                                                                                    -----------     -----------

                                                                                      5,057,124       5,149,706
Less - accumulated depreciation
    and amortization                                                                 (1,536,306)     (1,254,328)
                                                                                    -----------     -----------

                                                                                    $ 3,520,818     $ 3,895,378
                                                                                    ===========     ===========


NOTE G - DEPOSITS

The aggregate amount of short-term jumbo certificates of deposit each with a maturity of one year or less and a minimum denomination of $100,000 was approximately $14,480,000 and $10,305,000 at December 31, 1997 and 1996,
respectively.

At December 31, 1997 the scheduled maturities of certificates of deposit are as follows:

           1998                                                             $41,106,460
           1999 and 2000                                                     15,845,060
           2001 and thereafter                                                3,463,678
                                                                            -----------

                                                                            $60,415,198
                                                                            ===========

NOTE H - TAXES ON INCOME

The 1997 provision for income taxes is less than computed by applying federal statutory rates principally due to an approximate $240,000 gain on executive life insurance benefits. The 1996 provision for income taxes is more than that computed by applying federal statutory rates principally due to approximately $20,000 of charges for an under accrual of prior year taxes.

The tax effects of temporary differences that give rise to significant components of the Bank's deferred tax assets and liabilities are as follows, as of December 31:


                                                     1997          1996          1995
                                                  ---------     ---------     ---------
    Deferred tax assets
        Net unrealized appreciation
           on securities available for sale       $ (30,295)    $ (22,592)    $ (65,139)
        Charitable contributions                     27,000        27,000        27,000
        Loan loss provision                         312,000       252,000       327,000
        Deferred compensation                       146,000        36,000          --
                                                  ---------     ---------     ---------

                                                    454,705       292,408       288,861
        Valuation allowance                            --            --            --
                                                  ---------     ---------     ---------

           Total deferred tax asset                 454,705       292,408       288,861
                                                  ---------     ---------     ---------

    Deferred tax liabilities
        Depreciation                                139,000        94,000        50,000
        Change in method of calculating income
           tax - cash to accrual                    166,000       181,000       203,000
                                                  ---------     ---------     ---------

           Total deferred tax liabilities           305,000       275,000       253,000
                                                  ---------     ---------     ---------

           Deferred tax asset - net               $ 149,705     $  17,408     $  35,861
                                                  =========     =========     =========

For 1997, 1996, and 1995, the current and deferred income tax expense was approximately $456,000, $254,000 and $570,000; and $(140,000), $61,000 and
$(41,000), respectively, netted to approximately $316,000, $315,000 and $529,000 income tax provision for the years. Other components of deferred income taxes were related to depreciation, the allowance for loan losses and the timing of receipts and deductions for tax purposes.

NOTE I - NET INCOME PER SHARE

The following sets forth the computation of basic and diluted earnings per share.

Numerator                                      1997        1996        1995
                                             --------    --------    --------
    Net Income                               $802,070    $507,544    $870,954
                                             --------    --------    --------

Denominator

    Denominator for basic earnings
    per share - weighted average shares       748,785     740,008     672,076

    Effect of dilutive securities:
       Stock options                           28,261      32,825      20,599
                                             --------    --------    --------

    Denominator for dilutive earnings
    per share - adjusted weighted average
    shares and assumed conversion             777,046     772,833     692,675
                                             ========    ========    ========

Basic Net Income Per Share                   $   1.07    $    .69    $   1.30
                                             ========    ========    ========

Diluted Net Income Per Share                 $   1.03    $    .66    $   1.26
                                             ========    ========    ========

NOTE J - STOCK OPTION PLAN

In April 1989, the Bank established a stock option plan for its directors and a stock option plan for its officers and employees (the "Plans"). The Board of Directors may at any time amend or terminate the Plans.

Each of the Plans authorizes the granting of 37,500 shares of common stock amended to account for the effect of the 25% stock split in September, 1994. The Plans provide that the option price must be the greater of $8.00 or the fair market value of the common stock on the date of grant. Options granted to Bank directors may be exercised at any time during 10 years from the date of grant. For options granted to officers and employees, 25% of the options may be exercised commencing one year after the date of grant, and an additional 25% in each of the following three years. After four years, employees' and officers' options may be exercised in full up to 10 years from the date of grant.

On June 1, 1992, the Board granted options to purchase 37,500 shares of common stock to members of the Board of Directors and 18,750 shares to an officer of the Bank at $9.60 per share. During 1993, additional options were granted to officers and employees of the Bank to purchase 6,875 shares of common stock at $9.60 per share as amended to account for the effect of the 25% stock split in September, 1994. No options were granted and no options were exercised during 1996 and 1995. In 1997, options were exercised for 14,686 shares of stock at $9.60 per share by directors of the Bank and options for 400 shares to an officer of the Bank were canceled. During 1997, additional options were granted to officers and employees of the Bank to purchase 11,725 shares of common stock at $20.00 per share.

The Bank adopted SFAS No. 123 "Accounting for Stock-Based Compensation," effective January 1, 1997. This statement encourages companies to adopt a fair value based method of accounting for compensation costs of employee stock compensation plans. As permitted by SFAS No. 123, the Bank will continue to apply its current accounting policy using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 with respect to measuring stock-based compensation. The adoption of SFAS No. 123, therefore, had no effect on the Bank's financial position or results of operations for 1997. If the Bank had used the fair value compensation measurement method, the cost of stock compensation for the year ended December 31, 1997 would have been $105,877. The resulting pro forma net income and earnings per share for the year ended December 31, 1997 would have been $733,249 and $.98, respectively. This computation was made assuming exercise of all of the options at the end of the 10 year option period, a present value discount rate of 6% and a dividend yield of .30%.

NOTE K - RETIREMENT PLAN

The Bank has a defined contribution plan under Internal Revenue Code Section 401(k) which covers substantially all employees. The Plan provides for the Bank to provide certain percentage matching contributions for employee contributions (based on a percentage of compensation) and a discretionary contribution to the Plan. Employer contributions to the Plan for the years ended December 31, 1997, 1996, and 1995 were approximately $36,000, $29,000, and $24,000 respectively.

NOTE L - EXECUTIVE BENEFIT PLAN

The Bank has a Death Benefit Only Salary Continuation Plan for several key executives. Upon death, prior to retirement age, the Bank will pay an agreed upon monthly amount to the named beneficiary for a period of 15 years. The Bank is presently funding the plan through insurance policies, and has recorded an asset for the cash surrender value of the funding of these policies. This plan was amended in 1995 to provide for post-retirement salary continuation. The Bank will pay to each key executive, upon retirement at age 65, $2,083 monthly for fifteen years. Should an employee terminate employment before retirement, the Bank will pay a lesser benefit as scheduled in the agreements. The Bank is presently accruing a liability for such future costs.

NOTE M - RELATED PARTY TRANSACTIONS

Several of the Bank's directors, executive officers and related parties obtained loans and lines of credit from the Bank. These loans and lines of credit were granted in accordance with normal lending policies of the Bank. At December 31, 1997 and 1996, the total amount of these borrowings outstanding was approximately $4,912,000 and $3,466,000, respectively. During 1997 new loans were made aggregating $2,035,000 while payments on loans were $589,000. In addition, deposits from these related parties totaling approximately $1,846,000 and $2,582,000 were on hand at December 31, 1997 and 1996, respectively.

The Bank leases the land for the North Port banking facility from a director of the Bank under a ten year lease beginning September 1, 1991. The Bank has the option to renew the lease upon expiration of the original term for four additional five year periods. Monthly rental payments are currently $2,870 plus sales tax. The payment amount may be increased based on a computation utilizing the Consumer Price Index. Total rental expense for the North Port banking facility was $39,000, $33,000, and $33,000 for the years ended December, 1997, 1996, and 1995, respectively.

NOTE N - REGULATORY RESTRICTIONS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by banking regulators. At December 31, 1997, the Bank is required to have minimum tier 1 and total capital ratios of 4% and 8%, respectively, to be adequately capitalized. As of June 30, 1997, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual ratios at December 31, 1997 were 13.13% and 14.38%, respectively.

The State of Florida banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. The Bank cannot pay dividends in any one year that exceed the sum of net income for that year plus net income after dividends for the two preceding years.

The Bank maintains a deposit balance with the Federal Reserve Bank to pay for treasury tax and loan services and certain other transactions. These deposits at December 31, 1997 and 1996 aggregated approximately $78,000 and $220,000, respectively.

NOTE O - COMMITMENTS

Certain Bank facilities are leased under various operating leases. Rental expense was $265,713 and $178,746 in 1997 and 1996, respectively. Future minimum rental commitments under noncancelable leases are:

                                    1998                                  $191,564
                                    1999                                   169,835
                                    2000                                   135,137
                                    2001                                    27,638
                                                                          --------

                                                                          $524,174
                                                                          ========

                          GUARANTY BANK & TRUST COMPANY
                                 BALANCE SHEETS
                    (Dollars in thousands, except par values)


        ASSETS                                          September 30     December 31
                                                            1998            1997
                                                        ------------    ------------
                                                        (unaudited)
Cash and due from banks                                 $      4,952    $      5,438
Federal funds sold                                            14,675           9,658
Investment securities:
   Held to maturity, at cost                                  24,478          17,151
   Available for sale, at market                               9,185           9,699
Loans, net of allowance for loan losses of $1,155 and
$1,149                                                        88,612          79,736
Premises and equipment, net                                    3,225           3,521
Interest receivable                                            1,063             863
Other assets                                                   1,493           1,818
                                                        ------------    ------------
   Total Assets                                         $    147,683    $    127,884
                                                        ============    ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Demand deposits                                         $     19,560    $     17,462
Super NOW deposits                                            19,650          20,380
Money market deposits                                         15,937           9,405
Savings deposits                                              10,730           9,822
Time deposits (under $100,000)                                52,823          41,697

Time deposits ($100,000 and over)                             17,210          18,719
                                                        ------------    ------------
    Total Deposits                                           135,910         117,485
Accounts payable and accrued expenses                          1,125             835
                                                        ------------    ------------
    Total Liabilities                                        137,035         118,320
                                                        ------------    ------------
Common stock, $2.00 par value;
 2,000,000 shares authorized;
 756,118 and 754,694 shares issued and
 outstanding in 1998 and 1997                                  1,512           1,509
Additional paid-in capital                                     5,597           5,584
Retained earnings                                              3,453           2,421
Other comprehensive income                                        86              50
                                                        ------------    ------------

    Total Shareholders' Equity                                10,648           9,564
                                                        ------------    ------------
    Total Liabilities & Shareholders' Equity            $    147,683    $    127,884
                                                        ============    ============

                          GUARANTY BANK & TRUST COMPANY
                             STATEMENT OF OPERATIONS
                                   (Unaudited)
                  (Dollars in thousands, except per share data)


                                                Three Months Ended September 30       Nine Months Ended September 30
                                                -------------------------------       ------------------------------

                                                       1998          1997                   1998          1997
Interest and fee income from earning assets

    Loans, including fees                             $ 1,886       $ 1,683                $ 5,486       $ 4,732
    Federal funds sold                                    199           140                    556           481
    Investment securities                                 484           435                  1,345         1,264
                                                      -------       -------                -------       -------
        Total interest income                           2,569         2,258                  7,387         6,477
                                                      -------       -------                -------       -------
Interest expense on deposits
    Super NOW                                              95            81                    285           237
    Money market                                          119            71                    279           209
    Savings                                                55            50                    156           155
    Time                                                  962           820                  2,688         2,322
                                                      -------       -------                -------       -------
        Total interest expense                          1,231         1,022                  3,408         2,923
                                                      -------       -------                -------       -------
        Net interest income                             1,338         1,236                  3,979         3,554
Provision for loan losses                                 (18)          (41)                   (75)         (193)
                                                      -------       -------                -------       -------
    Net interest income after provision for loan        1,320         1,195                  3,904         3,361
                                                      -------       -------                -------       -------
    Service charges on deposit accounts                   124            79                    356           220
    Trust fees                                            219           204                    666           581
    Gains on securities sales                              --            --                     --            31
    Other income                                           87            30                    236            80
                                                      -------       -------                -------       -------
        Total non-interest income                         430           313                  1,258           912
                                                      -------       -------                -------       -------
Non-interest expense
    Personal expense                                      589           575                  1,796         1,710
    Occupancy expense                                     159           150                    456           441
    Furniture and equipment expense                       126           131                    362           373
    Other operating expenses                              341           325                  1,027           932
                                                      -------       -------                -------       -------
        Total non-interest expense                      1,215         1,181                  3,641         3,456
                                                      -------       -------                -------       -------
Income before provision for income taxes                  535           327                  1,521           817
Provision for income taxes                               (168)         (124)                  (489)         (304)
                                                      -------       -------                -------       -------
    Net income                                            367           203                  1,032           513
                                                      -------       -------                -------       -------
Other comprehensive income, net of tax                     35            36                     36             5
                                                      -------       -------                -------       -------
Comprehensive net income                              $   402       $   239                $ 1,068       $   518
                                                      =======       =======                =======       =======
Net income per share-basic                            $   .49       $   .26                $  1.37       $   .68
                                                      =======       =======                =======       =======
Comprehensive net income per share-basic              $   .53       $   .32                $  1.41       $   .69
                                                      =======       =======                =======       =======
Net income per share-diluted                          $   .49       $   .27                $  1.35       $   .67
                                                      =======       =======                =======       =======
Comprehensive net income per share-diluted            $   .53       $   .33                $  1.39       $   .68
                                                      =======       =======                =======       =======


                          GUARANTY BANK & TRUST COMPANY
                        STATEMENT OF STOCKHOLDERS' EQUITY
                  For the Nine Months ended September 30, 1998
                                   (Unaudited)
                             (Dollars in thousands)


                                                           Additional                   Other       Total
                               Number of       Common       Paid-in       Retained  Comprehensive Stockholder's
                                Shares         Stock        Capital       Earnings      Income      Equity
                                ------         -----        -------       --------      ------      ------
Balance, December 31,
1997                           754,694        $1,509        $5,584        $2,421        $50        $ 9,564
Net earnings for the
nine
months ended                      --            --            --           1,032         --          1,032
September 30, 1998
(unaudited)

Stock options of 1,249
shares of stock
exercised  at $9.60 per          1,424             3            13          --           --             16
share and stock options
of 175 shares of stock
exercised at $20 per
share

Other comprehensive
income for the nine
months ended
September 30, 1998                --            --            --            --           36             36
(unaudited)
                               -------        ------        ------        ------        ---        -------
Balance September 30,
1998                           756,118        $1,512        $5,597        $3,453        $86        $10,648
                               =======        ======        ======        ======        ===        =======

                          GUARANTY BANK & TRUST COMPANY
                             STATEMENT OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                                           Nine Months ended September 30
                                                                           ------------------------------
                                                                                 1998           1997
                                                                                 ----           ----
Cash flows from operating activities:
    Interest received                                                          $  7,187       $  6,393
    Non-interest income                                                           1,258            912
    Interest paid                                                                (3,381)        (2,915)
    Salaries and benefits paid                                                   (1,767)        (1,642)
    Other expenditure                                                            (1,454)        (1,699)
                                                                               --------       --------
        Net cash provided by operating activities                                 1,843          1,049
                                                                               --------       --------
Cash flows from investing activities:
    Purchases of available for sale securities                                     (427)        (6,961)
    Proceeds from sales of available for sale securities                            ___          3,047
    Proceeds from maturities and calls of available for sale securities           1,000            142
    Purchases of held to maturity securities                                    (17,951)        (2,775)
    Proceeds from maturities and calls of held to maturity securities            10,624          3,481
    Net increase in loans                                                        (8,951)       (10,059)
    Net purchases of premises and equipment                                         (48)           (46)
                                                                               --------       --------
        Net cash used in investing activities                                   (15,753)       (13,171)
                                                                               --------       --------
Cash flows from financing activities:
    Increase (decrease) in demand deposits                                        2,098            544
    Increase (decrease) in Super NOW deposits                                      (730)           638
    Increase (decrease) in money market deposits                                  6,532           (191)
    Increase (decrease) in savings deposits                                         908           (443)
    Increase (decrease) in time deposits                                          9,617          8,613
    Sale of common stock                                                             16            141
    Dividends paid                                                                  -0-            -0-
                                                                               --------       --------
        Net cash provided by financing activities                                18,441          9,302
                                                                               --------       --------
Net increase (decrease) in cash and cash equivalents                              4,531         (2,820)
Cash and cash equivalents, beginning of period                                   15,096         17,367
                                                                               --------       --------
Cash and equivalents, end of period                                            $ 19,627       $ 14,547
                                                                               ========       ========
Reconciliation of net income to net cash provided by operating activities
    Comprehensive net income                                                   $  1,068       $    518
Adjustments to reconcile net cash provided by operating activities:
    Other comprehensive income                                                      (36)            (5)
    Provision for loan losses                                                        75            193
    Depreciation and amortization                                                   344            348
    (Increase) in interest receivable                                              (200)           (84)
    (Increase) decrease in other assets                                             325           (165)
    Increase in accounts payable and accrued expenses                               289            213
    Other                                                                           (22)            31
                                                                               --------       --------
Net cash provided by operating activities                                      $  1,843       $  1,049
                                                                               ========       ========

                          GUARANTY BANK & TRUST COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (Unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

Organization and Operations

Guaranty Bank & Trust Company (the "Bank") is a state chartered bank incorporated under the laws of the State of Florida. The Bank is a member of the Federal Reserve System and commenced banking operations on August 19, 1987. On February 9, 1993, the Bank formally commenced the operation of a Trust Department.

    On August 21, 1998, the Bank announced that it would be affiliating with F.N.B. Corporation, a bank holding company headquartered in Hermitage, Pennsylvania. The transaction is scheduled to close during the first quarter of 1999. F.N.B. Corporation had total assets of $3.1 billion at September 30, 1998, and is the parent of nine community banks and a consumer financial subsidiary.

Basis of Presentation

    The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

    In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The preparation of financial statements in conforming with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Investments in Securities

The Bank's investments in securities are classified in three categories and accounted for as follows:

    Securities to be held to Maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method of over the period of maturity.

    Securities available for Sale. Securities available for sale consist of bonds, notes, debentures, not classified as held to maturity and marketable equity securities. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported as a separate component of shareholders' equity, net of tax.

    Trading Securities. The Bank presently has no such securities and no intention of establishing a trading securities classification.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their costs that are other than temporary would result in write-downs of the individual securities to their fair value.
The Bank presently has experienced no such declines.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

                          GUARANTY BANK & TRUST COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses

The financial statements include an allowance for estimated losses on loans based on management's evaluation of the collectibility of loans outstanding. Management has established a policy to discontinue accruing interest after a loan has become 90 days delinquent as to payment of principal or interest, unless the loan is in the process of collection or is adequately secured. In addition, a loan will be placed on non-accrual status before it becomes 90 days delinquent, if management believes that the borrower's financial condition is such that collection of interest or principal is doubtful. Loans which are determined to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of each type of asset. Leasehold improvements are amortized on the straight-line basis over the shorter of their estimated useful life or the lease term. Additions to premises and equipment and major improvements are capitalized while maintenance and repairs are expensed as incurred.

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of fair value less cost to sell or the carrying amount of the indebtedness. After foreclosure, valuations are periodically performed by management and write-downs if required are recognized in other expenses. Gains or losses on the sale of real estate acquired are charged or credited to non-interest income.

Income Recognition

Interest income on loans is accrued on the principal amounts outstanding. Non-refundable fees associated with the origination of loans are deferred and recognized over the life of the loan using a method which approximates the interest method.

                          GUARANTY BANK & TRUST COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Net Income per Share of Common Stock

Basic earnings per share is calculated by dividing net income by the weighted average number of shares of outstanding common stock. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares outstanding and the exercise of stock options. Net income per share has been adjusted for any common stock dividends.

Trust Fees

Trust fees are recorded on the accrual basis.

Financial Instruments

The Bank accounts for off balance sheet financial instruments which they have entered into in the ordinary course of business when they are funded or when related fees are incurred or received. These instruments consist of commitments to extend credit, commercial letters of credit and standby letters of credit.

Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal Funds sold, which are primarily overnight investments.

                                                                      APPENDIX A




                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                               F.N.B. CORPORATION

                                       AND

                          GUARANTY BANK & TRUST COMPANY


                           DATED AS OF AUGUST 20, 1998




                                                 TABLE OF CONTENTS
                                                                                                               PAGE


PREAMBLE .........................................................................................................1



ARTICLE 1         TRANSACTIONS AND TERMS OF MERGER................................................................1
         1.1      Merger..........................................................................................1
         1.2      Time and Place of Closing.......................................................................1
         1.3      Effective Time..................................................................................2


ARTICLE 2         TERMS OF MERGER.................................................................................2
         2.1      Articles of Incorporation.......................................................................2
         2.2      Bylaws..........................................................................................2
         2.3      Directors.  ....................................................................................2
         2.4      Officers........................................................................................2


ARTICLE 3         MANNER OF CONVERTING SHARES.....................................................................2
         3.1      Conversion of Shares............................................................................2
         3.2      Anti-Dilution Provisions........................................................................3
         3.3      Shares Held by Guaranty or FNB..................................................................4
         3.4      Treatment of Options and Warrants...............................................................4
         3.5      Fractional Shares...............................................................................4


ARTICLE 4         EXCHANGE OF SHARES..............................................................................4
         4.1      Exchange Procedures.............................................................................4
         4.2      Rights of Former Guaranty Shareholders..........................................................5


ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF GUARANTY......................................................5
         5.1      Organization, Standing, and Power...............................................................5
         5.2      Authority; No Breach by Agreement...............................................................6
         5.3      Capital Stock...................................................................................7
         5.4      No Guaranty Subsidiaries........................................................................7
         5.5      Regulatory Filings; Financial Statements........................................................7
         5.6      Notes and Obligations. .........................................................................7
         5.7      Absence of Certain Changes or Events............................................................8
         5.8      Tax Matters.....................................................................................8
         5.9      Assets..........................................................................................9
         5.10     Environmental Matters..........................................................................10
         5.11     Compliance With Laws...........................................................................10
         5.12     Labor Relations................................................................................11
         5.13     Employee Benefit Plans.........................................................................11
         5.14     Material Contracts.............................................................................12
         5.15     Legal Proceedings..............................................................................12
         5.16     Reports........................................................................................12
         5.17     Statements True and Correct....................................................................12
         5.18     Accounting, Tax and Regulatory Matters.........................................................13
         5.19     Articles of Incorporation Provisions...........................................................13
         5.20     Derivatives Contracts..........................................................................13



ARTICLE 6         REPRESENTATIONS AND WARRANTIES OF FNB AND INTERIM..............................................13
         6.1      Organization, Standing, and Power..............................................................13
         6.2      Authority; No Breach By Agreement..............................................................14
         6.3      Capital Stock..................................................................................15
         6.4      FNB Subsidiaries...............................................................................15
         6.5      SEC Filings; Financial Statements..............................................................15
         6.6      Absence of Certain Changes or Events...........................................................16
         6.7      Tax Matters....................................................................................16
         6.8      Compliance With Laws...........................................................................17
         6.9      Assets.........................................................................................17
         6.10     Legal Proceedings..............................................................................18
         6.11     Reports........................................................................................18
         6.12     Statements True and Correct....................................................................18
         6.13     Accounting, Tax and Regulatory Matters.........................................................18
         6.14     Environmental Matters..........................................................................19
         6.15     Derivatives Contracts..........................................................................19
         6.16     Outstanding Guaranty Common Stock..............................................................19
         6.17     Material Contracts.............................................................................19
         6.18     Year 2000 Compliance...........................................................................20


ARTICLE 7         CONDUCT OF BUSINESS PENDING CONSUMMATION.......................................................20
         7.1      Affirmative Covenants of Guaranty..............................................................20
         7.2      Negative Covenants of Guaranty.................................................................20
         7.3      Covenants of FNB...............................................................................22
         7.4      Adverse Changes In Condition...................................................................23
         7.5      Reports........................................................................................23


ARTICLE 8         ADDITIONAL AGREEMENTS..........................................................................23
         8.1      Registration Statement; Proxy Statement; Shareholder Approval..................................23
         8.2      Applications...................................................................................23
         8.3      Filings With State Offices.....................................................................24
         8.4      Agreement As to Efforts to Consummate..........................................................24
         8.5      Access to Information; Confidentiality.........................................................24
         8.6      Dividend Payment...............................................................................25
         8.7      Current Information............................................................................25
         8.8      Other Actions..................................................................................25
         8.9      Press Releases.................................................................................25
         8.10     No Solicitation................................................................................26
         8.11     Accounting and Tax Treatment...................................................................26
         8.12     Articles of Incorporation Provisions...........................................................26
         8.13     Agreement of Affiliates........................................................................26
         8.14     Employee Benefits, Contracts and Severance.....................................................27
         8.15     Employment Contracts of Certain Officers.......................................................27
         8.16     Indemnification................................................................................27

ARTICLE 9         CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE..............................................29
         9.1      Conditions to Obligations of Each Party........................................................29
         9.2      Conditions to Obligations of FNB...............................................................30
         9.3      Conditions to Obligations of Guaranty..........................................................31





ARTICLE 10        TERMINATION....................................................................................32
         10.1              Termination...........................................................................32
         10.2              Effect of Termination.................................................................33
         10.3              Non-Survival of Representations and Certain Covenants.................................35


ARTICLE 11        MISCELLANEOUS..................................................................................35
         11.1              Definitions...........................................................................35
         11.2              Expenses..............................................................................42
         11.3              Brokers and Finders...................................................................42
         11.4              Entire Agreement......................................................................42
         11.5              Amendments............................................................................42
         11.6              Obligations of FNB....................................................................42
         11.7              Waivers...............................................................................42
         11.8              Assignment............................................................................43
         11.9              Notices...............................................................................43
         11.10             Governing Law.........................................................................44
         11.11             Counterparts..........................................................................44
         11.12             Captions..............................................................................44
         11.13             Enforcement of Agreement..............................................................44
         11.14             Severability..........................................................................44


                                LIST OF EXHIBITS


     EXHIBIT
      NUMBER                                           DESCRIPTION
      ------                                           ------------

        1.         Information and Documents of the Surviving Corporation (Section 1.1).
        2.         List of Holders of Guaranty Options (Section 3.4).
        3.         Form of Agreement of Affiliates of Guaranty (Section 8.13).
        4.         Form of Directors' Non-Compete Agreement (Section 9.2).
        5.         Form of Executive Officers' Non-Compete Agreement (Section 9.2).


                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 20, 1998, by and between F.N.B. CORPORATION ("FNB"), a Pennsylvania corporation having its principal office located in Hermitage, Pennsylvania and GUARANTY BANK & TRUST COMPANY, a Florida state banking corporation having its principal office in Venice, Florida ("Guaranty"); to be joined in by Southwest Interim Bank No. 5, a state banking corporation to be chartered under the laws of the State of Florida and to become a wholly owned subsidiary of FNB ("Interim").

                                    PREAMBLE

         The Boards of Directors of Guaranty, FNB, and once it is chartered, Interim, are of the opinion that the acquisition described herein is in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Guaranty by FNB pursuant to the merger of Guaranty with and into Interim (the "Merger"), which will be a new Florida state bank chartered by FNB as soon as practicable after the execution of the Agreement. At the effective time of such Merger, the outstanding shares of the capital stock of Guaranty shall be converted into the right to receive shares of the common stock of FNB (except as provided herein). As a result, shareholders of Guaranty shall become shareholders of FNB. Following consummation of the Merger, Interim will be merged into West Coast Bank ("West Coast"), a wholly owned subsidiary of FNB. The transactions described in this Agreement are subject to the approvals of the shareholders of Guaranty, the Board of Governors of the Federal Reserve System, the Florida Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Guaranty shall be merged with and into Interim in accordance with the provisions of the FFIC. The separate existence of Guaranty shall thereupon cease, and Interim, which will be a wholly owned subsidiary of FNB, shall be the Surviving Corporation resulting from the Merger, shall have a name as determined in the sole discretion of FNB and shall continue to be governed by the FFIC. The Merger shall have the effects specified in the FFIC. The name and location of the main office and each branch office of FNB, Interim and Guaranty, along with the name and address of the main office of the Surviving Corporation and each existing and proposed branch office as well as the name and address of each director and executive officer, and a copy of the complete articles of incorporation of the Surviving Corporation are attached as
Exhibit 1 to this Agreement. Exhibit 1 further includes the amount of the Surviving Corporation's surplus fund and retained earnings at June 30, 1998. The Surviving Corporation will have trust powers. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FNB and Guaranty and will be approved by the Board of Directors of Interim upon its formation.

         1.2 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing"), including the Merger, shall take place at 10:00 A.M., local time, on a date specified by the Parties as they, acting through their chief executive officers or chief financial officers, may mutually agree, provided that such Closing shall not occur prior to the Effective Time (as defined below). Subject to the terms and conditions hereof, unless mutually agreed upon in writing by each Party, the Parties shall use their reasonable best efforts to cause the Closing to occur on but not prior to the fifth business day following the Determination Date.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time set forth in the certificate of merger (the "Certificate of Merger") issued by the Florida Department of Banking and Finance (the "Effective Time"). Unless the Parties otherwise mutually agree in writing, the Parties shall file the Certificate of Merger on the date of Closing and shall use their best efforts to cause the Effective Time to occur on the date of the Closing. Notwithstanding the foregoing, in no event shall the Effective Time occur prior to January 1, 1999.

                                    ARTICLE 2

                                 TERMS OF MERGER

         2.1 Articles of Incorporation. Pursuant to the Merger, the Articles of Incorporation of Interim in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed in accordance with applicable Law.

         2.2 Bylaws. Pursuant to the Merger, the Bylaws of Interim in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed in accordance with applicable Law.

         2.3 Directors. Each director of Guaranty immediately prior to the Effective Time shall become a director of the Surviving Corporation, to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         2.4 Officers. The officers of Guaranty immediately prior to the Effective Time shall become officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                    ARTICLE 3

                           MANNER OF CONVERTING SHARES

         3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of FNB, Interim or Guaranty, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall remain outstanding and entirely issued to FNB. Subsequent to the Effective Time, the Surviving Corporation will be merged into West Coast and all shares of capital stock of the Surviving Corporation will be cancelled.

                 (b) Each share of FNB Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (c) Except for Guaranty Common Stock issued and outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn, and subject to Section 3.5 of this Agreement relating to fractional shares, each share of Guaranty Common Stock (excluding shares to be cancelled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the number of shares of FNB Common Stock determined by dividing $43.00 by the Designated Price of FNB Common Stock and rounding to the third decimal place (the "Exchange Ratio"); provided, however, that if the Designated Price of FNB Common Stock is equal to or less than $28.00, then the Exchange Ratio shall become fixed at 1.536 shares of FNB Common Stock for each share of Guaranty Common Stock, and if the Designated Price of FNB Common Stock is equal to or greater than $38.375, then the Exchange Ratio shall become fixed at 1.121 shares of FNB Common Stock for each share of Guaranty Common Stock. Notwithstanding the foregoing, if a Change in Control of FNB has occurred, then the Exchange Ratio shall not increase or decrease and shall be fixed at 1.536 shares of FNB Common Stock for each share of Guaranty Common Stock.

                 (d) If the Designated Price of FNB Common Stock shall be less than $30.00, then FNB may, and if the Designated Price of FNB Common Stock shall be $28.00 or less then Guaranty may, at any time during the period commencing on the Determination Date and ending at the close of business five (5) business days thereafter, terminate the Agreement pursuant to Section 10.1(j) hereof.

                 (e) Notwithstanding Section 3.1(c) of this Agreement, Guaranty Common Stock issued and outstanding at the Effective Time which is held by a holder who has not voted in favor of the Merger and who has demanded payment of the fair cash value of such shares in accordance with ss. 658.44 of the FFIC ("Dissenting Guaranty Shares") shall not be converted into or represent the right to receive the FNB Common Stock payable thereon pursuant to Section 3.1(c) of this Agreement, and shall be entitled only to such rights of appraisal as are granted by ss.
         658.44 of the FFIC ("Dissent Provisions"), unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal. If after the Effective Time any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such shares of Guaranty Common Stock shall be treated as if they had been converted at the Effective Time into the right to receive the FNB Common Stock payable thereon pursuant to Section 3.1(c) of this Agreement. Guaranty shall give FNB prompt notice upon receipt by Guaranty of any written objection to the Merger and such written demands for payment of the fair value of shares of Guaranty Common Stock, and the withdrawals of such demands, and any other instruments provided to Guaranty pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder that becomes entitled, pursuant to the Dissent Provisions, to payment for any shares of Guaranty Common Stock held by such Dissenting Shareholder shall receive payment therefor from FNB (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholders shares of Guaranty Common Stock shall be canceled. Guaranty shall not, except with the prior written consent of FNB, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder.

         3.2 Anti-Dilution Provisions. In the event FNB changes the number of shares of FNB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the


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Exchange Ratio and the amounts set forth in Sections 3.1(c), 3.1(d) and 10.1(j)
shall be proportionately adjusted.

         3.3 Shares Held by Guaranty or FNB. Each of the shares of Guaranty Common Stock held by Guaranty or by any FNB Company, in each case other than those shares of Guaranty Common Stock in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4     Treatment of Options and Warrants.

                 (a) Guaranty shall make its best reasonable effort to cause each Holder of Guaranty Options listed on Exhibit 2 hereto to exercise, on or before the Closing, such options.

                 (b) Immediately after the Effective Time of the Merger, all rights with respect to Guaranty Common Stock issuable pursuant to the exercise of options, warrants or other rights to purchase or acquire Guaranty Common Stock (collectively, the "Guaranty Options") granted by Guaranty pursuant to stock option plans or other agreements of Guaranty, which Guaranty Options and plans as of the date hereof are listed and described in Section 3.4 of the Guaranty Disclosure Memorandum and which Guaranty Options are outstanding at the Effective Time of the Merger, shall be converted into options to receive whole shares of FNB Common Stock (rounded up to the nearest share) by multiplying each such Guaranty Option by the Exchange Ratio and by adjusting the per share exercise price by dividing same by the Exchange Ratio and rounding up to the nearest cent. All other terms and conditions of such Guaranty Options shall become the terms and conditions of the new FNB options.

         3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Guaranty Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FNB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of FNB Common Stock multiplied by the "market price" of one share of FNB Common Stock at the Closing. The market price of one share of FNB Common Stock at the Closing shall be the average of the closing bid and asked prices of such Common Stock, as reported by Nasdaq (or, if not reported thereby, any other authoritative source selected by FNB), on the last trading day preceding the Closing. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                    ARTICLE 4

                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. At the Effective Time, FNB shall deposit or shall cause to be deposited with the exchange agent selected by FNB (the "Exchange Agent") certificates evidencing shares of FNB Common Stock in such amount necessary to provide all consideration required to be exchanged by FNB for Guaranty Common Stock pursuant to the terms of this Agreement. Promptly after the Effective Time, FNB shall cause the Exchange Agent to mail to the former shareholders of Guaranty appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Guaranty Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Guaranty Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall upon surrender thereof promptly receive in

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exchange therefor the consideration provided in Section 3.1 of this Agreement.
FNB shall not be obligated to deliver the consideration to which any former holder of Guaranty Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Guaranty Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Guaranty Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither FNB nor the Exchange Agent shall be liable to a holder of Guaranty Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Guaranty Shareholders. At the Effective Time, the stock transfer books of Guaranty shall be closed as to holders of Guaranty Common Stock immediately prior to the Effective Time and no transfer of Guaranty Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Guaranty Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor. Until 90 days after the Effective Time, former shareholders of Guaranty shall be entitled to vote at any meeting of FNB stockholders the number of shares of FNB Common Stock into which shares of Guaranty Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Guaranty Common Stock for shares representing FNB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FNB on the FNB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of FNB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Guaranty Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Guaranty Common Stock certificate, both the FNB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends shall be delivered and paid with respect to each share represented by such certificate. Any portion of the consideration (including the proceeds of any investments thereof) which had been made payable to the Exchange Agent pursuant to Section 4.1 of this Agreement that remain unclaimed by the shareholders of Guaranty for six (6) months after the Effective Time shall be paid to FNB. Any shareholders of Guaranty who have not theretofore complied with this Article 4 shall thereafter look only to FNB for payment of their shares of FNB Common Stock and unpaid dividends and distributions on the FNB Common Stock deliverable in respect of each share of Guaranty Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                                    ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF GUARANTY

         Guaranty hereby represents and warrants to FNB as follows:

         5.1 Organization, Standing, and Power. Guaranty is a state banking corporation duly organized, validly existing, and in active status under the laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Guaranty is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its


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business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty.

         5.2     Authority; No Breach by Agreement.

                 (a) Guaranty has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by the shareholders of Guaranty, to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Guaranty and the consummation by Guaranty of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Guaranty, subject to the approval of this Agreement by its shareholders as contemplated by Section 8.1 of this Agreement. Subject to such requisite shareholder approval (and assuming due authorization, execution and delivery by FNB) and to such Consents of Regulatory Authorities as required by applicable Law, this Agreement represents a legal, valid, and binding obligation of Guaranty, enforceable against Guaranty in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The Guaranty Board of Directors has received from Allen C. Ewing & Co. a letter dated as of the date of this Agreement to the effect that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the holders of Guaranty Common Stock.

                 (b) Except as disclosed in Section 5.2 of the Guaranty Disclosure Memorandum, neither the execution and delivery of this Agreement by Guaranty, nor the consummation by Guaranty of the transactions contemplated hereby, nor compliance by Guaranty with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Guaranty's Articles of Incorporation or Bylaws, or
         (ii) constitute or result in a Default under, or result in the creation of any Lien on any material Asset of Guaranty under, or require a Consent pursuant to, any Contract or Permit of Guaranty, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty, or, (iii) subject to receipt of the requisite approvals and Consents referred to in Sections 9.1(a), (b) and (c) of this Agreement, violate any Order, or to its Knowledge, any Law applicable to Guaranty or any of its material Assets which will have a Material Adverse Effect on Guaranty.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Guaranty of the Merger and the other transactions contemplated in this Agreement.

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         5.3     Capital Stock.

                 (a) The authorized capital stock of Guaranty consists of 2,000,000 shares, $2.00 par value of Guaranty Common Stock, of which 755,943 shares are issued and outstanding as of the date of this Agreement and not more than 755,943 shares (plus any additional shares issued upon the exercise of options under the Guaranty Stock Plans) will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Guaranty Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the FFIC. None of the outstanding shares of Guaranty Common Stock has been issued in violation of any preemptive rights. Guaranty has reserved 58,806 shares of Guaranty Common Stock for issuance under the Guaranty Stock Plans, pursuant to which options and warrants to purchase not more than 58,806 shares of Guaranty Common Stock are outstanding.

                 (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of Guaranty outstanding and no outstanding Rights relating to the capital stock of Guaranty.

         5.4     No Guaranty Subsidiaries.  Guaranty does not have any
         Subsidiaries.

         5.5     Regulatory Filings; Financial Statements.

                 (a) Guaranty has made available to FNB copies of the Guaranty Financial Statements and all reports of any outside consultants or advisors to Guaranty. Each of the Guaranty Financial Statements (including, in each case, any related notes), including any Guaranty Financial Statements filed after the date of this Agreement until the Effective Time, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements), and fairly present or will present the financial position of Guaranty at the respective dates and the results of its operations and cash flows at and for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and except for the absence of certain footnote information in the unaudited interim financial statements.

                 (b) Guaranty has filed and made available to FNB accurate and complete copies of all forms, reports and documents required to be filed by Guaranty with the Federal Reserve Bank of Atlanta pursuant to the Securities Act of 1934 since January 1, 1995, (collectively the "Guaranty 1934 Act Reports"). The Guaranty 1934 Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1934 Act and (ii) did not at the time they were filed contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary in order to make such statements in light of the circumstances under which they were made, not misleading.

         5.6     Notes and Obligations.

                 (a) Except as set forth in Section 5.6 of the Guaranty Disclosure Memorandum or as provided in the loss reserve described in subparagraph (b) below, without conducting any independent investigation, Guaranty is not aware of any facts which would cause management of Guaranty to believe that any notes receivable or any other obligations owned by Guaranty or due to it shown on the Guaranty Interim Balance Sheet or any such notes receivable and obligations on the date hereof and as of the Effective Time have not been and will not be genuine, legal, valid and


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         collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subparagraph (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to FNB for examination prior to the Effective Time. All such notes and obligations were entered into by Guaranty in the ordinary course of its business and in compliance with all applicable laws and regulations, except as to any non-compliance which has not and will not have a Material Adverse Effect on Guaranty.

                 (b) Guaranty has established a loss reserve on the Guaranty Interim Balance Sheet which is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of Guaranty to enforce the note or obligation, and the representations set forth in subparagraph (a) above are qualified in their entirety by the aggregate of such loss reserves. As of the Effective Time, the ratio of the loss reserve, as established on such date in good faith by management of Guaranty, to total loans outstanding at such time, shall not exceed by a material amount the ratio of the loss reserve to the total loans outstanding as reflected on the Guaranty Interim Balance Sheet (except as otherwise agreed to by Guaranty and FNB), and the representations set forth in subparagraph
         (a) above made as of the Effective Time shall be qualified in their entirety by the aggregate of such loss reserve on such date.

         5.7     Absence of Certain Changes or Events. Except as disclosed in
Section 5.7 of the Guaranty Disclosure Memorandum, since December 31, 1997, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty, and (ii) Guaranty has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the material covenants and agreements of Guaranty provided in Article 7 of this Agreement.

         5.8     Tax Matters.

                 (a) All Tax Returns required to be filed by or on behalf of Guaranty have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Guaranty, and to the knowledge of Guaranty all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Guaranty, except as reserved against in the Guaranty Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the Guaranty Disclosure Memorandum. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid, accrued, or provided for as disclosed in Section 5.8 of the Guaranty Disclosure Memorandum.

                 (b) Except as disclosed in Section 5.8 of the Guaranty Disclosure Memorandum, Guaranty has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect.

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                 (c) Except as disclosed in Section 5.8 of the Guaranty
         Disclosure Memorandum, adequate provision for any Taxes due or to become due for Guaranty for the period or periods through and including the date of the respective Guaranty Financial Statements has been made and is reflected on such Guaranty Financial Statements.

                 (d) Deferred Taxes of Guaranty have been adequately provided for in the Guaranty Financial Statements.

                 (e) Guaranty is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty.

                 (f) There are no Liens with respect to Taxes upon any of the material Assets of Guaranty, except for loans on Guaranty's books generated in the normal course of business.

                 (g) Guaranty has not filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporation.

                 (h) All material elections with respect to Taxes affecting Guaranty as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the Guaranty Disclosure Memorandum. After the date hereof, other than as set forth in Section 5.8 of the Guaranty Disclosure Memorandum, no election with respect to Taxes will be made without the prior written consent of FNB, which consent will not be unreasonably withheld.

         5.9 Assets. Except as disclosed in Section 5.9 of the Guaranty Disclosure Memorandum, Guaranty has good and marketable title, free and clear of all Liens (except those Liens which are not likely to have a Material Adverse Effect on Guaranty), to all of its material Assets reflected in the Guaranty Financial Statements as being owned by Guaranty as of the date hereof. All material tangible properties used in the business of Guaranty are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Guaranty's past practices. All Assets which are material to Guaranty's business, held under leases or subleases by Guaranty, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Guaranty currently maintains insurance in amounts, scope, and coverage as disclosed in Section 5.9 of the Guaranty Disclosure Memorandum. Guaranty has not received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.9 of the Guaranty Disclosure Memorandum, there are presently no claims pending under such policies of insurance and no notices have been given by Guaranty under such policies.

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         5.10    Environmental Matters.

                 (a) To the Knowledge of Guaranty, except as disclosed in
         Section 5.10 of the Guaranty Disclosure Memorandum, Guaranty, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty.

                 (b) To the Knowledge of Guaranty, except as disclosed in
         Section 5.10 of the Guaranty Disclosure Memorandum, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Guaranty or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty.

                 (c) To the Knowledge of Guaranty, except as disclosed in
         Section 5.10 of the Guaranty Disclosure Memorandum, during the period of (i) Guaranty's ownership or operation of any of its properties, (ii) Guaranty's participation in the management of any Participation Facility, or (iii) Guaranty's holding a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of Guaranty, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty.

                 (d) To the Knowledge of Guaranty, except as disclosed in
         Section 5.10 of the Guaranty Disclosure Memorandum, there is no reasonable basis for any Litigation of a type described above in
         Section 5.10(b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty.

         5.11 Compliance With Laws. Except as disclosed in Section 5.11 of the Guaranty Disclosure Memorandum, Guaranty has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty, and Guaranty is not presently in Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty. Except as disclosed in Section 5.11 of the Guaranty Disclosure Memorandum, Guaranty:

                 (a) to the Knowledge of Guaranty, is not in violation of any Laws or Orders applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty; and

                 (b) has not received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Guaranty is not in substantial compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty, (ii) threatening to revoke any Permit, the revocation of which is reasonably likely to have,



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         individually or in the aggregate, a Material Adverse Effect on
         Guaranty, or (iii) requiring Guaranty to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.12 Labor Relations. Guaranty is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Guaranty, pending or threatened, nor is there any activity involving any of Guaranty's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.13    Employee Benefit Plans.

                 (a) Guaranty has disclosed in Section 5.13 of the Guaranty Disclosure Memorandum, and has or will deliver or make available to FNB copies or summaries of, all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other material incentive plans, all other material written employee programs, arrangements, or agreements, and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Guaranty for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "Guaranty Benefit Plans"). Any of the Guaranty Benefit Plans which is an "employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA) is referred to herein as a "Guaranty ERISA Plan". No Guaranty Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                 (b) Except as disclosed in Section 5.13 of the Guaranty Disclosure Memorandum, all Guaranty Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have a Material Adverse Effect on Guaranty.

                 (c) Except as disclosed in Section 5.13 of the Guaranty Disclosure Memorandum, no Guaranty ERISA Plan which is a "defined benefit pension plan" (as defined in Section 4140 of the Internal Revenue Code) has any "unfunded current liability" (as that term is defined in Section 302(d)(8)(A) of ERISA) and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities" (as that term is defined in Section 4001(a)(16) of ERISA).

                 (d) Except as disclosed in Section 5.13 of the Guaranty Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Guaranty from Guaranty under any Guaranty Benefit Plan, (ii) increase any benefits otherwise payable under any Guaranty Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have a Material Adverse Effect on Guaranty.

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         5.14    Material Contracts. Except as disclosed in Section 5.14 of the
Guaranty Disclosure Memorandum, Guaranty is not a party to or subject to the following: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by Guaranty or the guarantee by Guaranty of any such obligation exceeding $50,000 (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other material Contract or amendment thereto as of the date of this Agreement not made in the ordinary course of business to which Guaranty is a party or by which it is bound (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Guaranty Contracts"). With respect to each Guaranty Contract and except as disclosed in Section 5.14 of the Guaranty Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) Guaranty is not in default thereunder, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty; (iii) Guaranty has not repudiated or waived any material provision of any such Guaranty Contract; and (iv) no other party to any such Guaranty Contract is in Default in any material respect, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty, or has repudiated or waived any material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of Guaranty for money borrowed is prepayable at any time by Guaranty without penalty or premium.

         5.15 Legal Proceedings. Except as disclosed in Section 5.15 of the Guaranty Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Guaranty, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Guaranty, or against any material Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty, nor to the Knowledge of Guaranty are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Guaranty, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty. Section 5.15 of the Guaranty Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which Guaranty is a party and which names Guaranty as a defendant or cross-defendant and where the estimated maximum exposure may be $10,000 or more.

         5.16 Reports. For the three years ended December 31, 1997, 1996 and 1995, and since January 1, 1998, Guaranty has timely filed, and to the extent permitted by Law has made available for FNB review, all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws enforced or promulgated by the Florida Department of Banking and Finance or the Board of Governors of the Federal Reserve System, except for those which would not have a Material Adverse Effect on Guaranty. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, which untrue statement of a material fact or omission to state a material fact is likely to have, individually or in the aggregate, a Material Adverse Effect on Guaranty.

         5.17 Statements True and Correct. None of the information supplied or to be supplied by Guaranty or any Affiliate thereof for inclusion in the Registration Statement to be filed by FNB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Guaranty or any Affiliate thereof for inclusion in

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the Proxy Statement to be mailed to Guaranty's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Guaranty or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Guaranty, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Guaranty or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.18 Accounting, Tax and Regulatory Matters. To the Knowledge of Guaranty, neither Guaranty nor any Affiliate thereof has taken or agreed to take any action which would, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         5.19 Articles of Incorporation Provisions. Guaranty has taken all actions so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of Guaranty or restrict or impair the ability of FNB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Guaranty that may be directly or indirectly acquired or controlled by it.

         5.20 Derivatives Contracts. Except as disclosed in Section 5.20 of the Guaranty Disclosure Memorandum, Guaranty is neither a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract").

                                    ARTICLE 6

                REPRESENTATIONS AND WARRANTIES OF FNB AND INTERIM

         FNB hereby represents and warrants to Guaranty, and Interim, when formed, will represent and warrant to Guaranty, as follows:

         6.1     Organization, Standing, and Power.

                 (a) FNB is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. FNB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in

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



         which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                 (b) Interim will be a Florida state banking corporation (as a wholly owned subsidiary of FNB) after the execution of this Agreement and prior to the Effective Time and shall have the corporate power and authority to carry on the business of banking including the exercise of trust powers. Interim shall become duly qualified or licensed to transact business as a foreign corporation and shall maintain its corporate status in good standing in each jurisdiction where the character of the assets or the nature or conduct of the business, to be purchased, received or operated by Interim requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Interim.

         6.2     Authority; No Breach By Agreement.

                 (a) FNB has and upon its formation Interim shall have, the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FNB and shall be duly and validly authorized by all necessary corporate action in respect thereof by Interim upon its formation. This Agreement represents a legal, valid, and binding obligation of FNB and shall become such an obligation of Interim upon its formation, enforceable against FNB and to become enforceable against Interim upon its formation, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement by FNB or, upon its formation, Interim, nor the consummation by FNB or Interim of the transactions contemplated hereby, nor compliance by FNB or Interim with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Association (or Articles of Incorporation as the case may be) or Bylaws of FNB or Interim, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FNB Company or Interim under, any Contract or Permit of any FNB Company or Interim where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB or Interim, or,
         (iii) subject to receipt of the requisite Consents referred to in
         Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FNB Company or Interim or any of their respective material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB or Interim no notice to, filing with, or Consent of, any public


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


         body or authority is necessary for the consummation by FNB or Interim of the Merger and the other transactions contemplated in this Agreement.

         6.3    Capital Stock. The authorized capital stock of FNB consists of
(i) 100,000,000 shares of FNB Common Stock, of which 16,930,488 shares were issued and outstanding as of the date of this Agreement and (ii) 20,000,000 shares of FNB Preferred Stock, of which 271,917 shares were issued and outstanding as of the date of this Agreement (the "FNB Capital Stock"). All of the issued and outstanding shares of FNB Capital Stock are, and all of the FNB Common Stock to be issued in exchange for Guaranty Common Stock upon consummation of the Merger will be, authorized and reserved for issuance prior to the Effective Time and, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the PBCL. None of the outstanding shares of FNB Capital Stock has been, and none of the shares of FNB Common Stock to be issued in exchange for shares of Guaranty Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of FNB.

         6.4 FNB Subsidiaries. Except as disclosed in Section 6.4 of the FNB Disclosure Memorandum, the list of Subsidiaries of FNB filed by FNB with its most recent FNB Report on Form 10-K for the fiscal year ended December 31, 1997 is a true and complete list of all of the FNB Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the FNB Disclosure Memorandum, FNB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FNB Subsidiary. No equity securities of any FNB Subsidiary are or may become required to be issued (other than to another FNB Company) by reason of any Rights, and there are no Contracts by which any FNB Subsidiary is bound to issue (other than to another FNB Company) additional shares of its capital stock or Rights or by which any FNB Company is or may be bound to transfer any shares of the capital stock of any FNB Subsidiary (other than to another FNB Company). There are no Contracts relating to the rights of any FNB Company to vote or to dispose of any shares of the capital stock of any FNB Subsidiary. All of the shares of capital stock of each FNB Subsidiary held by a FNB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized (except, in the case of Subsidiaries that are national banks, for the assessment contemplated by 12 U.S.C. ss. 55), and are owned by the FNB Company free and clear of any Lien. Each FNB Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FNB Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. Each FNB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in each such FNB Subsidiary that is a depository institution which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

         6.5     SEC Filings; Financial Statements.

                 (a) FNB has filed and made available to Guaranty accurate and complete copies of all forms, reports, and documents required to be filed by FNB with the SEC since January 1, 1995, (collectively, the "FNB SEC Reports"). The FNB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement


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





         of a material fact or omit to state a material fact required to be stated in such FNB SEC Reports or necessary in order to make the statements in such FNB SEC Reports, in light of the circumstances under which they were made, not misleading. Except for FNB Subsidiaries that are registered as brokers, dealers, investment advisers, or associated persons thereof, none of the FNB Subsidiaries is required to file any forms, reports or other documents with the SEC. None of the FNB Subsidiaries is required to file any forms, reports, or other documents with the SEC under the 1933 Act or Sections 12, 13, 14, or 16 of the 1934 Act.

                 (b) Each of the FNB Financial Statements (including, in each case, any related notes) contained in the FNB SEC Reports, including any FNB SEC Reports filed after the date of this Agreement until the Effective Time, complied, and each FNB SEC Report filed after the date of this Agreement until the Effective Time will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of FNB and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         6.6     Absence of Certain Changes or Events. Since January 1, 1998,
(i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, and (ii) the FNB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FNB or Interim provided in Articles 7 or 8 of this Agreement.

         6.7     Tax Matters.

                 (a) All Tax Returns required to be filed by or on behalf of any of the FNB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before March 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on FNB, and to the Knowledge of FNB all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FNB, except as reserved against in the FNB Financial Statements delivered prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                 (b) Adequate provision for any Taxes due or to become due for any of the FNB Companies for the period or periods through and including the date of the respective FNB Financial Statements has been made and is reflected on such FNB Financial Statements.

                 (c) Deferred Taxes of the FNB Companies have been adequately provided for in the FNB Financial Statements.

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




                 (d) To the Knowledge of FNB, each of the FNB Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.8 Compliance With Laws. FNB is duly registered as a bank holding company under the BHC Act. Each FNB Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. None of the FNB Companies is presently in Default under or in violation of any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. No FNB Company:

                 (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB; and

                 (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FNB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, or
         (iii) requiring any FNB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         6.9 Assets. Except as disclosed in Section 6.9 of the FNB Disclosure Memorandum, the FNB Companies have good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on FNB or its Subsidiaries taken as a whole), to all of their respective material Assets, reflected in FNB Financial Statements as being owned by FNB as of the date hereof. All material tangible properties used in the businesses of the FNB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FNB's past practices. All Assets which are material to FNB's business on a consolidated basis, held under leases or subleases by any of the FNB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The FNB Companies currently maintain insurance in amounts, scope, and coverage as disclosed in Section 6.9 of the FNB Disclosure Memorandum. None of the FNB Companies has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.9 of the FNB Disclosure Memorandum, to the Knowledge of FNB there are presently no occurrences giving rise to a


                                      A-17

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claim under such policies of insurance and no notices have been given by any FNB
Company under such policies.

         6.10 Legal Proceedings. Except as disclosed in Section 6.10 of the FNB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of FNB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FNB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, nor to the Knowledge of FNB are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FNB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.11 Reports. Since January 1, 1995, or the date of organization if later, each FNB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         6.12 Statements True and Correct. None of the information supplied or to be supplied by any FNB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by FNB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FNB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Guaranty's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any FNB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Guaranty, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any FNB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.13 Accounting, Tax and Regulatory Matters. No FNB Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


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         6.14    Environmental Matters.

                 (a) To the Knowledge of FNB, except as disclosed in Section
         6.14 of the FNB Disclosure Memorandum, each FNB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                 (b) Except as disclosed in Section 6.14 of the FNB Disclosure Memorandum, there is no Litigation pending, or, to the Knowledge of FNB, threatened before any court, governmental agency, or authority or other forum in which any FNB Company or any of its Loan Properties or Participation Facilities (or any FNB Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                 (c) To the Knowledge of FNB, except as disclosed in Section
         6.14 of the FNB Disclosure Memorandum, there is no reasonable basis for any Litigation of a type described above in Section 6.14(b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                 (d) To the Knowledge of FNB, except as disclosed in Section
         6.14 of the FNB Disclosure Memorandum, during the period of (i) FNB's or any of its Subsidiaries' ownership or operation of any of their respective properties, (ii) FNB's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) FNB's or any of its Subsidiaries' holding a security interest in a Loan Property, to the Knowledge of FNB there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of a FNB Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.15 Derivatives Contracts. Neither FNB nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract, except for those Derivatives Contracts set forth in Section 6.15 of the FNB Disclosure Memorandum.

         6.16 Outstanding Guaranty Common Stock. As of the date of this Agreement, FNB Companies do not beneficially own any shares of Guaranty Common Stock for their own accounts (not including those held in a fiduciary or trust capacity for, or on behalf of, unaffiliated third parties). During the term of this Agreement, no FNB Company shall purchase or otherwise acquire beneficial ownership of any additional Guaranty Common Stock except pursuant to the terms of this Agreement.

         6.17 Material Contracts. All material Contracts to which FNB is a party and which are required to be filed as exhibits to FNB SEC Reports have been so filed and, except as disclosed in Section 6.17 of the FNB Disclosure Memorandum, as of the date of this Agreement, to the Knowledge of FNB neither FNB nor any of the FNB Companies is a party to any Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FNB with the SEC except for the fact that no such Form 10-K is presently required to be filed with the SEC as of the date hereof.

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         6.18    Year 2000 Compliance. The hardware and software (working
independently or as a system) of FNB and its Subsidiaries will, by January 1, 2000, be capable of accurately processing date data as intended without interruption (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations, when used in the normal course of business. FNB and its Subsidiaries have formulated and begun execution of a plan that complies with FFIEC Year Compliance guidelines as promulgated by the principal regulatory agencies of FNB and its Subsidiaries. FNB and its Subsidiaries have met all deadlines and are in full compliance with this plan.

                                    ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of Guaranty. Unless the prior written consent of FNB shall have been obtained, and except as otherwise expressly contemplated herein, Guaranty shall (i) operate its business only in the usual, regular, and ordinary course, (ii) use its reasonable best efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable best efforts to maintain its current employee relationships, (iv) formulate and execute a plan which complies with FFIEC Year Compliance guidelines as promulgated by the Board of Governors of the Federal Reserve System and (v) take no action which would materially adversely affect the ability of any Party to obtain any Consents of Regulatory Authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement.

         7.2     Negative Covenants of Guaranty. Except as disclosed in Section
7.2 of the Guaranty Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Guaranty covenants and agrees that it will not do or agree or commit to do, any of the following without the prior written consent (except as specifically provided in this Section 7.2) of the chief executive officer, president, chief financial officer, or any executive vice president or duly authorized designee of FNB:

                 (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of Guaranty except as expressly contemplated by this Agreement; or

                 (b) make any new loan or other extension of credit to any Person (except those who receive a commitment for a loan or extension of credit prior to the date of this Agreement) in excess of $100,000 (except for loans secured by a owner occupied real property first mortgage or single or 1-4 family residential loan properly margined or secured by liquid assets each of which is less than $500,000); provided, however, that FNB or its designate shall make every reasonable effort to respond to Guaranty's request for loan approval in a timely manner and, under normal circumstances, make a decision within two business days; or

                 (c) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of Guaranty consistent with past practices (it being understood and agreed that the incurrence of indebtedness in the ordinary course of business shall include, without limitation, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Guaranty of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances,

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         "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Guaranty Disclosure Memorandum); or

                 (d) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Guaranty, or adjust, split, combine, or reclassify any capital stock of Guaranty or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Guaranty Common Stock, or make, declare, or pay any dividend (except as specifically provided in Section 8.6 hereof) or make any other distribution in respect of Guaranty's capital stock; or

                 (e) except for this Agreement or pursuant to the exercise of stock options outstanding as of the date hereof, and pursuant to the terms thereof in existence on the date hereof, or as disclosed in
         Section 7.2(e) of the Guaranty Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Guaranty Common Stock or any other capital stock of Guaranty, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                 (f) Sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of Guaranty, or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                 (g) except for purchases of United States Treasury securities or United States Government agency securities, which in either case have maturities of five years or less, purchase any securities or make any investment in an amount in excess of $100,000 for each such investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by Guaranty in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (in which case FNB shall object thereto within two business days, and the failure to provide a written objection within two business days shall be deemed the approval of FNB to make such purchase or investment); or

                 (h) except as otherwise provided herein, grant any material increase in compensation or benefits to the employees or officers of Guaranty, except in accordance with past practice disclosed in Section 7.2(h) of the Guaranty Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement or as otherwise disclosed in Section 5.13(a) of the Guaranty Disclosure Memorandum; enter into or amend any severance agreements with officers of Guaranty; grant any material increase in fees or other increases in compensation or other benefits to directors of Guaranty except in accordance with past practice or as otherwise disclosed in
         Section 7.2(h) of the Guaranty Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                 (i) except as disclosed in Section 7.2(i) of the Guaranty Disclosure Memorandum or that may be entered into in accordance with
         Section 8.15 of this Agreement, enter into or amend any

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         employment Contract between Guaranty and any Person (unless such amendment is required by Law); or

                 (j) except as disclosed in Section 7.2(j) of the Guaranty Disclosure Memorandum, adopt any new employee benefit plan of Guaranty or make any material change in or to any existing employee benefit plans of Guaranty other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                 (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                 (l) except as disclosed in Section 7.2(l) of the Guaranty Disclosure Memorandum, commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of Guaranty for material money damages or restrictions upon the operations of Guaranty; or

                 (m) except in the ordinary course of business, modify, amend, or terminate any material Contract other than renewals without material adverse change of terms, or waive, release, compromise, or assign any material rights or claims; or

                 (n) sell, transfer, mortgage, encumber, or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement; or

                 (o) elect or appoint any new corporate officers or members of the Guaranty Board of Directors; or

                 (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.2.

         7.3 Covenants of FNB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FNB covenants and agrees that it shall (i) continue to conduct its business and the business of FNB Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the FNB Common Stock and the business prospects of the FNB Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby in a timely manner without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any FNB Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of FNB, desirable in the conduct of the business of FNB and its Subsidiaries. FNB further covenants and agrees that it will not, without the prior written consent of Guaranty, which consent shall not be unreasonably withheld, amend the Articles of Incorporation or Bylaws of FNB, in each case in any manner adverse to the holders of Guaranty Common Stock.

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         7.4     Adverse Changes In Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same.

         7.5 Reports. Each Party and their respective Subsidiaries shall file all reports required to be filed by each of them with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC and the Board of Governors of the Federal Reserve System, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material and except for the absence of certain footnote information in the unaudited financial statements). As of their respective dates, such reports filed with the SEC and the Board of Governors of the Federal Reserve System will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                    ARTICLE 8

                              ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as practicable after execution of this Agreement (in no event later than October 15, 1998), FNB shall file the Registration Statement with the SEC, and shall use its reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state blue sky or securities Laws in connection with the issuance of the shares of FNB Common Stock upon consummation of the Merger. Guaranty shall furnish all information concerning it and the holders of its capital stock as FNB may reasonably request in connection with such action. Guaranty shall call a Shareholders' Meeting, to be held on a date that is determined by the Parties to be a mutually desirable date, which date shall be as soon as practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) Guaranty shall prepare a Proxy Statement relating to the Merger and mail such Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Guaranty shall recommend (subject to compliance with their fiduciary duties under applicable law as advised by counsel) to its shareholders the approval of this Agreement, (iv) each member of the Board of Directors of Guaranty shall vote all Guaranty Common Stock beneficially owned by each in favor of the approval of this Agreement, and (v) the Board of Directors and officers of Guaranty shall use their reasonable best efforts to obtain such shareholders' approval.

         8.2 Applications. FNB shall promptly prepare and file, and Guaranty shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary

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to consummate the transactions contemplated by this Agreement and thereafter use its reasonable best efforts to cause the Merger to be consummated as expeditiously as possible. Further, FNB shall, prior to the Closing, prepare and file with the National Association of Securities Dealers the required documents and make payment of the required fees for the listing of the shares of FNB
Common Stock to be issued to holders of Guaranty Common Stock in connection with the Merger on Nasdaq National Stock Market.

         8.3 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, FNB shall execute and file the Application or Notification to Merge with the Florida Department of Banking and Finance and any applicable federal regulatory agency in connection with the Closing.

         8.4 Agreement As to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries, if any, to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including the use of their respective reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries, if any, to use, its reasonable best efforts to obtain all Permits and Consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.5     Access to Information; Confidentiality.

                 (a) From the date hereof to the Effective Time or termination pursuant to Article 10 of this Agreement, upon reasonable notice and subject to applicable Laws, FNB and Guaranty shall afford each other, and each other's accountants, counsel, and other representatives, during normal working hours for the period of time prior to the Effective Time or termination of this Agreement pursuant to Article 10 hereof, reasonable access to all of its and its Subsidiaries' properties, books, contracts, commitments, and records and, during such period, each shall furnish promptly to the other party (i) a copy of each report, schedule, and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of the Securities Laws, (ii) a copy of all filings made with any Regulatory Authorities or other governmental entities in connection with the transactions contemplated by this Agreement and all written communications received from, or sent to, such Regulatory Authorities and governmental entities related thereto, and (iii) all other information concerning FNB or FNB's Subsidiaries' business, properties and personnel as Guaranty may reasonably request, including reports of condition filed with Regulatory Authorities. In this regard, without limiting the generality of the foregoing, FNB and its Subsidiaries and Affiliates shall notify Guaranty promptly upon the receipt by it of any comments from the SEC, or its staff, and of any requests by the SEC for amendments or supplements to the Registration Statement or for additional information and will supply Guaranty with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff or any other government official, on the other hand, with respect to the Registration Statement. Each Party hereto shall, and shall cause its advisors and representatives to
         (x) conduct its investigation in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of the other and shall be in accordance with procedures established by the parties having the due regard for the foregoing, and (y) refrain from using for any purposes other than as set forth in this Agreement, and shall treat as confidential, all information obtained by each hereunder or in connection herewith and not otherwise known to them prior to the Effective Time.


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                 (b) FNB, the FNB Companies and their Affiliates will hold, and will use their best efforts to cause their officers, directors, employees, consultants, advisors, representatives, and agents to hold, in confidence, unless compelled by judicial or other legal process, all confidential documents and information concerning Guaranty furnished to FNB, any FNB Company, or their Affiliates in connection with the transactions contemplated by this Agreement, including information provided in accordance with this Section 8.5, except to the extent that such information can clearly be demonstrated by FNB to have been (i) previously known on a nonconfidential basis by FNB, (ii) in the public domain other than as a result of disclosure by FNB, any FNB Company, or any of their Affiliates, or (iii) later lawfully acquired by FNB from sources other than Guaranty; provided, however, that FNB may disclose such information to its officers, directors, employees, consultants, advisors, representatives, and agents in connection with the transactions contemplated by this Agreement only to the extent that such Persons who, in FNB's reasonable judgment, need to know such information for the purpose of evaluating Guaranty (provided that such Persons shall be informed of the confidential nature of such information and shall agree to be bound by the terms of this provision) and, in any event, such disclosures shall be made only to the extent necessary for such purposes. If this Agreement is terminated in accordance with Article 10 hereof, FNB, the FNB Companies and their Affiliates shall maintain the confidence of such information and will, and will use their best efforts to cause its officers, directors, employees, consultants, advisors, representatives, and agents to, return to Guaranty all documents and other materials, and all copies made thereof, obtained by FNB, any FNB Company, or any of their Affiliates in connection with this Agreement that are subject to this
         Section 8.5.

         8.6 Dividend Payment. Guaranty may declare its regular annual dividend in the fourth quarter of 1998 not to exceed $.06 per share to holders of Guaranty Common Stock.

         8.7 Current Information. During the period from the date of this Agreement until the Effective Time or termination of this Agreement pursuant to
Article 10 hereof, each of Guaranty and FNB shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other. Each of Guaranty and FNB shall promptly notify the other of (i) any material change in its business or operations, (ii) any material complaints, investigations, or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution of threat of material Litigation involving such party, or (iv) the occurrence or nonoccurrence,of an event or condition, the occurrence, or nonoccurrence, of which would be reasonably expected to cause any of such party's representations or warranties set forth herein in any respect as of the Effective Time; and in each case shall keep the other fully informed with respect thereto.

         8.8 Other Actions. No Party shall, or shall permit any of its Subsidiaries, if any, to, take any action, except in every case as may be required by applicable Law, that would or is intended to result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, (ii) any of such representations and warranties that are not so qualified become untrue in any material manner having a Material Adverse Effect, (iii) any of the conditions set forth in this Agreement not being satisfied or in violation of any provision of this Agreement, or (iv) adversely affecting the ability of any of them to obtain any of the Consents or Permits from Regulatory Authorities (unless such action is required by sound banking practice).

         8.9 Press Releases. Prior to the Effective Time, Guaranty and FNB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.9 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.


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         8.10    No Solicitation. Except with respect to this Agreement and the transactions contemplated hereby, from the date of this Agreement until the Effective Time or termination pursuant to Article 10, neither Guaranty nor any Affiliate thereof, or any Representatives thereof retained by Guaranty, shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Guaranty's Board of Directors determined after consultation with counsel, neither Guaranty nor any Affiliate or Representative thereof shall furnish any nonpublic information that it is not legally obligated to furnish or negotiate with respect to, any Acquisition Proposal, but Guaranty may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Guaranty shall promptly notify FNB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Guaranty shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable best efforts to cause of all its Representatives not to engage in any of the foregoing.

         8.11 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. FNB and Guaranty undertake and agree to use their respective reasonable best efforts to cause the Merger, and to take no action that would cause the Merger not, to qualify for pooling-of-interests accounting treatment.

         8.12 Articles of Incorporation Provisions. Guaranty shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of Guaranty or restrict or impair the ability of FNB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Guaranty that may be directly or indirectly acquired or controlled by it.

         8.13    Agreement of Affiliates. Guaranty has disclosed in Section
8.13 of the Guaranty Disclosure Memorandum all Persons whom it reasonably believes are "affiliates" of Guaranty for purposes of Rule 145 under the 1933 Act. Guaranty shall use its reasonable best efforts to cause each such Person to deliver to FNB not later than 10 days prior to the Effective Time, a written agreement,substantially in the form of Exhibit 4 attached hereto, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Guaranty Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of FNB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of FNB and Guaranty have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of FNB Common Stock issued to such Affiliates of Guaranty in exchange for shares of Guaranty Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of FNB and Guaranty have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.13 (and FNB shall be entitled to place restrictive legends upon certificates for shares of FNB Common Stock issued to affiliates of Guaranty pursuant to this Agreement to enforce the provisions of this Section 8.13). FNB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of FNB Common Stock by such Affiliates.



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         8.14    Employee Benefits, Contracts and Severance. Prior to the
Effective Time, Guaranty may pay regular year-end bonus payments and 401(k) contributions for all employees of Guaranty in accordance with its past practices as set forth in the Guaranty Disclosure Memorandum. All employees of Guaranty at the Effective Time shall become employees of the Surviving Corporation. Following the Effective Time, FNB shall provide generally to officers and employees of Guaranty employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of FNB Common Stock), on terms and conditions which when taken as a whole are no less favorable than those currently provided by the FNB Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual under any employee benefit plans of FNB and its subsidiaries other than the Guaranty Benefit Plans) under such employee benefit plans, the service of the employees of Guaranty prior to the Effective Time shall be treated as service with a FNB Company participating in such employee benefit plans. For purposes of applying any deductible limitations, out-of-pocket minimums, or health certification requirements under any health group plan made available to Guaranty employees and their dependents after the Merger, Guaranty employees shall not be treated as new hires and shall be given appropriate credit for their participation immediately prior to the Merger in any Guaranty Benefit Plan that constituted a group health plan. FNB shall, and shall cause its Subsidiaries to, honor in accordance with their terms all employment, severance, consulting, and other compensation Contracts disclosed in
Section 5.14 of the Guaranty Disclosure Memorandum between Guaranty and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Guaranty Benefit Plans.

         8.15 Employment Contracts of Certain Officers. At the Closing, Guaranty shall pay all amounts payable under the agreements entered into by each of Messrs. Voigt, Battaglia, McWhorter and Ms. Toundas with Guaranty dated August 20, 1997, as if each such individual had delivered a valid notice election thereunder, except for such obligations which cannot be satisfied or which would be redundant due to continued employment. Those obligations will be satisfied by FNB upon FNB's receipt of such individual's notice of termination of employment. Further, each such individual receiving such payment at the Closing shall execute a release in favor of FNB as to the satisfaction of the obligation to make such payments under the agreements.

         8.16    Indemnification.

                 (a) FNB shall, and shall cause the Surviving Corporation (and its successors and assigns) to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of Guaranty (each, an "Indemnified Party") after the Effective Time against all costs, fees, or expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any Litigation arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Florida Law and by Guaranty's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by FNB is required to effectuate any indemnification, FNB shall direct, or cause such FNB Company to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between FNB and the Indemnified Party. FNB shall, and shall cause the Surviving Corporation and all other relevant FNB Companies, to apply such rights of indemnification in good faith and to the fullest extent permitted by applicable Law.

                 (b) Incident to any information furnished or disclosed by FNB or any FNB Company in connection with the Registration Statement and Proxy Statement, and subject to applicable Law,

         FNB shall indemnify, defend, and hold harmless the Indemnified Parties against all costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any Litigation, whether civil or criminal, administrative, or investigative, arising out of or under the Securities Laws or any state blue sky or securities Laws based in whole or in part on (i) any untrue statement or alleged untrue statement of a material fact contained in such documents (including any amendment or supplement to such document, (ii) any omission or alleged omission to state in such documents a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by FNB or an FNB Company of the Securities Laws or any state blue sky or securities Laws in connection with such documents; provided, however, that neither FNB or any FNB Company will be liable in any such case to the extent that any such claim, action, suit, proceeding or investigation is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement and Proxy Statement or any amendment thereto in reliance upon and in conformity with information furnished in writing to FNB or any FNB Company by Guaranty, or any Indemnified Party related to Guaranty, specifically for use therein.

                 (c) Guaranty shall indemnify and hold harmless FNB, any FNB Company, each of its directors, officers, employees and agents, and each person who controls FNB or any FNB Company, against all costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any Litigation, whether civil or criminal, administrative, or investigative, arising out of or under the Securities Laws or any state blue sky or securities Laws based in whole or in part on (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Proxy Statement (including any amendment or supplement to such document); or
         (ii) any omission or alleged omission to state in such documents material facts required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Guaranty will not be liable in any such case unless any such claim, action, suit, proceeding, or investigation is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Proxy Statement or any amendment thereto in reliance upon and conformity with information furnished in writing to FNB by Guaranty specifically for use therein.

                 (d) If FNB or the Surviving Corporation or any of their successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of FNB shall assume the obligations set forth in this Section 8.16.

                 (e) The provisions of this Section 8.16 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and shall survive the consummation of the Merger and be binding on all successors and assigns of FNB and the Surviving Corporation.

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                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.7 of this Agreement:

                  (a) Shareholder Approval. The shareholders of Guaranty shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law.

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from, notice of effectiveness of, or comment letter from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                  (c) Consents and Approvals. Other than filing the Certificate of Merger and receipt of a certification to merge, each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement or listed in Section 9.1(c) of the Guaranty Disclosure Memorandum) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                  (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                  (e) Registration Statement. The Registration Statement shall have been declared effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of FNB Common Stock issuable pursuant to the Merger shall have been received.

                  (f) Pooling of Interests. The Merger shall qualify for pooling of interests accounting treatment under all applicable guidelines and regulations issued by all Regulatory Authorities and Ernst & Young LLP, FNB's independent public accountants, shall have issued a letter dated as of the Effective Time, to FNB, to the effect that the Merger shall be accounted for as a pooling-of-interests under GAAP.


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


                  (g) Tax Matters. Each Party shall have received a written opinion or opinions from Smith, Gambrell & Russell, LLP, and in a form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Guaranty Common Stock for FNB Common Stock will not give rise to gain or loss to the shareholders of Guaranty with respect to such exchange, (iii) the federal income tax basis of shares of FNB Common Stock received in exchange for Guaranty Common Stock will be equal to the holder's basis of the Guaranty Common Stock surrendered in exchange therefor, and the holding period of such FNB Common Stock will include the holding period of the Guaranty Common Stock surrendered in exchange therefor, (iv) the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FNB, and capital gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of FNB Common Stock surrendered, and (v) a holder of Guaranty Common Stock who exercises appraisal rights will recognize capital gain or loss equal to the difference between the cash received and such holder's tax basis in the Guaranty Common Stock exchanged. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Guaranty and FNB reasonably satisfactory in form and substance to such counsel.

         9.2 Conditions to Obligations of FNB. The obligations of FNB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FNB pursuant to Section 11.7(a) of this Agreement:

                  (a)      Representations and Warranties. For purposes of this
         Section 9.2(a), the accuracy of the representations and warranties of Guaranty set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Guaranty set forth in
         Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are not material in amount). The representations and warranties of Guaranty set forth in Sections 5.17, 5.18, 5.19, and
         5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Guaranty set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Guaranty; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Guaranty to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all respects.

                  (c)      Certificates. Guaranty shall have delivered to FNB
         (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its cashier, to the effect that the conditions of its obligations set forth in Section 9.2(b) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Guaranty's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FNB and its counsel shall request.

                  (d) Affiliates Agreements. FNB shall have received from each affiliate of Guaranty the affiliates' agreement referred to in
         Section 8.13 of this Agreement, to the extent necessary to assure in the reasonable judgment of FNB that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

                  (e) Opinion of Counsel. FNB shall have received a written opinion of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., counsel to Guaranty, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and FNB.

                  (f) Non-Competition Agreements. FNB shall have received an executed copy of the Non-Compete Agreement in the form attached to this Agreement as Exhibit 4 from each director of Guaranty and an executed copy of the Non-Compete Agreement in the form attached to this Agreement as Exhibit 5 from each Executive Officer of Guaranty.

         9.3 Conditions to Obligations of Guaranty. The obligations of Guaranty to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Guaranty pursuant to Section 11.7(b) of this Agreement:

                  (a)      Representations and Warranties. For purposes of this
         Section 9.3(a), the accuracy of the representations and warranties of FNB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FNB set forth in Section
         6.3 of this Agreement shall be true and correct (except for inaccuracies which are not material in amount). The representations and warranties of FNB set forth in Sections 6.11, 6.12, 6.13 and 6.15 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FNB set forth in this Agreement (including the representations and warranties set forth in Sections 6.3, 6.11, 6.12,
         6.13 and 6.15) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FNB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FNB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c)      Certificates. FNB shall have delivered to Guaranty
         (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in
         Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and
         (ii) certified copies of resolutions duly adopted by FNB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Guaranty and its counsel shall request.

                  (d) Fairness Opinion. Guaranty shall have received from Allen C. Ewing & Co. a letter, dated within five (5) days of the date of the Proxy Statement to the effect that, in the opinion of such firm, the consideration to be paid in the Merger is fair, from a financial point of view, to the holders of Guaranty Common Stock.

                  (e) Payment of Consideration. FNB shall have delivered to the Exchange Agent the consideration to be paid to holders of the Guaranty Common Stock pursuant to Sections 3.1 and 3.4 of this Agreement.

                  (f) Opinion of Counsel. Guaranty shall have received a written opinion of Smith, Gambrell & Russell, LLP, counsel to FNB, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and Guaranty.

                                   ARTICLE 10

                                  TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Guaranty, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual written consent of the Board of Directors of FNB and the Board of Directors of Guaranty; or

                  (b) By the Board of Directors of either FNB or Guaranty (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Guaranty and Section 9.3(a) in the case of FNB or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in
         Section 9.2(a) of this Agreement in the case of Guaranty and Section 9.3(a) of this Agreement in the case of FNB; or

                  (c) By the Board of Directors of either FNB or Guaranty in the event of a material breach by the other Party of any covenant, agreement, or obligation contained in this Agreement which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

                  (d) By the Board of Directors of either FNB or Guaranty in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Guaranty fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the FFIC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

                  (e) By the Board of Directors of either FNB or Guaranty in the event that the Merger shall not have been consummated by February 28, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
         Section 10.1(e); or

                  (f) By FNB in the event dissenters' rights are claimed, pursuant to the applicable provisions of the FFIC, by persons owning in the aggregate more than 10% of the issued and outstanding Guaranty Common Stock; or

                  (g) By the Board of Directors of either FNB or Guaranty (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Guaranty and Section 9.3(a) in the case of FNB or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

                  (h) By Guaranty, if at any time prior to the Effective Time, the fairness opinion of Allen C. Ewing & Co. is withdrawn; or

                  (i) By Guaranty, if prior to the Effective Time, a corporation, partnership, person, or other entity or group shall have made a bona fide Acquisition Proposal that the Guaranty Board determines in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters based on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to the Guaranty stockholders and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties.

                  (j) By FNB, if its Board of Directors determines by a vote of a majority of the members of its entire Board of Directors, upon written notice to Guaranty at least 24 hours prior to the Closing, if the Designated Price of FNB Common Stock shall be less than $30.00 or by Guaranty if its Board of Directors determines by a vote of a majority of the members of its entire Board of Directors, upon written notice to FNB at least 24 hours prior to the Closing, if the Designated Price of FNB Common Stock shall be $28.00 or less.

         10.2     Effect of Termination.

         (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Sections 8.5 and 11.1 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(c), of this Agreement shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination; provided, further, that in the event of any termination of this Agreement following the occurrence of an Initial Triggering Event (as defined below) other than termination due to: (A) the failure of FNB to satisfy a condition to Closing, (B) withdrawal of the fairness opinion of Allen C. Ewing & Co. (so long as such withdrawal is not due to materially inaccurate or fraudulent information provided by Guaranty to Allen C. Ewing & Co.), or (C) the failure to satisfy the conditions set forth in Section 9.1 paragraphs (a), (b), (d), (e), (f) and (g), FNB shall be entitled to a cash payment from Guaranty in an amount equal to $1,500,000 upon the occurrence of any Subsequent Triggering Event (as defined below) within twelve (12) months following the date of such


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


termination. In the event this Agreement is terminated as a result of FNB's or Guaranty's failure to satisfy any of its representations, warranties or covenants set forth herein, the non-terminating party shall reimburse the terminating party for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

              (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date of this Agreement:

                  (i) Guaranty, without having received FNB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any Person (the term "Person" for purposes of this Section also having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than FNB or any of its Subsidiaries (each a "FNB Subsidiary") or the Board of Directors of Guaranty shall have recommended that the shareholders of Guaranty approve or accept any Acquisition Transaction other than as contemplated by this Agreement. For purposes of this Agreement, (A) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Guaranty, (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Guaranty, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of Guaranty, other than securities acquired by Guaranty's officers and directors, and (B) "Subsidiary," for purposes of this Section, also shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

                  (ii) Any Person (excluding the officers and directors of Guaranty), other than FNB or any FNB Subsidiary acting in a fiduciary capacity, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding Guaranty Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                  (iii) The shareholders of Guaranty shall not have approved the transactions contemplated by this Agreement at the meeting held for that purpose or any adjournment thereof, or such meeting shall not have been held or shall have been canceled prior to termination of this Agreement, in either case, after Guaranty's Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify or its interest in withdrawing or modifying) its recommendation that the shareholders of Guaranty approve the transactions contemplated by this Agreement, or Guaranty, without having received FNB's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose, or its interest in authorizing, recommending or proposing) an agreement to engage in an Acquisition Transaction with any person other than FNB or a FNB Subsidiary;

                  (iv) Guaranty shall have willfully and materially breached any material covenant or obligation contained in this Agreement in anticipation of engaging in an Acquisition Transaction, and such breach would entitle FNB to terminate this Agreement and such breach is not cured; or

                  (v) Any Person other than FNB or any FNB Subsidiary, other than in connection with a transaction to which FNB has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

              (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Guaranty Common Stock; or

                  (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 10.2, except that the percentage referred to in clause (z) shall be 25%.

              (d) Guaranty shall notify FNB promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event.

         10.3 Non-Survival of Representations and Certain Covenants. The respective representations and warranties of the Parties shall not survive the Effective Time. All agreements of the Parties to this Agreement which by their terms are to be performed following the Effective Time shall survive the Effective Time until performed in accordance with their terms.

                                   ARTICLE 11

                                 MISCELLANEOUS

         11.1     Definitions.

              (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

              "1933 Act" shall mean the Securities Act of 1933, as amended.

              "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

              "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, consolidation, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries (other than the transactions contemplated or permitted by this Agreement).

              "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

              "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

              "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

              "BHC Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

              "Change in Control of FNB" shall mean that at any time between the date of this Agreement and the Effective Time, any person, corporation, or group of associated persons acting individually or in concert enters into any agreement, understanding, contract, or other arrangement to acquire, or otherwise acquires (or the right to acquire) by merger, consolidation, the purchase of capital stock (or Rights to purchase capital stock) of FNB, or the purchase of substantially of the Assets of FNB, or otherwise becomes a direct or indirect beneficial owner of, shares of Common Stock of FNB representing an aggregate of more than 50% of the votes then entitled to be cast at an election of directors of FNB.

              "Closing" shall have the meaning set forth in Section 1.2 of this Agreement.

              "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person.

              "Contract" shall mean any written agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, or plan of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or Assets.

              "Default" shall mean (i) any breach or violation of or default under any Contract, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability under, any Contract where, in any such event, such default is reasonably likely to have a Material Adverse Effect on a Party.

              "Derivatives Contract" shall have the meaning set forth in
         Section 5.20 of this Agreement.

              "Designated Price" shall mean the average of the closing bid and ask prices of FNB Common Stock as reported by Nasdaq (as reported in the Wall Street Journal, or if not reported thereby, another authoritative source selected by FNB) or such other trading system or exchange upon which the FNB Common Stock shall then be traded for the ten (10) consecutive full trading days in which such shares are traded prior to the fifth business day preceding the Determination Date.

              "Determination Date" shall mean the date on which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period required by Law) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Guaranty approve this Agreement to the extent that such approval is required by applicable Law.

              "Effective Time" shall have the meaning set forth in Section 1.3 of this Agreement.

              "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

              "Exchange Agent" shall have the meaning set forth in Section 4.1 of this Agreement.

              "Exchange Ratio" shall have the meaning set forth in Section 3.1(c)of this Agreement.

              "Exhibits" 1, 2, and 3 shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

              "FFIC" shall mean the Florida Financial Institutions Code, which includes those Florida Laws identified in Section 655.005(j) of the Florida Statutes.

              "FNB" shall have the meaning set forth in the first paragraph of this Agreement.

              "FNB Capital Stock" shall mean, collectively, the FNB Common Stock, the FNB Preferred Stock, and any other class or series of capital stock of FNB.

              "FNB Common Stock" shall mean the $2.00 par value common stock of FNB.

              "FNB Companies" shall mean, collectively, FNB and all FNB Subsidiaries.

              "FNB Disclosure Memorandum" shall mean the written information entitled "FNB Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to Guaranty describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

              "FNB Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FNB as of June 30, 1998, and as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1998, and for each of the three years ended December 31, 1997, 1996, and 1995, as filed by FNB in SEC Documents, and (ii) the consolidated statements of condition of FNB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1998.

              "FNB Preferred Stock" shall mean the $10.00 par value preferred stock of FNB.

              "FNB SEC Reports" shall have the meaning set forth in Section 6.5(a) of this Agreement.

              "FNB Subsidiaries" shall mean the Subsidiaries of FNB, which shall include any corporation, bank, savings association, or other organization established or acquired as a Subsidiary of FNB in the future and owned by FNB at the Effective Time.

              "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved applicable to banks or bank holding companies, as the case may be.

              "Guaranty" shall have the meaning set forth in the first paragraph of this Agreement.

              "Guaranty Benefits Plans" shall have the meaning set forth in
         Section 5.13(a) of this Agreement.

              "Guaranty Common Stock" shall mean the $2.00 par value common stock of Guaranty.

              "Guaranty Contract" shall have the meaning set forth in Section 5.14.

              "Guaranty Disclosure Memorandum" shall mean the written information entitled "Guaranty Bank & Trust Company Disclosure Memorandum" delivered prior to the date of this Agreement to FNB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

              "Guaranty ERISA Plan" shall have the meaning set forth in Section 5.13(a) of this Agreement.

              "Guaranty Financial Statements" shall mean (i) the balance sheets (including related notes and schedules, if any) of Guaranty as of June 30, 1998, and as of December 31, 1997, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1998, and for each of the three fiscal years ended December 31, 1997, 1996, and 1995, as filed by Guaranty with the Federal Reserve Bank of Atlanta and the Florida Department of Banking and Finance, and (ii) the balance sheets of Guaranty (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in Guaranty's Call Reports filed and published in accordance with applicable federal regulation with respect to periods ended subsequent to June 30, 1998.

              "Guaranty Interim Balance Sheet" shall mean the balance sheet (including related notes and schedules, if any) of Guaranty as of June 30, 1998.

              "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

              "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

              "Indemnified Party" shall have the meaning set forth in Section
         8.16 of this Agreement.

              "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

              "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

              "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

              "Lien" with respect to any Asset, shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable or being contested in good faith, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and
         (iii) other Liens incurred in the ordinary course of the banking business.

              "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

              "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or its Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

              "market price" shall have the meaning set forth in Section 3.5 of this Agreement.

              "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

              "Merger" shall have the meaning set forth in the Preamble of this Agreement.

              "Nasdaq" shall mean the Nasdaq Stock Market.

              "Order" shall mean any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

              "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

              "Party" shall mean either Interim or FNB or Guaranty, and "Parties" shall mean Interim, FNB, Guaranty.

              "PBCL" shall mean the Pennsylvania Business Corporation Law.

              "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person.

              "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

              "Proxy Statement" shall mean the proxy statement used by Guaranty to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of FNB relating to the issuance of the FNB Common Stock to holders of Guaranty Common Stock.

              "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by FNB under the 1933 Act with respect to the shares of FNB Common Stock to be issued to the shareholders of Guaranty in connection with the transactions contemplated by this Agreement.

              "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the SEC, NASD, Nasdaq and all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

              "Rights" shall mean all arrangements, calls, commitments, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or any contract, commitments or other arrangements by which a Person is or may be bound to issue additional shares of its capital stock or options, warrants, rights to purchase or acquire any additional shares of its capital stock, or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

              "SEC" shall mean the Securities and Exchange Commission.

              "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

              "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

              "Shareholders' Meeting" shall mean the meeting of the shareholders of Guaranty to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

              "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

              "Surviving Corporation" shall mean Interim as the surviving corporation resulting from the Merger.

              "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

              "Tax Opinion" shall have the meaning set forth in Section 9.1(g) of this Agreement.

              "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

              "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

              (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2     Expenses.

              (a) Except as otherwise provided in this Section 11.2, each of FNB and Guaranty shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of FNB and Guaranty shall each bear and pay one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

              (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         11.3 Brokers and Finders. Except for Allen C. Ewing & Co., as to Guaranty, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Guaranty or FNB, each of Guaranty and FNB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreement by and between FNB and Guaranty dated June 1,
1998). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.1, 8.14, 8.15 and 8.16 of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Guaranty Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Guaranty Common Stock without the further approval of such shareholders.

         11.6 Obligations of FNB. Whenever this Agreement requires FNB (including the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking by FNB to cause the FNB Subsidiaries to take such action.

         11.7     Waivers.

              (a) Prior to or at the Effective Time, FNB, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Guaranty, to waive or extend the time for the compliance or fulfillment by Guaranty of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FNB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FNB.

              (b) Prior to or at the Effective Time, Guaranty, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by FNB, to waive or extend the time for the compliance or fulfillment by FNB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Guaranty under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Guaranty.

              (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

         11.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                  Guaranty:                 1340 E. Venice Avenue
                                            Venice, Florida 34292-2246
                                            Telecopy Number: 941/488-8470
                                            Attention: President

                  Copy to Counsel:          Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A.
                                            255 South Orange Avenue
                                            Suite 800
                                            Orlando, Florida 32801
                                            Telecopy Number:  407/843-2448
                                            Attention:  John P. Greeley, Esquire

                  FNB or Interim:           One F.N.B. Boulevard
                                            Hermitage, Pennsylvania 16148
                                            Telecopy Number: 724/983-3515
                                            Attention:  Chairman and Chief Executive Officer

                  Copy to Counsel:          Smith, Gambrell & Russell, LLP
                                            1230 Peachtree Street, NE
                                            Suite 3100, Promenade II
                                            Atlanta, Georgia 30309-3592
                                            Telecopy Number: 404/685-7058
                                            Attention:  Robert C. Schwartz, Esquire

         11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

         11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                             F.N.B. CORPORATION


                    By:       /s/ Peter Mortensen
                        -------------------------------------------------------
                    Name:    Peter Mortensen
                    Title:   Chairman of the Board and Chief Executive Officer



                             GUARANTY BANK & TRUST COMPANY


                    By:       /s/ David F. Voigt
                        -------------------------------------------------------
                    Name:    David F. Voigt
                    Title:   President and Chief Executive Officer

         Southwest Interim Bank No. 5 hereby joins in the foregoing Agreement, undertakes that it will be bound thereby and that it will duly perform all the acts and things therein referred to or provided to be done by it.

         IN WITNESS WHEREOF, Southwest Interim Bank No. 5 has caused this undertaking to be made in counterparts by its duly authorized officers and its corporate seal to be hereunto affixed as of this ______ day of _______________________, 1998.

                                FIRST AMENDMENT

                                       TO

                          AGREEMENT AND PLAN OF MERGER


         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "First Amendment") is made and entered into as of October 15, 1998, by and between F.N.B. CORPORATION ("FNB"), a Pennsylvania corporation and GUARANTY BANK & TRUST COMPANY ("Guaranty"), a Florida state banking corporation, and to be joined in by SOUTHWEST INTERIM BANK NO. 5, N.A. ("Interim"), a national banking association to be chartered under the laws of the United States and to become a wholly-owned subsidiary of FNB.

                                    PREAMBLE

         WHEREAS, FNB and Guaranty entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 20, 1998, whereby FNB and Guaranty agreed to the merger of Guaranty with and into a state-chartered interim bank; and

         WHEREAS, the parties now desire to amend the Merger Agreement on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the above and the mutual covenants and agreements set forth herein, the parties agree as follows:

         1. General. The introductory paragraph of the Merger Agreement is hereby amended by deleting the text "to be joined in by Southwest Interim Bank No. 5, a state banking corporation to be chartered under the laws of the State of Florida" and by substituting in lieu thereof the following: "to be joined in by Southwest Interim Bank No. 5, N.A., a national banking association to be chartered under the laws of the United States." The Merger Agreement is hereby further amended by replacing all references in the Merger Agreement to Interim as a state-chartered entity with references to Interim as a national banking association organized under the laws of the United States and operating under the name "Southwest Interim Bank No. 5, N.A."

         2. Preamble. (a) The fifth sentence of the first paragraph of the Preamble of the Merger Agreement is hereby amended by deleting the text thereof in its entirety and by substituting in lieu thereof: "Following consummation of the Merger, West Coast Bank, a wholly-owned subsidiary of FNB, will be merged with and into Interim."

                            (b)  The sixth sentence of the first paragraph of
the Preamble of the Merger Agreement is hereby amended by deleting the text "the Florida Department of Banking and Finance" and by substituting in lieu thereof: "the Comptroller of the Currency."

         3. Merger. (a) Section 1.1 of the Merger Agreement is hereby amended by deleting the text of the second and third sentences thereof and by substituting in lieu thereof the following:

                  "The separate existence of Guaranty shall thereupon cease, and Interim, which will be a wholly-owned subsidiary of FNB, shall be the Surviving Corporation resulting from the Merger, shall have a name as determined in the sole discretion of FNB and shall be governed by the National Bank Act. The Merger shall have the effects specified in the National Bank Act and in the FFIC."

                  (b) Section 1.1 of the Merger Agreement is further amended by deleting the text of the fourth and fifth sentences thereof in their entirety.

         4. Effective Time. Section 1.3 of the Merger Agreement is hereby amended by deleting the text of the first and second sentences thereof and substituting in lieu thereof the following:

                  "The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time that certification of the Merger (the "Certification of Merger") is received from the Comptroller of the Currency (the "Effective Time"). Unless the Parties otherwise mutually agree in writing, the Parties shall use their best efforts to cause the Certification of Merger to be issued by the Comptroller of the Currency, and to become effective, on the date of Closing and shall use their best efforts to cause the Effective Time to occur on the date of the Closing."

         5.       Conversion of Shares.

                  (a) Section 3.1 of the Merger Agreement is hereby amended by deleting the text of subsection (a) thereof in its entirety and by substituting in lieu thereof the following:

                  "Each share of common stock of Interim issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation."

                  (b) Section 3.1 of the Merger Agreement is hereby further amended by deleting, in subsection (e) thereof, the references to "ss. 658.44 of the FFIC" and by substituting in lieu thereof: "12 U.S.C. ss. 215a."

         6. Regulatory Filings; Financial Statements. Section 5.5 of the Merger Agreement is hereby amended by deleting, in subsection (b) thereof, the words "Securities Act of 1934" in the third line of such subsection and by substituting in lieu thereof: "Securities Exchange Act of 1934."

         7. Organization, Standing, and Power. Section 6.1 of the Merger Agreement is hereby amended by deleting the first sentence of subsection (b) thereof in its entirety and by substituting in lieu thereof the following:

                  "Interim will be a national banking association (as a wholly-owned subsidiary of FNB) after the execution of this Agreement and prior to the Effective Time and shall have the corporate power and authority to carry on the business of banking, including the exercise of trust powers."

         8. FNB Subsidiaries. Section 6.4 of the Merger Agreement is hereby amended by adding, prior to the penultimate sentence thereof, the following:

                  "Interim, when formed, will be a national banking association formed under the laws of the United States and, through the Effective Time, shall be a wholly-owned direct subsidiary of FNB."

         9. Compliance with Laws. Section 6.8 of the Merger Agreement is hereby amended by deleting the second sentence thereof in its entirety and by substituting in lieu thereof the following:

                  "Except for Interim, each FNB Company has in effect, and, after its formation and prior to the Effective Time, Interim shall have in effect, all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB."

         10. Affirmative Covenants of Guaranty. Section 7.1 of the Merger Agreement is hereby amended by adding, after the words "complies with FFIEC Year" in the sixth line of such section, the following: "2000."

         11. Registration Statement. Section 8.1 of the Merger Agreement is hereby amended by deleting the word "October" in the parenthetical clause in the first sentence of such section and substituting therefor the word "November."

         12. Filings with State Offices. Section 8.3 of the Merger Agreement is hereby amended by deleting the text of such section in its entirety and by substituting in lieu thereof the following:

                  "8.3 Filings with Regulatory Authorities. Upon the terms and subject to the conditions of this Agreement, FNB shall execute and file an application to merge with the Office of the Comptroller of the Currency, an application to merge with the Federal Deposit Insurance Corporation, and any other documents required by applicable regulatory agencies in connection with the Closing (collectively, the "Application to Merge")."

         13. Conditions to Obligations of Each Party. Section 9.1 of the Merger Agreement is hereby amended by deleting from the first sentence of subsection (c) thereof the words "Other than filing the Certificate of Merger and receipt of a certification to merge," and by substituting in lieu thereof the following:

                  "Other than filing the Application to Merge and receipt of the Certification of Merger,"

         14. Termination. Section 10.1 of the Merger Agreement is hereby amended by deleting subsection (f) thereof in its entirety and by substituting in lieu thereof the following:

                  "(f) By FNB in the event dissenters' rights are claimed, pursuant to 12 U.S.C. ss. 215a, by persons owning in the aggregate more than 10% of the issued and outstanding Guaranty Common Stock; or"

         15. Change in Control of FNB. The definition of the term "Change in Control of FNB" in Section 11.1 of the Merger Agreement is hereby amended by adding subsequent to the words "or the purchase of substantially" in the fifth line thereof, the word "all."

         16. Designated Price. The definition of the term "Designated Price" in Section 11.1 of the Merger Agreement is hereby amended by deleting the text of such definition in its entirety and by substituting in lieu thereof the following:

                  "Designated Price" shall mean the average, for the ten (10) consecutive full trading days in which such shares are traded prior to the fifth business day preceding the Determination Date, of the average of the closing bid and ask prices of FNB Common Stock for each such trading day as reported by Nasdaq (as reported in the Wall Street Journal, or if not reported thereby, another authoritative source selected by FNB) or such other trading system or exchange upon which the FNB Common Stock shall then be traded.

         17. Regulatory Authorities. The definition of the term "Regulatory Authorities" in Section 11.1 of the Merger Agreement is hereby amended by adding, after the words "Department of Justice," in the second line thereof, the following: "the Office of the Comptroller of the Currency."

         18. Signature Page. The signature page of the Merger Agreement is hereby amended by deleting the references to "Southwest Interim Bank No. 5" in their entirety and by substituting in lieu thereof: "Southwest Interim Bank No. 5, N.A."

         19. List of Exhibits. The List of Exhibits set forth on page (iii) of the Merger Agreement is hereby amended to delete the document currently denominated as Exhibit 1 and to renumber Exhibits 2 through 5 as Exhibits 1 through 4. All references to such exhibits throughout the Merger Agreement shall hereafter be references to the exhibit numbers as amended hereby.

         20. Defined Terms. All terms which are capitalized herein, but which are not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

         21. Inconsistent Provisions. All provisions of the Merger Agreement that have not been amended by this First Amendment shall remain in full force and effect. Notwithstanding the foregoing, to the extent that there is any inconsistency between the provisions of the Merger Agreement and the provisions of this First Amendment, the provisions of this First Amendment shall control.

         22. Counterparts. This First Amendment may be executed in two or more counterparts, all of which, when taken together, shall constitute a single original.

         IN WITNESS WHEREOF, each of the parties has caused this First Amendment to be executed on its behalf as of the date first above written.

                             F.N.B. CORPORATION


                             By: /s/ Peter Mortensen
                                 ----------------------------------------------
                             Name:   Peter Mortensen
                             Title:  Chairman of the Board and Chief
                                      Executive Officer



                             GUARANTY BANK & TRUST COMPANY


                             By: /s/ David F. Voigt
                                 ----------------------------------------------
                             Name:   David F. Voigt
                             Title:  President and Chief Executive Officer


         Southwest Interim Bank No. 5, N.A. hereby joins in the foregoing First Amendment, undertakes that it will be bound thereby and that it will duly perform all the acts and things therein referred to or provided to be done by it.

         IN WITNESS WHEREOF, Southwest Interim Bank No. 5, N.A. has caused this undertaking to be made by its duly authorized officers and its corporate seal to be hereunto affixed as of this ___ day of ___________, 1998.


                             SOUTHWEST INTERIM BANK NO. 5, N.A.


                             By:
                                 -----------------------------------------------
                             Name:
                             Title:


Attest: ____________________
         Secretary

                  [Corporate Seal]

                                                                      APPENDIX B


August 20, 1998

Board of Directors
Guaranty Bank & Trust Company
1340 East Venice Avenue
Venice, Florida 34292-2246

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Guaranty Bank & Trust Company ("Bank") of Venice, Florida, of the consideration to be paid to the shareholders of the Bank by F.N.B. Corporation ("F.N.B.") of Hermitage, Pennsylvania, as provided by the Agreement and Plan of Merger ("Merger Agreement") entered into by the parties on August 20,1998. Pursuant to the Merger Agreement, F.N.B. will acquire all of the outstanding shares of the Bank by exchanging F.N.B. shares for the shares of the Bank. Outstanding options of the Bank will be assumed by F.N.B. The Bank will be merged with and into F.N.B. and the Bank will cease to exist.

In performing our analysis of the proposed merger, we have among other things:

1. Reviewed the audited statements prepared by Bobbitt, Pittenger & Company, P.A. of Sarasota, Florida, for the fiscal years ended 12/31/97, 12/31/96, and 12/31/95.

2. Reviewed the Call Reports of the Bank filed with the regulators reflecting the operations of the Bank for the periods ended 3/31/98, 12/31/97, 12/31/96, and 12/31/95.

3. Compared the Bank's financial performance with other comparable banking institutions operating in Florida.

4.       Reviewed the Agreement and Plan of Merger dated August 20, 1998.

5. Compared the terms of the Agreement and Plan of Merger with F.N.B. with the terms offered shareholders of comparable institutions in Florida in recent transactions.

6.       Reviewed the budget for the Bank for the year 1998.

7.       Reviewed the five-year financial objectives for the Bank.

8.       Reviewed other financial information concerning the Bank.

9.       Examined the Bank's market share in the Sarasota County market.

Board of Directors
Page Two
August 20, 1998



10.      Reviewed the financial information concerning the operations of F.N.B.

11. Reviewed the financial condition of F.N.B. and the impact of the proposed transaction on the market price of the shares of F.N.B.

12. Reviewed the price performance and trading activity in the shares of F.N.B. over the past six months.

13. Reviewed the Board of Directors' marketing plan which was utilized in contacting qualified bank holding companies interested in acquiring the Bank.

In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the Bank which we have used in the accompanying analysis. We have not conducted an independent verification of such information or performed an independent appraisal of the Bank's assets and liabilities.

On July 15, 1998, Ewing delivered to the Board of Directors of the Bank its preliminary oral opinion as to the fairness, from a financial point of view, of the terms offered by F.N.B., subject to Ewing's review of the final Merger Agreement.

Based upon the accompanying analysis and our knowledge of and experience in the valuation of Florida banks and their securities, it is our opinion that the consideration to be paid by F.N.B. Corporation for the common shares of Guaranty Bank & Trust Company is fair, from a financial point of view, to the shareholders of the Bank.

The opinion of Allen C. Ewing & Co. ("Ewing") is directed to the Board of Directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the shareholders' meeting held in connection with the proposed transaction. Ewing has not been requested to opine as to, and the opinion does not address, the Board's underlying business decision to support and recommend the acquisition to the shareholders.

Very truly yours,
ALLEN C. EWING & CO.


By       /s/ Benjamin C. Bishop, Jr.
  --------------------------------------
         Benjamin C. Bishop, Jr.

                                                                     APPENDIX C



12 U.S.C. SS.215A

MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

(A) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE; CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION

     One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall --

              (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

              (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

              (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

              (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(B)      DISSENTING SHAREHOLDERS

         If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(C)  VALUATION OF SHARES

         The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

         If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determine in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(E) STATUS OF RECEIVING ASSOCIATION; PROPERTY RIGHTS AND INTERESTS VESTED AND HELD AS FIDUCIARY

     The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and chooses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(F)      REMOVAL AS FIDUCIARY; DISCRIMINATION

         Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(G)      ISSUANCE OF STOCK BY RECEIVING ASSOCIATION; PREEMPTIVE RIGHTS

         Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Numbered Paragraph 6.b of the FNB Charter provides as follows:

         Directors and Officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Corporation or otherwise), arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. Persons who are not Directors or Officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such Director, Officer or other person against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not the Corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall be applicable to persons who have ceased to be Directors or Officers, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.

         Article II, Section 17 of the FNB Bylaws provides that to the fullest extent permitted by law, no director of FNB shall be personally liable for monetary damages for any action taken, or any failure to take any action.

         Section 1741 of the PBCL provides that a corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

         Under Section 1744 of the PBCL, any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in a specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

                           (1) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

                           (2) If such quorum is not obtainable or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                           (3) By the shareholders.

         Notwithstanding the above, Section 1743 of the PBCL provides that to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Under Section 1745 of the PBCL, expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

         Section 1746 of the PBCL further provides that the indemnification provided by Sections 1741, 1742 and 1743 and the advancement of expenses provided by Section 1745 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to Section 1746 or otherwise. Indemnification pursuant to Section 1746 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Indemnification pursuant to Section 1746 of the PBCL under any bylaw, agreement, vote of shareholders, or directors or otherwise may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law (except as provided in such Section 1746) and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Section 1746 declares such indemnification to be consistent with the public policy of Pennsylvania.

         The foregoing is only a general summary of certain aspects of Pennsylvania law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made and accordingly are incorporated herein by reference as
Exhibit 99.3 of this Registration Statement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The following exhibits are filed with or incorporated by reference in this Registration Statement:


    EXHIBIT NO.                     DESCRIPTION OF EXHIBIT
    -----------   ---------------------------------------------------------------
      2.1         Agreement and Plan of Merger, by and between F.N.B.
                  Corporation and Guaranty Bank & Trust Company, dated as of
                  August 20, 1998, as amended on October 15, 1998 (included as
                  Appendix A to the Proxy Statement-Prospectus)
      5.1         Opinion of Cohen & Grigsby, P.C.
      8.1         Opinion of Smith, Gambrell & Russell, LLP regarding tax matters
     23.1         Consent of Ernst & Young LLP
     23.2         Consent of Hill, Barth & King, Inc.
     23.3         Consent of PricewaterhouseCoopers LLP
     23.4         Consent of Hacker, Johnson, Cohen & Grieb, PA
     23.5         Consent of Bobbitt, Pittenger & Company, PA
     23.6         Consent of Cohen & Grigsby, P.C. (included in Exhibit 5.1)
     23.7         Consent of Smith, Gambrell & Russell, LLP (included in
                  Exhibit 8.1)
     23.8         Consent of Allen C. Ewing & Co.
     24.1         Powers of Attorney
     99.1         Form of Proxy for Special Meeting of Shareholders of Guaranty
     99.2         Opinion of Allen C. Ewing & Co. (included as Appendix C to the Proxy Statement-Prospectus)

ITEM 22.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)  To include any prospectus required by
                  Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or
                  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or
                  (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on November 9, 1998.

                                            F.N.B. CORPORATION


                                            By: /s/ Peter Mortensen
                                               --------------------------------
                                                   Peter Mortensen
                                                   Chairman and President


         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                       SIGNATURE                                          TITLE                           DATE
                       ---------                                          -----                           ----
                   /s/ Peter Mortensen
-----------------------------------------------------        Chairman of the Board and Chief
                     Peter Mortensen                           Executive Officer (Principal           November 9, 1998
                                                                    Executive Officer)


-----------------------------------------------------           President, Chief Operating            __________, 1998
                      Gary L. Tice                                 Officer and Director

                            *
-----------------------------------------------------                 Vice Chairman                   November 9, 1998
                  Stephen J. Gurgovits


                            *                                    Executive Vice President             __________, 1998
-----------------------------------------------------
                  William J. Rundorff

                   /s/ John D. Waters                       Vice President and Chief Financial
-----------------------------------------------------         Officer (Principal Financial and        November 9, 1998
                     John D. Waters                                 Accounting Officer)


                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                  W. Richard Blackwood

                                                                         Director                     __________, 1998
-----------------------------------------------------
                  William B. Campbell

                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                   Charles T. Cricks

                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                  Henry M. Ekker, Esq.

                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                    Thomas W. Hodge


                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                    James S. Lindsay

                                                                         Director                     __________, 1998
-----------------------------------------------------
                     Paul P. Lynch

                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                     Edward J. Mace

                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                     Robert S. Moss

                                                                         Director                     __________, 1998
-----------------------------------------------------
                    Richard C. Myers

                                                                         Director                     __________, 1998
-----------------------------------------------------
                    William A. Quinn

                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                    George A. Seeds

                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                   William J. Strimbu

                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                   Archie O. Wallace

                                                                         Director                     __________, 1998
-----------------------------------------------------
                    Joseph M. Walton

                                                                         Director                     __________, 1998
-----------------------------------------------------
                    James T. Weller

                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                  Eric J. Werner, Esq.

                            *                                            Director                     November 9, 1998
-----------------------------------------------------
                   Robert B. Wiley

                                                                         Director                     __________, 1998
-----------------------------------------------------
                    Donna C. Winner



* By: /s/ John D. Waters
     ----------------------------------------------
       John D. Waters, as Attorney-in-Fact,
       pursuant to Powers of Attorney filed as
       Exhibit 24.1 to this Registration Statement

                                 EXHIBIT INDEX



    EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
    -----------   ---------------------------------------------------------------
      2.1         Agreement and Plan of Merger, by and between F.N.B.
                  Corporation and Guaranty Bank & Trust Company, dated as of
                  August 20, 1998, as amended on October 15, 1998 (included as
                  Appendix A to the Proxy Statement-Prospectus)
      5.1         Opinion of Cohen & Grigsby, P.C.
      8.1         Opinion of Smith, Gambrell & Russell, LLP regarding tax matters
     23.1         Consent of Ernst & Young LLP
     23.2         Consent of Hill, Barth & King, Inc.
     23.3         Consent of PricewaterhouseCoopers LLP
     23.4         Consent of Hacker, Johnson, Cohen & Grieb, PA
     23.5         Consent of Bobbitt, Pittenger & Company, PA
     23.6         Consent of Cohen & Grigsby, P.C. (included in Exhibit 5.1)
     23.7         Consent of Smith, Gambrell & Russell, LLP (included in
                  Exhibit 8.1)
     23.8         Consent of Allen C. Ewing & Co.
     24.1         Powers of Attorney
     99.1         Form of Proxy for Special Meeting of Shareholders of Guaranty
     99.2         Opinion of Allen C. Ewing & Co. (included as Appendix C to the Proxy Statement-Prospectus)